Form 10-K, Exhibit 13
period 1995-06-30
C COR ELECTRONICS INC
filed 1995-09-28
CIK 350621

Selected Financial Data
(in thousands of dollars except per share data)

Fiscal Year Ended                                 1995          1994         1993          1992         1991
Income Statement data
Net Sales                                      $137,441       $75,046      $55,985       $52,171     $32,732
Net Income (Loss)                                 8,315         4,032        3,389         2,280      (3,452)
Net Income (Loss)
   Per Share (1)                                  0.84          0.43         0.37          0.25       (0.39)

Balance sheet data
(at period end)
Working Capital                                $ 24,442       $25,061      $22,072       $18,824     $15,574
Total Assets                                     87,661        49,493       37,316        33,915      30,237
Total Indebtedness                               22,623           501          588           930       2,788
Shareholders' Equity                             44,725        34,139       29,499        25,728      23,444
Return On Equity                                 21.1%         12.8%        12.3%         9.4%         -

(1) Adjusted to reflect a two-for-one stock split effective December 5, 1994.

Results of Operations

C-COR's net sales for the year ended June 30, 1995, were $137,441,000 worldwide. This is an 83% increase compared to fiscal year 1994's net sales of $75,046,000 and a 145% increase compared to fiscal year 1993's net sales of $55,985,000.

C-COR's traditional and new customers in the communications industry continue to position themselves to participate in an evolving and dynamic multimedia communications market, both domestically and internationally. Sales in the United States were $83,864,000 in fiscal year 1995. This is a 50% increase compared to fiscal year 1994's U.S. sales of $56,013,000 and a 99% increase compared to fiscal year 1993's U.S. sales of $42,132,000. This domestic sales growth for fiscal years 1995 and 1994 is a direct result of intense competition among cable television (CATV) operators and telephone companies to improve their communication networks, resulting in a demand for a variety of products. Legislation, pending in the U.S. Congress, seeks to deregulate domestic communications, bringing the benefits of competition to telephone and video services. As competition stimulates increases in service demand, both telephone and CATV operators will require upgraded network infrastructure, which could impact equipment suppliers such as C-COR favorably.

C-COR's international sales for fiscal year 1995 were $53,577,000. This is a 181% increase compared to fiscal year 1994's international sales of $19,033,000 and a 287% increase compared to fiscal year 1993's international sales of $13,853,000. The sales growth in the international marketplace for fiscal year 1995 is attributable to increased sales in Canada, as well as in Europe, Asia and Latin America, due to global expansion of communication networks. International sales increased 37% in fiscal year 1994 versus 1993 primarily due to increased sales activity in Canada.

In order to better position C-COR to meet the demands in both the domestic and international marketplaces, several significant steps were taken to increase capacity. First, C-COR completed construction of a new 90,000 square foot manufacturing and support services facility at its State College, Pennsylvania, headquarters. Secondly, in December 1994, the company opened another 60,000 square foot manufacturing facility in Reedsville, Pennsylvania. The increase in capacity as a result of expansion contributed heavily to C-COR's fourth quarter revenues of $50,172,000.

C-COR's gross margin percentage in fiscal year 1995 was 28%. This compares to 32% in fiscal year 1994 and 36% in fiscal year 1993. The reduction in gross margin percentage in fiscal year 1995 versus 1994 is attributable to several factors. C-COR expanded its manufacturing work force by 61% from the beginning until the end of fiscal year 1995, primarily due to hiring at the new Reedsville facility in the second half of fiscal year 1995. As a result, higher unfavorable manufacturing variances were experienced due to a decline in productivity as new employees were trained and processes were developed at the new plant. In addition, start-up costs related to opening the Reedsville facility impacted manufacturing overhead, and ultimately gross margins, in the second half of fiscal year 1995. The decrease in gross margin percentage in fiscal year 1994 versus fiscal year 1993 was primarily due to higher unfavorable manufacturing variances because of new product introduction efforts and a significant expansion of C-COR's manufacturing work force.

Selling and administrative expenses in fiscal year 1995 were $19,077,000, an increase of 43% over fiscal year 1994 and 73% over fiscal year 1993. The majority of the increase in fiscal year 1995 can be associated with the establishment and staffing of a new sales office in Denver, Colorado, in January, 1995. In addition, sales activities increased as a result of an expanding international marketplace, previously discussed, as well as increases in marketing costs resulting from new product introductions. C-COR's total headcount increased 55% over fiscal year 1994, resulting in increased payroll expenses, as well as human resource related expenses. Administrative expense also increased as C-COR prepares to update its corporate information system. The system is scheduled to be fully operational in the second quarter of fiscal year 1996.

Research and development expenses in fiscal year 1995 were $6,622,000, an increase of 53% over fiscal year 1994 and 99% over fiscal year 1993. The majority of the increase in fiscal year 1995 resulted from development costs in bringing new products to market in the fiber optic area, such as a 3.1 Gb/s digital fiber optic terminal and C-COR's own LinkNet AM fiber optic system. In addition, development expenses continued with C-COR's FlexNet series of RF amplifier products.

In summary, net sales worldwide were the highest in C-COR history at $137,441,000. C-COR significantly expanded its manufacturing capacity in fiscal year 1995 in order to address revenue growth opportunities in both its domestic and international markets. Management anticipates continued growth in fiscal year 1996. Pricing pressures are expected in the global marketplace as competition for new and expanded business opportunities are pursued. Management believes C-COR has positioned itself to compete with these pressures and has taken and will continue to take steps to improve productivity and efficiency in the total organization. To that end, C-COR has embarked on a new program called RapidCycle, with the goal of increasing efficiencies in the order fulfillment process.

Interest costs were $706,000 in fiscal year 1995 versus $26,000 and $36,000 in fiscal years 1994 and 1993, respectively. This increase in fiscal year 1995 is primarily a result of higher borrowings in the short term to finance the expansion in manufacturing capacity discussed earlier.

C-COR's balance sheet at June 30, 1995, versus June 24, 1994, reflects significant changes. Inventories increased 52% to $24,983,000 at the end of fiscal year 1995. Even with this increase, inventory turns for fiscal year 1995 increased over those for fiscal year 1994. Factors that contributed to the increase in inventory included the purchase of higher dollar value components required for C-COR's AM fiber optic product line as well as the overall increase in production volume in fiscal year 1995. In addition, an inventory investment was required for the start-up of C-COR's Reedsville, Pennsylvania, manufacturing facility. Accounts receivable increased 112% to $33,142,000 at the end of fiscal year 1995. The increase is a direct result of C-COR's fourth quarter revenues of $50,172,000.

Accounts payable and accrued liabilities increased at the end of fiscal year 1995. Accounts payable increased 17% as a direct result of inventory increases and higher purchases of capital equipment. Accrued liabilities increased 73%. This increase is attributable to various accruals related to salaries, vacation expense, warranty expense and profit incentive plan (PIP) expenses.

Liquidity & Capital Resources

Cash, cash equivalents and marketable securities as of June 30, 1995, totaled $1,938,000, a decrease of $3,151,000 during fiscal year 1995. C-COR's current ratio at June 30, 1995, decreased to 1.6 from 2.8 at the end of fiscal year 1994. The decrease is a result of C-COR's facility expansion efforts and capital equipment purchases during fiscal year 1995. Cash used to purchase property, plant and equipment was $15,371,000 in fiscal year 1995. C-COR maintains a line-of-credit under which it may borrow the lesser of $23,000,000 or a percentage of eligible accounts receivable. The company had outstanding borrowings of $20,451,000 at June 30, 1995. This line-of-credit was unused at June 24, 1994. The line-of-credit carried a weighted average interest rate of 7.648% at June 30, 1995 versus 6.1875% at June 24, 1994. Borrowings are collateralized by accounts receivable and inventories, and are subject to certain covenants. The line-of-credit agreement is committed through October 31, 1995. Approximately $6,451,000 in low interest mortgage funding is anticipated to be received in early fiscal year 1996 which will offset short-term borrowings. Funding of $1,952,000 will be through the Pennsylvania Industrial Development Authority (PIDA) at an interest rate of 2% and a maturity of fifteen years. This funding represents 40% of the cost of the new 90,000 square foot facility at C-COR's headquarters in State College, Pennsylvania. An additional funding commitment has been received through the Pennsylvania "Sunny Day Fund" which totals $4,499,000, also with an interest rate of 2%. This funding will be evidenced by two notes, one for $488,000 with maturity in fifteen years and the other for $4,011,000 with a maturity of up to seven years.

Net cash and cash equivalents used in operating activities, as reflected in the accompanying consolidated statements of cash flows, was $9,435,000 in fiscal year 1995 versus $718,000 in fiscal year 1994. In fiscal year 1993, cash and cash equivalents provided by operating activities was $7,108,000. The increase in cash used in operating activities in fiscal year 1995 is attributable to an increase in accounts receivable due to record-breaking fourth quarter revenues and increases in inventory levels. Management believes its internal and external sources of funds and working capital are adequate to meet the anticipated needs of the Company subject to requirements that additional growth or strategic development might dictate.

Inflation

Inflation was an insignificant factor in fiscal year 1995's results. There were no significant price increases during the three years prior to June 30, 1995.

Consolidated Balance Sheets
(in thousands of dollars except share data)


                                                                        June 30        June 24
                                                                         1995           1994
Assets
Current Assets
Cash and cash equivalents (Note A)                                      $ 1,545         $ 1,361
Marketable Securities (Notes A and B)                                       393           3,728
Accounts Receivable, less allowance of $657 in 1995;
  $348 in 1994 (Note M)                                                  33,142          15,640
Inventories (Note C)                                                     24,983          16,464
Deferred taxes (Note I)                                                   2,873           1,491
Other current assets                                                      1,210             563
Total Current Assets                                                     64,146          39,247

Property, Plant and Equipment, net (Notes D and G)                       22,129           8,249
Intangible Assets and Other Long-term Assets,
  net of Accumulated Amortization of $3,001 in 1995;
  $2,387 in 1994 (Notes A and E)                                          1,386           1,997
Total Assets                                                            $87,661         $49,493


Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable                                                        $ 9,286         $ 7,918
Accrued Liabilities (Note K)                                              8,959           5,181
Income taxes                                                                872           1,030
Line-of-Credit (Note F)                                                  20,451               0
Current portion of long-term debt (Note G)                                  136              57
Total Current Liabilities                                                39,704          14,186

Long-term debt, less curent portion (Note G)                              2,036             444
Deferred Taxes (Note I)                                                     828             405
Other Long-term Liabilities                                                 368             319

Shareholders' Equity (Notes A and H)
Preferred Stock, no par; authorized 2,000,000; issued, none
Common Stock, $.10 par, authorized shares 24,000,000 in 1995 and 8,000,000 in 1994; issued shares of 9,450,272 in 1995
  and 4,596,244 in 1994                                                     945             460
Additional paid-in capital                                               16,915          15,151
Retained earnings                                                        26,891          18,576
Translation adjustment                                                      (7)              (9)
Net unrealized loss on Marketable Securities                               (19)             (39)
Total Shareholders' Equity                                               44,725          34,139
Total Liabilities and Shareholders' Equity                              $87,661         $49,493

See notes to Consolidated Financial Statements

Consolidated Statements of Income
(in thousands except per share data)

Year Ended                                June 30        June 24         June 25
                                            1995           1994            1993
Net Sales                                $137,441        $ 75,046        $55,985

Cost and Expenses
Cost of Sales                              98,359          50,981         35,924
Selling and Administrative                 19,077          13,319         11,056
Research and Product Development            6,622           4,337          3,326
Interest                                      706              26             36
Other Expense, net (Note L)                   281             337            593
                                          125,045          69,000         50,935

Income before Income Taxes                 12,396           6,046          5,050
Income Taxes (Note I)
Current                                     5,054           2,223          1,740
Deferred                                    (973)            (209)           (79)
                                            4,081           2,014          1,661

Net Income                               $  8,315        $  4,032        $ 3,389

Net Income Per Share (Note A)            $   0.84        $   0.43        $  0.37
Weighted Average Common Shares
  and Common Share Equivalents              9,859          9,354          9,184

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(in thousands of dollars)


Year Ended                                                            June 30      June 24      June 25
                                                                      1995         1994         1993
Operating Activities
Net Income                                                            $  8,315     $ 4,032      $ 3,389
Adjustments to reconcile net income to net cash
and cash equivalents (used in) provided by operating activities
Depreciation and amortization                                            3,921       2,347        1,949
Provision for doubtful accounts                                            309          72           83
Provision for deferred retirement salary plan                               49         (85)          85
Tax benefit deriving from stock option exercise and sale activity          898         156           90
Issue common stock to retirement plan                                        0          65           71
Issue common stock to employee stock purchase plan                          67          41            9
Loss (gain) on sale of marketable securities                                68          12           (1)
Loss (gain) on sale of property, plant and equipment                        13         (36)           0
Changes in operating assets and liabilities:
Accounts receivable                                                    (17,811)     (7,353)       3,253
Inventories                                                             (8,519)     (7,018)      (1,655)
Other assets                                                              (647)       (210)         (85)
Accounts payable                                                         1,253       5,453          233
Accrued liabilities                                                      3,780       1,577         (781)
Income taxes payable                                                      (158)        339          588
Deferred income taxes                                                     (973)       (110)        (120)
Net cash and cash equivalents (used in) provided by operating
 activities                                                             (9,435)       (718)       7,108

Investing Activities
Purchase of property, plant and equipment                              (15,371)     (4,106)      (1,922)
Purchase of marketable securities                                            0      (2,588)      (4,054)
Proceeds from sale of marketable securities                              3,184       1,725          937
Proceeds from maturity of marketable securities                            115         178            0
Proceeds from sale of property, plant and equipment                         12          11           12
Net cash and cash equivalents used in investing activities             (12,060)     (4,780)      (5,027)

Financing Activites
Payment of debt and capital lease obligations                              (56)        (87)        (342)
Proceeds from line-of-credit                                            58,707       1,300            0
Payment of line-of-credit                                              (38,256)     (1,300)           0
Proceeds from exercise of stock options                                  1,284         388          185
Net cash and cash equivalents provided by (used in) financing
 activities                                                             21,679         301         (157)

Increase (decrease) in cash and cash equivalents                           184      (5,197)       1,924

Cash and equivalents at beginning of year                                1,361       6,558        4,634

Cash and cash equivalents at end of year                              $  1,545     $ 1,361      $ 6,558

See notes to consolidated financial statements

Consolidated Statement of Shareholders' Equity
(in thousands of dollars)

                                                                                                   Net Unrealized
                                                              Additional                           Gain (Loss) on
                                                   Common      Paid-in    Retained   Translation     Marketable
                                                    Stock      Capital    Earnings    Adjusment      Securities

Balance, June 26, 1992                              $452     $14,153    $11,155         $(32)            $   0
Net Income                                                                3,389
Exercise of stock options                              3         273
Issue shares to retirement plan                                   70
Issue shares to employee stock purchase plan                       9
Foreign currency translation adjustment                                                    27

Balance, June 25, 1993                               455      14,505     14,544           (5)                0
Net Income                                                                4,032
Exercise of stock options                              4         540
Issue shares to retirement plan                        1          65
Issue shares to employee stock purchase plan                      41
Foreign currency translation adjustment                                                   (4)
Net unrealized loss on marketable securities                                                              (39)

Balance, June 24, 1994                               460      15,151     18,576           (9)             (39)
Net Income                                                                8,315
Exercise of stock options                             19       2,163
Issue shares to employee stock purchase plan                      67
Two-for-one stock split                              466        (466)
Foreign currency translation adjustment                                                     2
Net unrealized loss on marketable securities                                                                20

Balance, June 30, 1995                              $945     $16,915     26,891         $ (7)            $(19)

See notes to consolidated financial statements

Notes to Consolidated Financial Statments
June 30, 1995 and June 24, 1994
(in thousands of dollars except share and per share data)

The Company designs and manufactures high-quality electronic equipment used in a variety of communication networks worldwide. Principal customers include cable television operators, telephone companies, major broadcast markets and installers of broadband communication networks.

A.Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its foreign and domestic subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reporting Periods: Management has adopted a fiscal year which ends on the last Friday in June. For the reporting periods presented herein, the years ended on June 30, 1995, June 24, 1994 and June 23, 1993. These years contained 53, 52 and 52 weeks, respectively.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant, and Equipment: Property, plant, and equipment, which includes leased property under capital leases, is stated at cost. Depreciation or amortization is calculated using the straight-line method over the estimated useful lives of the assets.

Intangible Assets: Intangible assets include goodwill arising from excess purchase price paid over the fair value of the net assets acquired with the purchase of COMLUX and DataCable B.V., and a covenant not-to-compete. These intangibles are being amortized using straight-line amortization over periods of 5 to 12 years.

Income Taxes: The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109) on June 26, 1993. The cumulative effect of this change in accounting principle was not material to the financial position of the Company. Thus, the cumulative effect was not portrayed separately in the consolidated statement of income for the fiscal year ended June 24, 1994. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Shareholders' Equity: In fiscal year 1995, a two-for-one stock split was approved by the Company's Board of Directors. The additional shares were distributed on December 5, 1994 to shareholders of record at the close of business on November 4, 1994 on the basis of one additional share for each share held. Par value of $466 for the additional shares issued was transferred from Additional Paid-in Capital to Common Stock. All prior year per share and weighted average share disclosures have been restated to reflect the two-for-one stock split. The par value of Common Stock remained the same at $.10 (ten cents) per share. Also, during fiscal year 1995, the shareholders of the Company approved a proposal to amend the Amended and Restated Articles of Incorporation to increase the number of shares of common stock authorized from 8,000,000 to 24,000,000.

Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents are reflected at the lower of cost or market.

Marketable Securities: Marketable securities at June 30, 1995 consist of municipal bonds and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115) at June 24, 1994. Under Statement 115, the Company classifies all of its marketable securities as available-for-sale and records them at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

B. Marketable Securities

The Company adopted Statement 115 at June 24, 1994. The impact of this change in accounting principle resulted in a net decrease in marketable securities of $65 and a net decrease in shareholders' equity of $39 at June 24, 1994, representing the after-tax impact. Marketable securities as of June 30, 1995 and June 24, 1994 consisted of the following:

June 30, 1995
                                   Gross       Gross
                                   Unrealized  Unrealized
                       Amortized   Holding     Holding     Fair
                       Cost        Gains       Losses      Value
Available-for-sale:
 Municipal bonds       $  422       $ 0          $(30)       $  392
 Equity securities          2         0            (1)            1
                       $  424       $ 0          $(31)       $  393


June 24, 1994
Available-for-sale:
 Municipal bonds       $3,540       $10          $(48)       $3,502
 Equity securities        253         0           (27)          226
                       $3,793       $10          $(75)       $3,728

Maturities of investment securities classified as available-for-sale at June 30, 1995 were as follows:

                                 Amortized     Fair
                                 Cost          Value
Available-for-sale:
 Due after one year
 through five years              $422         $392
 Equity securities                  2            1
                                 $424         $393

C.  Inventories
                                June 30       June 24
                                   1995          1994
Finished goods                  $ 4,751        $ 4,241
Work-in-process                   3,826          4,157
Raw materials                    16,406          8,066
                                $24,983        $16,464

D. Property, Plant, and Equipment

                                  June 30        June 24
                                  1995           1994
Land                             $   417         $   375
Building and improvements
 under capital lease               1,727               0
Building                           7,410           2,117
Machinery and equipment
 under capital lease                 137             552
Machinery and equipment           25,580          15,645
Leasehold improvements               665             581
                                  35,936          19,270
Less accumulated depreciation
 and amortization                 13,807          11,021
                                 $22,129         $ 8,249


E. Intangible Assets
                                  June 30        June 24
                                  1995           1994
Cost of intangibles:
 Covenant not-to-compete          $2,000         $2,000
 Goodwill - COMLUX                 1,752          1,752
 Goodwill - DataCable B.V.           224            224
                                   3,976          3,976
Less accumulated amortization:
 Covenant not-to-compete           2,000          1,600
 Goodwill - COMLUX                   844            675
 Goodwill - DataCable B.V.           157            112
                                   3,001          2,387
Net Book Value                    $  975         $1,589


F. Line-of-credit

At June 30, 1995, the Company had short-term borrowings of $20,451 under a revolving line-of-credit as a result of expansion of production operations and facilities. On this line-of-credit, the Company may borrow the lesser of $23,000 or a percent of eligible accounts receivable. The borrowings bear interest at variable rates generally equal to the London Interbank Offered Rate (LIBOR) plus 1.35%. The weighted average interest rate equaled 7.648% at June 30, 1995 and 6.1875% at June 24, 1994. Interest is payable in 30 and 90 days as billed. The line-of-credit agreement is committed through October 31, 1995. Borrowings are collateralized by accounts receivable and inventories, and are subject to certain covenants. This line-of-credit was unused at June 24, 1994.

G. Long-term Debt

                             June 30       June 24
                             1995          1994
Mortgage payable             $  402          $434
Capital lease obligations     1,770            67
                              2,172           501
Less current portion            136            57
                             $2,036          $444

Mortgage Payable: The Company obtained mortgage funding through the Pennsylvania Industrial Development Authority (PIDA) of $539 for construction of the Tipton, Pennsylvania, manufacturing facility. The PIDA mortgage has an interest rate of 3% and requires monthly principal and interest payments of $4 through January 1, 2006. Assets totaling $1,475 secure the mortgage. The mortgage balance at June 30, 1995 was $402.

The Company has obtained a commitment for mortgage funding through the Pennsylvania Industrial Development Authority (PIDA) for 40% of the cost of building expansion at its manufacturing facility in State College, Pennsylvania, up to $1,952. The PIDA mortgage will have an interest rate of 2%, which is contingent upon meeting certain job creation commitments. The funds will be made available at the completion of the project. Monthly payments of principal and interest will be required through the year 2010 (fifteen years). A commitment for additional funding for the expansion and renovation of the State College facility has been obtained from the Pennsylvania "Sunny Day Fund." This funding commitment totals $4,499 at an interest rate of 2%. This interest rate is also contingent upon meeting certain job creation commitments. This funding will be evidenced by two notes, the first of which is for $488 maturing in approximately 15 years and the other for $4,011 which will mature within a term equal to the lesser of 7 years or 80% of the useful life of newly purchased equipment. The Company expects that these funds will be made available in early fiscal year 1996.

Capital Lease Obligations: The Company has entered into a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for a building and improvements located in Reedsville, Pennsylvania, as part of an expansion of its manufacturing facilities. The Company is the guarantor of several mortgage commitments by the MCIDC for financing the $1,727 cost of the project. The lease calls for monthly payments of $14 equal to the monthly principal and interest of the various mortgage commitments to the MCIDC. The term of the lease is for 15 years with an option to purchase the leased premises at any time during the lease term for the outstanding balance of the mortgage commitments plus closing costs. The mortgage commitments carry a weighted average interest rate of 4.7%. For financial accounting purposes, the lease is accounted for as a capital lease and, accordingly, an asset and liability has been recorded. This was a non-cash investing and financing transaction.

Long-term  debt at June 30, 1995 has scheduled maturities  as  follows:
Fiscal  year ending
1996          $  136
1997             141
1998             131
1999             136
2000             142
Thereafter     1,486
              $2,172

Total interest paid on line-of-credit (described in Note F) and long-term debt was $608, $25, and $36 during fiscal years 1995, 1994, and 1993, respectively.

Operating Leases: The Company leases real property and other equipment under operating leases. Certain leases are renewable and provide for the payment of real estate taxes and other occupancy expenses. The future minimum lease payments for noncancelable leases with remaining lease terms in excess of one year are as follows:

Fiscal year ending
1996       $  654
1997          591
1998          506
1999          203
2000            8
           $1,962

Rent expense was $980, $710, and $538 for fiscal years ended 1995, 1994, and 1993, respectively.


H. Stock Options

The Company's stock option plans provide for the grant of options to key employees with an exercise price per share of at least the fair market value of such shares on the date prior to grant, and to directors with an exercise price equal to the fair market value on the date of grant. Options granted to certain employees are exercisable in cumulative annual installments of 20% per year beginning one year after the date of grant. Options granted to non-employee directors are exercisable one year after grant. Certain options held by the Chairman are exercisable immediately. All shares and exercise prices have been adjusted for the two-for-one stock split effective December 5, 1994.

Option information for the three years ended June 30, 1995 is as follows:

                                              Shares
OPTIONS OUTSTANDING
AT JUNE 26, 1992                                619,950
Options granted during the year:
      $5.875 to $8.375 per share                220,650
Options exercised during the year:
      $1.375 to $7.25 per share               (  54,900)
Options terminated during the year:
      $3.0625 to $7.0625 per share            (  78,380)
OPTIONS OUTSTANDING
AT JUNE 25, 1993                                707,320
Options granted during the year:
      $6.00 to $11.625 per share                365,240
Options exercised during the year:
      $1.375 to $7.375 per share              (  76,840)
Options terminated during the year:
      $3.0625 to $9.25 per share              (  81,590)
OPTIONS OUTSTANDING
AT JUNE 24, 1994                                914,130
Options granted during the year:
      $11.6875 to $34.50 per share              198,594
Options exercised during the year:
      $1.375 to $11.6875 per share             (254,640)
Options terminated during the year:
      $3.0625 to $26.375 per share             (105,924)

OPTIONS  OUTSTANDING AT JUNE 30, 1995           752,160

(prices  ranging  from  $2.75  to  $34.50  per  share)

Total  options exercisable at June 30, 1995 were 301,566.

I. Income Taxes

Income tax expense consists of the following components:

Year Ended                   June 30      June 24      June 25
                             1995         1994         1993
Current:
Federal                      $3,692       $1,916       $1,397
State                           787          316          167
Foreign                         575           (9)         176
                              5,054        2,223        1,740
Deferred:
Federal                        (807)        (182)         (76)
State                          (166)         (27)          (3)
                               (973)        (209)         (79)
                             $4,081       $2,014       $1,661

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1995 and June 24, 1994 are presented below:

                                            June 30        June 24
                                            1995           1994
Gross deferred tax assets:
Accounts receivable, due to
 allowance for doubtful accounts            $  208         $  119
Inventories, due to additional costs
 inventoried for tax purposes pursuant
 to the Tax Reform Act of 1986                 724            537
Inventories due to accrual for obsolescence    484            200
Vacation expense accrual for
 accounting purposes                           415            295
Workers' compensation expense accrual for
 accounting purposes                           221              0
Warranty expense accrual for
 accounting purposes                           695            231
Employee benefit plan accrual
 for accounting purposes                       147            128
Other                                          126            109
Total gross deferred tax assets              3,020          1,619
Less valuation allowance                         0              0
Net total deferred tax assets                3,020          1,619
Gross deferred tax liabilities:
Plant and equipment principally due to
 differences in depreciation                  (975)          (533)
Total gross deferred tax liabilities          (975)          (533)
Net deferred tax assets                     $2,045         $1,086

Reflected on attached consolidated
 balance sheets as:
Current deferred asset                      $2,873         $1,491
Non-current deferred liability, net           (828)          (405)
Net deferred tax asset                      $2,045         $1,086

A valuation allowance is required under Statement 109 to reduce the potential deferred tax asset when it is more likely than not that all or some portion of the potential deferred tax asset will not be realized due to the lack of sufficient taxable income. Based on the weight of all available evidence, the Company concludes that a valuation allowance is not needed.

The components of deferred income tax expense (benefit) resulting from timing differences in the recognition of income and expense for income tax and financial reporting purposes, pursuant to the deferred method under APB Opinion 11, were as follows at June 25, 1993:

Inventory  costs                              $ 12
State income taxes, net of federal benefit      (2)
Accrued liabilities                            (86)
Other, net                                      (3)
                                              $(79)

A reconciliation of the effective income tax rate with the statutory federal income tax rate is as follows:

Year Ended                         June 30      June 24      June 25
                                   1995         1994         1993
Statutory rate                    35.0 %       34.0 %       34.0 %
State income taxes,
 net of federal tax                3.3          4.8          2.1
Tax effect of foreign
 income and losses                 1.9            0            0
Tax effect of
 foreign sales
 corporation                      (2.7)         (3.2)        (2.0)
Other                             (4.6)         (2.3)        (1.2)
                                  32.9 %        33.3 %       32.9 %

Cash paid for income taxes was $3,652 in 1995, $1,468 in 1994, and $1,233 in 1993.


J. Retirement Plans

The Company has a retirement savings and profit sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. Participation is available to all employees meeting minimum service and age requirements.

The Company also has a deferred retirement salary plan which is limited to certain officers. Total expenses for these plans were $808, $321, and $444 for fiscal years ended 1995, 1994, and 1993, respectively.

K. Accrued Liabilities

Year Ended                           June 30       June 24
                                     1995          1994
Accrued incentive plan expense       $2,416        $1,127
Accrued vacation expense              1,295           928
Accrued salary expense                  819           930
Accrued warranty expense              1,754           602
Accrued other                         2,675         1,594
                                     $8,959        $5,181

L. Other Expense and (Income)

Year Ended                         June 30      June 24      June 25
                                   1995         1994         1993
Investment income                  $(126)       $(352)       $(360)
Loss (gain) on
 sale/write-down of investments       68           99           (1)
(Gain) loss on foreign
 currency transactions              (158)          63          360
Amortization of intangibles          614          614          614
Loan acquisition costs                17           12            0
Other, net                          (134)         (99)         (20)
                                   $ 281        $ 337        $ 593


M. Concentration of Credit Risk

The Company's customers are primarily in the cable television (CATV) industry. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. June 30, 1995 and June 24, 1994 accounts receivable from customers in the CATV industry were approximately $29,279 and $14,185, respectively. Receivables are generally due within 30 days. Credit losses are provided for in the consolidated financial statements and have consistently been within management's expectations.

Sales to two customers were $29 million (21%) and $26 million (19%), respectively, in fiscal year 1995. Sales to two customers were $19 million (25%) and $13 million (17%), respectively, in fiscal year 1994. Sales to one customer were $6.1 million (11%) in fiscal year 1993.

N. Quarterly Results of Operations (Unaudited)

The following is a summary of quarterly results of operations for the 1995 and 1994 fiscal years:

1995                    First     Second     Third     Fourth
                        Quarter   Quarter    Quarter   Quarter
Net sales               $27,554   $29,730    $29,985   $50,172 (2)
Gross profit              8,685     8,865      7,526    14,006
Net income                2,195     1,945        686     3,489
Net income
 per share(1)           $  0.23   $  0.20    $  0.07   $  0.35

1994                    First     Second     Third     Fourth
                        Quarter   Quarter    Quarter   Quarter

Net Sales               $15,719   $15,600    $17,828   $25,899
Gross profit              5,477     5,572      5,294     7,722
Net income                1,136     1,008        472     1,416
Net income
 per share(1)           $  0.12   $  0.11    $  0.05   $  0.15

(1) Adjusted to reflect a two-for-one stock split effective December 5, 1994.

(2) The sales increase in quarter four is attributable, in part, to increased demand for the Company's FlexNet series of 750 MHz amplifiers and strong sales internationally.

Segment Information

The Company and subsidiaries operate in one industry segment, but in various geographic areas as indicated by the following:

Year ended June 30, 1995

Sales to unaffiliated customers              U.S.          Canada      Europe       Eliminations    Consolidated
Domestic                                     $ 83,864      $ 6,867     $ 8,504      $      0        $ 99,235
Export                                         38,206            0           0             0          38,206
Transfers between geographic areas             10,108            0           0       (10,108)              0
Total Revenue                                $132,178      $ 6,867     $ 8,504      $(10,108)       $137,441
Pretax income                                $  9,719      $ 1,555     $ 1,122      $      0        $ 12,396
Identifiable assets at June 30, 1995         $ 79,129      $ 3,213     $ 5,319      $      0        $ 87,661

Year ended June 24, 1994

Domestic                                     $ 56,013      $ 3,853     $ 2,193      $      0        $ 62,059
Export                                         12,987            0           0             0          12,987
Transfers between geographic areas              3,321            0           0        (3,321)               0
Total Revenue                                  72,321        3,853       2,193         3,321          75,046
Pretax income                                   5,057        1,249        (260)            0           6,046
Identifiable assets at June 24, 1995           46,009        1,659       1,825             0          49,493

Year ended June 25, 1993

Domestic                                     $ 42,132      $ 2,081     $ 4,460      $       0       $ 48,673
Export                                          7,312            0           0              0          7,312
Transfers between geographic areas              3,200            0           0         (3,200)             0
Total Revenue                                $ 52,644      $ 2,081     $ 4,460      $  (3,200)        55,985
Pretax income                                $  3,425      $   578     $ 1,047      $       0          5,050
Identifiable assets at June 25, 1995         $ 33,463      $   839     $ 3,014      $       0       $ 37,316

Most transfers between geogrpahic areas are made at the cost of producing the items plus a profit margin. Identifiable assets are those assets identified with the operations in each geographic area.

Stock Listing

The Common Stock of C-COR Electronics, Inc., traded in the Nasdaq National Market, was first offered to the public in February 1981. The Nasdaq symbol is CCBL. The range of high and low price information as reported by Nasdaq follows:

Quarter Ending                High Price    Low Price
September 30, 1993            8 7/8         5 3/4
December 31, 1993             9 3/4         8 1/8
March 31, 1994                9 7/8         7 5/16
June 30, 1994                12 3/8         7 1/8
September 30, 1994           19 5/8        11 1/2
December 31, 1994            36            20 1/2
March 31, 1995               31 3/8        18 3/4
June 30, 1995                28            17 1/2

High and low prices have been adjusted to reflect a two-for-one stock split on December 5, 1994. C-COR Electronics, Inc. has never paid a dividend. As of June 30, 1995, there were 624 shareholders of record of Common Stock.

General Counsel
McQuaide, Blasko, Schwartz,
Fleming & Faulkner, Inc.
State College, Pennsylvania

SEC Counsel
Ballard Spahr Andrews & Ingersoll
Philadelphia, Pennsylvania

Independent Auditors
KPMG Peat Marwick LLP
State College, Pennsylvania

Transfer Agent and Registrar
American Stock Transfer Company
New York, New York

Form 10-K
A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to any shareholder upon written request. We encourage shareholders whose stock is held by brokers or banks to call the Investor Relations office at the Company's headquarters (Telephone: 814-231-4402) to have their names placed on the financial mailing list, enabling them to receive interim reports.