Form 10-K, Exhibit 13
period 1997-06-27
C COR ELECTRONICS INC
filed 1997-09-25
CIK 350621

1997 ANNUAL REPORT
C-COR ELECTRONICS, INC.
Our Legacy, Our Future

There are opportune times during the life of every business when it is essential to stop and reflect on where you've been so that you can better focus on and prepare for where you're going. At C-COR, a challenging, transitional year provided the ideal opportunity for such self-examination. After all, it's been nearly 45 years since C-COR launched into the communications industry. We've recognized this as the appropriate time to reflect on and assess our role within a rapidly changing global marketplace.

In tracking our evolution, we've rediscovered a number of strengths for which C-COR is known. Strengths that reflect the heart and soul of our business. Strengths that provide a solid foundation from which we operate today and on which to build our future.

First and foremost, we are broadly recognized for providing a full line of robust, high quality network components for two-way HFC (hybrid fiber coax) [pg 6]. Used in a variety of communications networks worldwide, these products have helped earn us the trust and confidence of customers around the globe--customers like TCA Cable [pg 7], who rely on us for solutions that often define the industry standard.

As you'll see in the story of our ten-year relationship with Rogers Cablesystems in Canada, we have historically placed great value on developing strong customer relationships [pages 8 & 9]. We have excelled at understanding and addressing our customers' specific needs. And it's why we count everyone from cable television operators and telephone companies, to major broadband communication network installers, among our list of satisfied customers.

An industry leader in the distribution portion of the network [page 12], C-COR has established itself as an innovator of next-generation equipment and systems. In fact, our strategic alliance with one of today's leading-edge cable modem suppliers and the inclusion of C-COR components in active, two-way signal transmission, point to our respected role within the industry.

Finally, factors such as our size, key process improvements and a strong balance sheet enable C-COR to remain flexible and agile enough to embrace and remain poised for change [pg 14].

As you can see, our legacy is impressive. And while it's been a challenging year, reinvesting our energy and focus on each of these strengths gives us every reason to believe that C-COR is well-positioned to move into the new century. It's a future we can all look forward to.

C-COR conducts its sales efforts from headquarters in State College, PA, through regional offices in the U.S., Canada, Hong Kong, and the Netherlands, as well as through numerous distributors worldwide. Keep up with C-COR through our web site: http://www.c-cor.com.

Selected Financial Data
(in thousands of dollars except per share data)

Fiscal Year Ended                                  1997         1996          1995         1994         1993
----------------------------------------------------------------------------------------------------------------
Statement of operations(1):
Net Sales                                          $131,941     $139,539      $121,269     $ 60,207     $ 47,114

Income from Continuing Operations                     4,257        9,014         8,528        3,177        3,052
Income (Loss) from Discontinued
  Operations                                         (6,605)      (3,095)         (213)         855          337
Loss from Disposal of Discontinued
  Operations                                         (3,830)           -             -            -            -
Net Income (Loss)                                    (6,178)       5,919         8,315        4,032        3,389

Net Income (Loss) Per Share
  Continuing Operations                            $   0.45     $   0.91      $   0.86     $   0.34     $   0.33
  Discontinued Operations                             (0.70)       (0.31)        (0.02)        0.09         0.04
  Disposal of Discontinued Operations                 (0.40)           -             -            -            -
Net Income (Loss) Per Share(2)                        (0.65)        0.60          0.84         0.43         0.37

Balance sheet data (at period end)(1):
Working Capital                                    $ 22,745     $ 35,452      $ 24,442     $ 25,061     $ 22,072
Total Assets                                         71,119       77,278        85,868       47,499       36,614
Total Indebtedness                                   10,667        9,177        22,623          501          588
Shareholders' Equity                                 41,678       53,317        44,725       34,139       29,499

(1)Certain amounts have been reclassified for comparability with fiscal year 1997 presentation.
(2)Adjusted to reflect a two-for-one stock split effective December 5, 1994.

NET SALES
IN THOUSANDS OF DOLLARS

1993                      47,114
1994                      60,207
1995                     121,269
1996                     139,539
1997                     131,941

INCOME FROM CONTINUING OPERATIONS
IN THOUSANDS OF DOLLARS

1993                     3,052
1994                     3,177
1995                     8,528
1996                     9,014
1997                     4,257

NET INCOME PER SHARE FROM CONTINUING OPERATIONS (1)
IN DOLLARS

1993                     0.33
1994                     0.34
1995                     0.86
1996                     0.91
1997                     0.45

(1) Adjusted to reflect a two-for-one stock split effective December 5, 1994.

Some of the information presented in this report constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; new product development activities; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products, and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.

ROBUST, HIGH QUALITY NETWORK COMPONENTS FOR TWO-WAY HFC

TABLE OF CONTENTS
Corporate Profile /
Selected Financial Data                   Inside Cover
Shareholders' Letter                       3
Our Legacy, Our Future
     Robust Products                       6
     Customer Relationships                8
     Industry Leader                      12
     Flexible and Agile                   14
Management's Discussion and
  Analysis                                17
Consolidated Balance Sheets               21
Consolidated Statements of
  Operations                              22
Consolidated Statements of
  Cash Flows                              23
Consolidated Statements of
  Shareholders' Equity                    24
Notes to Consolidated Financial
  Statements                              25
Reports                                   34
Directors & Officers                      35
Corporate Data                            36
Mission Statement                         37

STRONG CUSTOMER RELATIONSHIPS
INDUSTRY LEADER
FLEXIBLE AND AGILE

Dear C-COR Shareholders:

As we reflect on the fiscal year just ended, we are reminded that with change comes challenge, and that growth is often preceded by periods of great transition. This year alone, the global communications marketplace has been marked by significant changes, with major consolidation taking place in both the network operator and vendor segments. Shifts in government regulation worldwide have opened many new markets, bringing with them new ways of doing business. Technological progress has continued to challenge businesses striving to provide the advanced, highly reliable products and services required for today's sophisticated networks. Even end-users of communications services have effected change as the interest for video and voice on the networks has been joined by the demand for high-speed data (Internet, private intranets and other online services). In response to these many changes, C-COR has been faced with making major decisions about the company's structure, product development priorities, and ways to build value for our shareholders, customers and employees.

For fiscal year 1997, C-COR reported a net loss of ($6,178,000) or ($0.65) per share versus net income of $5,919,000 or $0.60 per share for fiscal year 1996. The primary factor contributing to the loss was our decision to discontinue the digital fiber optic business located in Fremont, California. (Reference Management's Discussion on page 17 for details.) The business segment discontinuation was booked in the fourth quarter of fiscal year 1997 and generated a loss for both the fourth quarter and the fiscal year. Revenues in fiscal year 1997 from continuing operations were down about 5% from the previous year, due primarily to a significant decrease in revenues from the international market. Revenues from domestic customers increased 26% in fiscal year 1997. Profitability in fiscal year 1997 was adversely impacted by product and customer mix, pricing pressures (especially in the domestic market), and excess manufacturing capacity. As a result, we put into place an aggressive plan to improve financial results. This plan involved implementing cost-cutting and restructuring initiatives such as work force adjustments, cutbacks in numerous operating budgets, an increased focus on vendor-managed material programs, the transfer of the manufacture of RF power supply assemblies to Mexico, and realignment and reorganization of our sales and service organizations. Another factor influencing fiscal 1997 results was a tax benefit in the third quarter from a reassessment of foreign sales transactions, which added $0.06 in earnings per share in that quarter.

In December 1996, we announced the launch of a stock repurchase program based on our belief that our common stock was attractively priced, and that the repurchase would represent a favorable opportunity for C-COR. The repurchase of 500,000 shares was completed in May 1997.

We have seen improvement in ordering during the year, resulting in a book-to-bill ratio from continuing operations of 1.08 for the year versus 0.79 at the end of fiscal year 1996. Consequently, the backlog from continuing operations at the end of fiscal year 1997 was up 43% from the end of the previous year. We are encouraged by the revenue growth in the fourth quarter, along with improvements in gross margins and productivity, resulting primarily from implementation of restructuring and cost-reduction initiatives taken during the year.

Although orders from the domestic market were slow to start this past fiscal year, we are encouraged by trends that developed as the year progressed. The demand to provide expanded bandwidth for high-speed data can be characterized as the strongest driver. In the third quarter, we began to see improvement as system operators firmed up budgets and capital spending plans. Additionally, multiple system operators responded to the demand for improved financial performance and enhanced customer service.

In the global marketplace, we have seen order trends improve in all sectors, including Europe, Latin America, Asia and Canada. During the last quarter of the fiscal year, international orders rebounded, increasing that component of the backlog to 28% of the total at year-end.

In spite of the many challenges we faced during this transitional year, we are pleased to report a number of positive events and trends. Early in the year, we were chosen as Pennsylvania's 1996 Governor's Export Excellence Award recipient, followed shortly thereafter by placing sixty-eighth on Fortune magazine's Top 100 list of America's Fastest Growing Companies. Progress continues with the implementation of two RapidCycle(R) process improvement programs. Using the Order Fulfillment methods, we are consistently reaching our goals of reduced cycle time and improved first pass yield, which signals improved productivity and quality. Additionally, the RapidCycle(R) Product Development program has been fully implemented, and we are poised to apply these newly-acquired skills to create a whole new platform of AM fiber optic products designed to meet the need for flexibility in today's global networks.

During the past fiscal year, we bolstered our line of FlexNet(R) amplifiers by adding the 900 Series, which has gained significant recognition in the marketplace for its superior reverse path performance and high power-passing capability. These wideband products offer improved performance for network operators planning to deploy two-way services such as digital and high-speed data. To accompany the FlexNet(R) Series of amplifiers in an HFC (hybrid fiber coax) network, C-COR began offering FlexNode(TM), a reliable, cost-effective AM fiber optic node solution for expanded bandwidth, high power-passing networks. We are also pleased to report deliveries of our popular I-Flex(TM) products to Hungary, the Netherlands, Norway, Poland, Russia, Spain, Turkey and the United Kingdom.

Managed network solutions are key to meeting current and future needs in advanced communications networks. To address this need, C-COR has launched an aggressive program to develop next-generation network management systems, including software and hardware designed to meet the operators' requirements for the highest degree of reliability and predictability in their network. We expect availability of this new product during calendar year 1998.

We now shift our focus to our objectives for the coming year, as well as plans for the more distant future. In the short term, our product goals include diversification of our HFC offerings and expansion into non-HFC product lines. The new optical node and bridger amplifier product platform, along with network management enhancements, are two examples of how we are working to do so. Our announcement in the second quarter of 1997 of a strategic alliance with Bay Networks' LANcity Cable Modem Division (now Broadband Technologies Division) provides further evidence of the move to an expanded product offering. Both companies have agreed to work together to ensure interoperability of equipment and quality delivery of high-speed data over HFC networks.

Cost reduction is ongoing, with initiatives being implemented to reduce materials, labor and overhead costs in manufacturing. We are pleased to report the successful completion of the opening of our production facility in Mexico, with the first products being shipped in August 1997. We are investigating other methods for reducing labor and overhead costs.

Looking out just a few years, we see the much publicized new millennium, from which we expect continued challenges and opportunities. We plan to expand our non-RF product offerings and add revenues from non-HFC products and services. Improvement of gross margins is a priority. The international market segment of the business is being targeted for expansion as we identify new opportunities in Asia, Europe, Latin America and North America.

In closing, we recognize that in fiscal year 1997, we have faced a number of challenging situations. Our ability to successfully navigate these uncertain times is reflected in this report's theme, "Our Legacy, Our Future." As we look ahead, we are encouraged by the fact that the very issues that demanded our attention are helping us to build a stronger organization. We sincerely appreciate those who have continued to support us, and offer our optimism that the future looks brighter as C-COR enters the new year with a solid plan to reach or exceed our ambitious goals and objectives.

Sincerely,
Richard E. Perry
Chairman of the Board
Scott C. Chandler
President and
Chief Executive Officer
August 19, 1997

Our Legacy ... Robust Network Components for Two-Way HFC


For nearly 45 years, C-COR has offered the resources and support our customers need to plan, design, build and maintain complex communications networks. In doing so, we've created a niche as a developer and supplier of robust, high quality network distribution products for two-way hybrid fiber coax (HFC).

More than simply keeping pace with customer demand, we have anticipated industry changes and responded to them swiftly. Most recently, C-COR was the first to offer 15 ampere current passing, reflecting our commitment to products that meet the latest powering requirements.

We also had the foresight to create fiber and coax products that were two-way capable-- even before the need for an expanded return path became evident. Traditionally, signals flow through the cable network to the end-user in the forward path, with only a small portion dedicated to the return path. Today, the Internet, telephony and advanced digital services have brought the need for an active two-way architecture to the forefront. C-COR leads with products that are already capable of being installed and operated this way.

The family of products on which our legacy is built includes:

FlexNet(R) 900, 800 & 700 Series RF Amplifiers that boost the signal, delivering high quality performance to homes and businesses. With 750 MHz and 862 MHz bandwidth options, FlexNet(R) is ideal for HFC architectures requiring a combination of analog and digital channels.

FlexNode(TM) AM Fiber Optic Node is a 6-port node/receiver that converts fiber signals to RF signals that can be sent over the coax portion of the network to homes and businesses. 862 MHz and 750 MHz options handle higher capacity while maintaining superior quality.

AM Fiber Optics are used in aerial and underground fiber optic applications where signals in an HFC network are transmitted from the headend to the node. This application is ideal for C-COR's headend and strand mounted equipment, including forward and return path transmitters, forward and return path receivers, and power supplies, all housed in C-COR's sturdy mainframe racks.

I-Flex(TM) Amplifiers and AM Nodes were originally designed for fiber-intensive architectures in European markets. The I-Flex(TM) global family features cabinet-mount equipment required for underground installations around the world. 862 MHz and 750 MHz capabilities maximize efficiency and offer flexibility for advanced services.

Cable Network Manager (CNM(TM)) is a network management system that is playing an increasingly critical role in communications. This user-friendly, computer-based control and monitoring system aids in outage prediction, notifying the operator of problems--often before they even occur--so maintenance crews can go directly to a problem without having to search the system unit by unit.

Network operators worldwide recognize the merits of HFC: strong vendor support, large installed base, scaleability and superior price / performance.

Our Future ... New Product and Service Solutions

In  the  coming  years,   C-COR  will  continue  to  provide  products  for  the
distribution of signals using the HFC network architecture. While our global product line currently includes RF amplifiers, AM fiber optics, and network management solutions, we anticipate offering a new family of AM fiber optic nodes and a more scaleable bridger amplifier in the next year.

To meet the need for cost-effective, upgradable networks, we are preparing to release an entirely new product platform in which the RF electronics will occupy a separate module from the optics. This enables our customers to easily upgrade an RF amplifier to an AM fiber optic node by replacing just the fiber optic lid, rather than the entire piece of equipment. Our customers will benefit from this highly efficient and flexible way to migrate from one type of network configuration to another. In the domestic market, where most networks will continue to require rebuilds and upgrades, the ease and cost-effectiveness of this new approach is ideal.

Internationally, where new builds are more prevalent, the modular design of our products will allow us to satisfy a variety of configuration requirements.

Since system operators view monitoring and controlling of components as essential to network management, we plan to offer a next-generation Cable Network Manager (CNM(TM)) product. It will provide additional support for telephony applications overseas, a major revenue source for network operators in international markets.

Finally, we will continue to provide ongoing support and development of RF amplifiers. Although we have typically been involved in coax cable and fiber optic transmission mediums, our future could also include opportunities to offer copper-based and wireless network distribution solutions.

C-COR and TCA: Setting the Standard Together for 30 Years

C-COR's distribution elctronics have certainly come a long way, thanks in part to customers like TCA Cable of Tyler, Texas. In 1967, TCA Cable purchased its very first C-COR amplifiers, the first of their kind to effectively dissipate heat. These new amplifiers offered the higher performance and increased reliability TCA Cable sought as it embarked on an ambitious network upgrade plan.

Even back then, when our amplifiers featured just 12 channels operating at 220 MHZ, C-COR products were setting the standard. And over time as we increased the bandwidth, TCA made steady network upgrades, earning high customer satisfaction levels in the process.

Many years ago, in a key strategic move, TCA decided to standardize its network products. For them, this has meant increased efficiency, solid vendor relationships, and exceptional financial strength. For C-COR, it has meant having a steady relationship with a satisfied customer for more than 30 years.

Today, C-COR's robust line of fiber and amplifier products enables TCA to offer advanced services such as telephony, pay per view, high-speed data transmission and traffic control. In the areas of services, TCA has taken advantage of C-COR's network design capabilities and technical training programs. Working together, C-COR and TCA Cable have forged a strong, lasting relationship that has proven valuable as both have responded to continuous change over the years.

Our Legacy . . . Strong Customer Relationships

At C-COR, we've always known that it's customers who truly drive our business. That's why we are committed to developing relationships that bring our customers and staff together for the long-term. This kind of mutual participation helps us understand a customer's particular needs so that we can respond with the product solutions they want. In turn, their loyalty reflects a confidence in our capabilities that inspires us to go even farther.

The working partnership we have with our customers occurs at many levels. For instance, C-COR sales engineers are involved during the proposal process, while regional account executives meet with customers on a regular basis. Our inside sales representatives process customer orders, and top management fosters the partnership at the highest levels.

In support of the products we offer, we also provide the service our customers need to meet both short- and long-term goals. This includes network analysis and design, equipment repair, field engineering and technical documentation, plus multiple levels of technical training and seminars.

As their needs change over time, customers can depend on C-COR to be there every step of the way. That's probably why the great majority of companies who do business with us once continue to do repeat business with C-COR. In fact, it's not unusual for us to establish and maintain strong partnerships with customers for ten years or more (see pg 9).

These relationships have earned us a respected position within the industry, and we show our appreciation in many ways. Most recently, we launched a "Special Customer Day," during which we recognize a key customer for its continued loyalty and trust in our ability to meet its needs. On one occasion, the company's president personally addressed our employees, conveying how important C-COR is as a business partner.


Confidence, trust and shared values are key to building and maintaining strong relationships.

An Industry Pioneer Partners with C-COR

Customer-driven solutions have played a critical role in changing the shape of the network distribution industry. Especially when it comes to Rogers Cablesystems in Canada, who approached C-COR in the mid-1980s with a vision for a "super distribution network." With drawings and plans in hand, they asked if we could design and produce network amplifiers to meet their particular specifications.

Working together, C-COR was able to help Rogers lead the way in expanding network bandwidth in North America-- from 450 MHz to 550 MHz to 600 MHz and 750 MHz. In doing that, Rogers created an architecture that allowed for the industry's first fully modular, electronic upgrade. Other pioneering efforts by Rogers include the early adoption of fiber in the network and establishing itself as having one of the largest installations of high-speed data customers in North America.

Over the years, Rogers has also promoted the need for tools such as status monitoring and network management. Because we listened and responded with the technology they needed, C-COR amplifier products are now used in the largest, most sophisticated remote status monitoring system in the world.

The relationship between Rogers and C-COR has been nurtured at many levels in both organizations. In fact, many of the same sales and technical support personnel have remained at C-COR over the years, people in whom Rogers continues to place a great deal of confidence and trust. As we look to the future, we will continue to build the Rogers relationship, using it as a model in cultivating others.

Our Future ... Expanding Our Horizons

Looking ahead, C-COR is focused on two fronts: continually building on our domestic strengths, while expanding our customer base internationally to address the demands of challenging new markets throughout the world.

In addition to increasing international sales, C-COR is working to expand the variety of products available to these markets. Three markets in particular present exciting opportunities for growth: Asia, Europe, and Latin America. To expand into these economies, we look to build on the model we have followed in the North American market--developing a sense of mutual respect and providing customers with solutions to their greatest challenges.

In the Asian Pacific market, economic growth is driving the demand for voice and video networks. The HFC network configuration is dominant, giving us exceptional potential to bring our FlexNet(R) amplifiers and AM fiber optics to Thailand, the Philippines, Korea, Japan, Singapore, Hong Kong, China and New Zealand.

We are pursuing our strongest business in the European market in countries such as Poland, the Czech Republic, Russia, Spain, Italy, Turkey and the United Kingdom. This is due in large part to the deregulation of the telecommunications market as well as the major consolidation of vendors who serve European customers. C-COR markets our global family of I-Flex(TM) amplifiers and AM fiber optics from its European office near Amsterdam, and other offices on the continent and in the United Kingdom.

Economic growth in Latin America, including Argentina, Brazil and Chile, is driving the demand for video services, telephony and data. The HFC architecture is dominant, leading to growth opportunities for both amplifier and AM fiber optics sales. C-COR sales and engineering support professionals spend significant time in these countries working with our Latin American distributors to provide network equipment for upgrades and new builds.

Our Legacy ... An Established Industry Leader

As an industry leader in the distribution portion of the network, C-COR has carved out a niche role unlike that of any other supplier. We have been first to market time and again with products and services that have set the stage for an entire industry, beginning in 1953 when we introduced the first cable powering system. Each decade thereafter we achieved new heights, such as in the 1980s when we offered the 550 MHz feedforward trunk, or in the 90s when we introduced the first 1 GHz amplifiers.

Today's leading-edge companies look to us as a partner in innovation. One example is @Home Network, a supplier of high-speed interactive services to residences and businesses. In a test lab located at its Redwood City,
California, headquarters, @Home Network will be installing C-COR's new FlexNet(R) 900 Series amplifiers and FlexNode(TM) fiber optic nodes and other headend AM fiber optics to be used in the test and development of high-speed Internet applications and services for @Home's customers. C-COR's involvement in this trial represents an exciting opportunity to participate in one of today's hottest new technological arenas.

Even in the relatively new world of active two-way signal transmission, cable operators have turned to C-COR. In fact, over 40% of the homes in the U.S. and Canada using two-way cable modems are doing so over networks equipped with C-COR distribution electronics. (1)

And because C-COR knew that the two-way architecture would be critical, we put this technology in place even before the industry was ready for it. C-COR has been supplying two-way capable electronics for over five years in its FlexNet(R) series of amplifiers, and for nearly thirty years in earlier products.

We've even partnered with the respected name in cable modems, Bay Networks' LANcity Cable Modem Division (now Broadband Technologies Division). In a cooperative marketing agreement, C-COR and Bay Networks offer C-COR DataSelect(TM), a complete set of equipment and services designed to deliver high-speed data over HFC networks. This alliance enables us to ensure the interoperability of equipment and quality delivery of high-speed data over these networks.

(1) Source: Multichannel News, March 17, 1997. Calculations based on percentage of U.S. and Canadian homes equipped with two-way cable modems supplied by companies who purchase compatible C-COR network distribution products.

Leadership in providing the latest technology enables delivery of advanced voice, video and data, including Internet and other online services.

@Home Network, @Home and the logo @ are trademarks of @Home Network and may be registered in certain jurisdictions.

Our Future ... Next-Generation Provider

C-COR's vision is to become the leading provider of network distribution solutions for next-generation communication networks. Several strategic moves will help us accomplish this.

First, we are working to diversify our product line to meet anticipated needs. This initiative could result in several new products or services to be used in HFC applications, or even in developing a coax/fiber product to be used outside of the HFC network. We are also exploring new products and services using wireless and copper technology.

To enhance our competitive position, we are continually looking at ways to reduce the costs to manufacture C-COR products. This process will involve managing materials costs, specifying more cost-effective parts where possible, utilizing alternative labor resources, automating production processes, and reducing excessive test and alignment time. Internally, we are committed to continually monitoring sales, general and administrative expenses to achieve maximum efficiency.

Throughout our operation, C-COR is focused on attracting, training, developing and retaining highly skilled people to help us achieve our vision. As our most valued resource, our employees are being empowered at all levels to take the lead in helping us meet our key objectives for the future.

Our commitment to becoming a next-generation provider has been recognized in several ways. We are proud to hold a number of patents for innovation in engineering design, such as a radio frequency choke and method of use, a feedforward circuit and method for aligning and balancing the same, a one gigahertz repeater station, and a safety interlock system for telecommunication amplifiers, to name a few. Additionally, all C-COR facilities have achieved ISO 9001 registration, a testament to our commitment to quality assurance in design, development, production, installation and servicing.

C-COR has an excellent reputation for equipment reliability, superior customer service and an enhanced warranty program, all key criteria for success in the future. Diversification, competitiveness and commitment to quality build value for our customers, shareholders and employees.

Our Legacy ... Bringing Flexibility and Agility to Market

C-COR has always been large enough to meet the needs of a diverse customer base, yet small enough to respond to change whenever necessary. Such flexibility and agility has served us well during this transitional year, giving us the ability to adapt to industry fluctuations and remain poised for the future.

To identify and respond to our customers' needs more quickly, we've implemented a RapidCycle(R) process improvement program designed to reduce product development cycle time and increase on-time performance. This new process has enabled C-COR to identify market needs and respond swiftly. It also increases our flexibility by freeing up our product development resources sooner so we can move on to other projects.

Today, we are significantly better positioned to keep pace with the rapidly changing marketplace.

Another recent process change at C-COR has been in order fulfillment, where we have reduced the time from the point at which an order is placed to when it is delivered to the customer. Our slogan, "Four on the Floor" best describes our continuous goal of processing an order on the manufacturing floor in just four days. Prior to these process enhancements, cycle time may have gone as high as twenty days or more.

Cost-reduction measures have also helped us gain added flexibility. We've improved and strengthened vendor relationships to manage the cost of producing products. Implementation of an in-plant supplier program permits us to literally place an order for parts, go to the lower level, pick them up, and deliver them to the manufacturing floor--all in a matter of minutes.

Managing our personnel resources for maximum efficiency is another goal. To address the ebb and flow that occurs in some areas, we are using a variety of labor resources, including temporary help, interns and co-ops. And in sales and marketing, we have restructured the organization to reduce operating expenses and allow us to more effectively address the areas of value-added services and corporate development.

Responsiveness is a key contributor to success. Process improvements in manufacturing and product development empower our employees to achieve and sustain the lead.

Our Future ... Embracing Change

C-COR stands poised to take advantage of the inevitable changes in our industry. We have a solid balance sheet, giving us the ability to expand into new areas, pursue acquisitions and shift additional focus onto R&D. As a dedicated group of employees, we measure our success not by sales revenue alone, but by our ability to navigate this volatile marketplace.

Effective facilities utilization will help us embrace and quickly respond to new growth opportunities. In addition to expanded capacity, we have added many new automated assembly and test methods that take advantage of the latest manufacturing technology.

The implementation of a RapidCycle(R) product development program at C-COR will also enable us to introduce products to market more quickly. Our goal is to reduce the design development cycle time from a baseline of 17 months to a total of 10 months from design inception to project completion. We are also working to achieve a 90% on-time performance record---a measure of our ability to respond promptly to market needs.

Throughout the organization, we are implementing more team-based processes for achieving results. We anticipate the most impact in areas such as product development, order fulfillment and other complex tasks requiring multi-functional talents.

High-performance, cross-functional teams instill a sense of unity in achieving a common goal.

With a legacy to be proud of and a future to look forward to, the employees of C-COR enter the new fiscal year with a sense of anticipation and excitement about the possibilities that lie ahead. High-speed data service, digital television and telephony over HFC have emerged as key industry drivers. We will strive to meet the challenges, address the inevitable changes and maximize the opportunities offered by the global communications marketplace.

Management's Discussion & Analysis

(in thousands of dollars except share and per share data)

Disclosure Regarding Forward-Looking Statements

Some of the information presented in this Annual Report constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, continuation of increased domestic spending for network upgrades, the continuation of competitive pricing pressures, anticipated new product development initiatives, and the continued availability of capital resources. Although the Company believes it expectations are based on reasonable assumptions within the bounds of it knowledge of it business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; new product development activities; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products, and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the Company's reports filed on Form 10-K and other reports filed with the Securities and Exchange Commission.

General

In fiscal years 1997 and 1996, the Company operated in two industry segments: the Electronic Distribution Products segment, which represents the Company's continuing operations, and provides hybrid fiber coax (HFC) equipment for signal distribution applications primarily to the cable television (CATV) market; and the Digital Fiber Optics Transmission Products segment, which has been reported as a discontinued business segment, and provides products for long distance, point-to-point video, voice and data signal transmission applications, primarily for telephony, distance learning and other non-CATV markets.

For fiscal year 1997, the Company incurred a net loss of ($6,178) or ($.65) per share versus net income of $5,919 and $8,315 or $.60 and $.84 per share for fiscal years 1996 and 1995, respectively. The primary factors in the fiscal year 1997 loss were losses deriving from the Company's Digital Fiber Optics Transmission Products segment in conjunction with the Company's decision to discontinue this business segment.

The Company announced July 10, 1997, its intent to discontinue its Digital Fiber Optics Transmission Products business segment in a phase-down process expected to span nine months. This business has been accounted for as a discontinued business segment, and its results have been excluded from continuing operations in the consolidated statements of operations from all periods presented in the Company's fiscal year 1997 consolidated financial statements.

The decision to discontinue this segment was based on an assessment of the potential return on continued funding of product development for the Company's proprietary digital technology versus other opportunities for investments in the Company's core business, especially AM fiber optics technology. The after-tax loss from operations of the discontinued business segment was ($6,605) or ($.70) per share for fiscal year 1997. This compares to a loss of ($3,095) and ($213) or ($.31) and ($.02) per share for fiscal years 1996 and 1995, respectively. The primary factors contributing to the increased loss from operations of the discontinued segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571 recorded in the fourth quarter of fiscal year 1997. In addition, an after-tax loss was recorded on the disposal of the discontinued business segment of ($3,830) or ($.40) per share, in fiscal year 1997. Included in the loss from disposal are write-offs of inventories and fixed assets, and the other costs from the measurement date to the disposal date. For additional information concerning discontinued operations, reference Notes B and P of the consolidated financial statements.

The consolidated results discussion and analysis that follows, including comparisons against prior years results, are based on continuing operations only.

Results of Operations

Net sales in fiscal year 1997 were $131,941, a decrease of 5% from net sales of $139,539 in fiscal year 1996. The decrease in sales was primarily attributable to reduced international sales during the fiscal year. Net sales increased 15% in fiscal year 1996 from net sales of $121,269 in fiscal year 1995. The increase derived primarily from increased demand for the Company's products from both domestic and international customers.

Domestic sales increased 26% in fiscal year 1997 to $106,785 from $84,792 in fiscal year 1996, as capital spending by Multiple System Operators (MSOs) increased over the prior fiscal year. The Company believes the increase was a result of network upgrade activity, by new and existing customers, to enhance capacity with expanded bandwidth products. The push to upgrade networks is being driven by demand for improved services, affecting not only video and voice requirements, but also demand for high-speed data. Domestic sales of hybrid fiber coax (HFC) equipment to customers in the telephone industry declined in fiscal year 1997. The Company believes that the decline resulted from a reassessment of strategic alternatives and priorities by the telcos in connection with pursuing direct competition with cable MSOs in providing video services. Domestic sales increased 16% in fiscal year 1996 from $73,368 in fiscal year 1995, due to increased RF product sales to customers in the telephone industry.

International sales decreased 54% in fiscal year 1997 to $25,156 from $54,747 in fiscal year 1996, resulting primarily from reduced demand by a significant customer in Canada and reduced demand by customers in Asia and Latin America. Countries in the aforementioned areas continue to represent distinct markets for CATV equipment, and, in general, demand can be highly variable. International sales increased 14% in fiscal year 1996 from $47,901 in fiscal year 1995 due to increased demand in Asia.

The Company is subject to certain risks as a result of market and customer concentration. For additional information regarding risks, reference Note N of the consolidated financial statements.

The Company's open backlog of sales orders at June 27, 1997, was $34,851 compared to $24,333 at June 28, 1996. The backlog of sales orders at June 27, 1997, was comprised of 72% domestic and 28% international orders, compared to 86% domestic and 14% international orders at June 28, 1996. The Company's book-to-bill ratio was 1.08 for fiscal year 1997, compared to 0.79 for fiscal year 1996.

Gross profit margin for fiscal year 1997 was 20.6%. This compares to 24.9% in fiscal year 1996 and 27.1% in fiscal year 1995. The decrease in the gross profit margin fiscal year 1997 relative to the prior fiscal year was attributed primarily to changes in product and customer sales mix. In addition, pricing pressures continue to negatively impact gross profit margins, particularly on RF coaxial cable amplifiers. The Company has taken steps to lower manufacturing costs by continued efforts to improve manufacturing processes in order to enhance efficiency and productivity, and continued efforts to redesign products to enhance manufacturability and reduce material costs. The Company announced during fiscal year 1997 that it would transfer the manufacture of the power supply assembly component of its RF amplifiers to the Company's new production facility in Mexico in the summer of 1997. The gross profit margin decrease in fiscal year 1996 relative to fiscal year 1995 was attributed primarily to fixed costs relating to underutilized capacity and product sales mix, as well as the aforementioned increase in pricing pressures on RF products.

Selling and administrative expenses for fiscal year 1997 were $15,787 or 12% of net sales, compared to $15,917 or 11% of net sales for fiscal year 1996, and $15,949 or 13% of net sales for fiscal year 1995. The decrease in selling and administrative expenses for fiscal year 1997 compared to fiscal year 1996 was primarily due to various cost reduction initiatives which included personnel reductions and decreased in various administrative expenses. In the fourth quarter of fiscal year 1997, the Company reconfigured its worldwide sales territories and consolidated its domestic sales forces. Selling and administrative expenses remained relatively flat between fiscal years 1996 and 1995, with some fluctuation resulting from reductions in administrative personnel costs.

Research and product development expenses for fiscal year 1997 were $5,681 or 4% of net sales, compared to $4,857 or 4% of net sales for fiscal year 1996, and $3,786 or 3% of net sales for fiscal year 1995. The increase research and development expense in fiscal year 1997 over fiscal years 1996 and 1995 was primarily due to the Company's strategy to increase investment in AM fiber optics product development and network management systems. Increased spending was also incurred in fiscal year 1997 for RF product development for the Company's 800 and 900 series expanded bandwidth product lines. In addition, the Company incurred expenditures in fiscal year 1997 to improve product development processes designed to reduce product development cycle time and promote cross-functional participation in the process. Anticipated new product development initiatives are expected to result in increased research and development expense in future years, as compared to fiscal year 1997.

Interest expense for fiscal year 1997 was $318 compared to $960 for fiscal year 1996 and $706 for fiscal year 1995. The reduction in interest expense for fiscal year 1997 compared to fiscal year 1996 was primarily due to reduced level of outstanding borrowings during the fiscal year on the Company's line-of-credit. The increased interest expense for fiscal year 1996 compared to fiscal year 1995 was primarily due to higher borrowings on the Company's line-of-credit, resulting from equipment purchases and facility expansions begun during fiscal year 1995 and completed during fiscal year 1996.

Other income for fiscal year 1997 was $250, compared to $341 for fiscal year 1996 and $264 for fiscal year 1995. The reduction in other income for fiscal year 1997 compared to fiscal years 1996 and 1995 was primarily due to lower foreign currency transaction gains.

The Company's effective income tax rate for fiscal year 1997 was 25.4%. This compares to 32.2% for fiscal year 1996 and 33.0% for fiscal year 1995. The provision for income taxes is related to both U.S. and non-U.S. operations. The decrease in the effective tax rate for fiscal year 1997 compared to fiscal year 1996 was primarily due to a nonrecurring tax benefit of $593 recorded in the third quarter of fiscal year 1997, deriving from the Company's Foreign Sales Corporation (FSC). The tax benefit resulted from reassessment of the Company's foreign sales transactions for the prior three fiscal years. The decrease in the effective tax rate for fiscal year 1996 compared to fiscal year 1995 was primarily due to tax benefits arising out of increased foreign sales activity and changes in the applicable statutory tax rates used for both state and federal taxes.

Income from continuing operations for fiscal year 1997 was $4,257 or $.45 per share. This compares to $9,014 or $.91 per share in fiscal year 1996 and $8,528 or $.86 per share in fiscal year 1995. The primary factors for the reduction in income from continuing operations in fiscal year 1997 compared to fiscal year 1996 were the aforementioned reduction in net sales and gross profit margins, coupled with increased expenditures for research and product development.

Financial Condition

The Company's financial condition remains strong at June 27, 1997. Accounts receivable at June 27, 1997, were $19,299, a decrease of $1,718 from a balance of $21,017 at June 28, 1996. Inventory levels were up $561 to $19,140 at June 27, 1997, from $18,579 at June 28, 1996. The increase was primarily in raw material inventories to support an increased business level as of the end of the fourth quarter of fiscal year 1997. Accounts payable at June 27, 1997, was $8,636, an increase of $2,784 from the balance of $5,852 at June 28, 1996. The increase is also a result of higher business activity in the fourth quarter of fiscal year 1997 and purchases in support of the increased backlog of sales orders.

Liquidity and Capital Resources

The Company's current ratio at June 27, 1997, decreased to 2.1 from 3.4 at the end of fiscal year 1996. As of June 27, 1997, total cash and cash equivalents totaled $452, down from $1,474 at June 28, 1996. Cash generated from operating activities decreased as a result of changes in operating assets and liabilities to $9,440 in fiscal year 1997 compared to $18,673 in fiscal year 1996, but increased relative to cash used by operating activities of $10,400 in fiscal year 1995.

Cash used in investing activities was $6,551 in fiscal year 1997 compared to $8,000 in fiscal year 1996 and $12,060 in fiscal year 1995. The reduction of cash used in investing activities was primarily due to lower purchases of property, plant, and equipment in fiscal year 1997 compared to the prior two fiscal years. Cash totaling $3,911 was used in financing activities during fiscal year 1997. The Company repurchased 500,000 shares of its Common Stock during fiscal year 1997 for $5,765 under a stock repurchase program using its available capital resources to fund the purchases. Cash used in financing activities of $10,744 in fiscal year 1996 resulted from payments on borrowings on the Company's line-of-credit. Cash provided by financing activities of $22,644 in fiscal year 1995 resulted from borrowings on the Company's line-of-credit, primarily to fund capital equipment purchases and facility expansion costs until permanent financing was obtained.

The Company maintains a line-of-credit with a bank under which it may borrow the lesser of $23,000 or a percentage of eligible accounts receivable and inventory. The borrowings are collateralized by accounts receivable and inventory. The line-of-credit is committed through October 31, 1997, and the Company anticipates renewing this line-of-credit annually. The Company had borrowings of $3,466 on this line-of-credit as of June 27, 1997. This compares to an outstanding balance of $1,147 as of June 28, 1996. Based upon the Company's analysis of eligible accounts receivable and inventory, an additional $16,523 was available to borrow as of June 27, 1997.

Management believes that operating cash flow, as well as the aforementioned financing source, will adequately provide for all cash requirements for the foreseeable future, subject to requirements that additional growth or strategic development might dictate.

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars except share data)

                                                                                         June 27             June 28
                                                                                         1997                1996
Assets
CURRENT ASSETS
  Cash and cash equivalents (Note A)                                                   $      452          $    1,474
  Marketable securities (Notes A and C)                                                       359                 364
  Accounts receivable, less allowance of $510 in 1997;
     $355 in 1996 (Notes G & N)                                                            19,299              21,017
  Inventories (Notes D and G)                                                              19,140              18,579
  Deferred taxes (Note J)                                                                   2,616               2,544
  Other current assets                                                                      1,893               1,949
  Net current assets of discontinued operations (Note B)                                       -0-              4,421
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                       43,759              50,348
PROPERTY, PLANT, AND EQUIPMENT, NET (Notes A, E and H)                                     25,060              24,168
INTANGIBLE ASSETS AND OTHER LONG-TERM ASSETS,
  NET OF ACCUMULATED AMORTIZATION OF $224 IN 1997;
  $202 IN 1996 (Notes A and F)                                                                785                 553
Net noncurrent assets of discontinued operations (Note B)                                   1,515               2,209
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           $   71,119          $   77,278
----------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
  Accounts payable                                                                     $     8,636         $     5,852
  Accrued liabilites (Note L)                                                                6,825               7,068
  Line-of-credit (Note G)                                                                    3,466               1,147
  Current portion of long-term debt (Note H)                                                   834                 829
  Net current liabilities of discontinued operations (Note B)                                1,253                  -0-
-----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                   21,014              14,896
LONG-TERM DEBT, less current portion (Note H)                                                6,367               7,201
DEFERRED TAXES (Note J)                                                                      1,311               1,367
OTHER LONG-TERM LIABILITIES                                                                    749                 497
Committments and Contingent Liabilities (Notes H and O)
-----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                           29,441              23,961
-----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (Notes A and I)
  Preferred Stock, no par; authorized 2,000,000 shares; issued, none                            -0-                 -0-
  Common Stock, $.10 par; authorized shares 24,000,000;
   issued shares of 9,633,435 in 1997 and 9,602,528 in 1996                                    963                 960
  Additional paid-in capital                                                                19,963              19,602
  Treasury Stock                                                                       (     5,765)                 -0-
  Retained earnings                                                                         26,632              32,810
  Translation adjustment                                                               (       101)        (        34)
  Net unrealized loss on marketable securities                                         (        14)        (        21)
------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                  41,678              53,317
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                               $    71,119         $    77,278
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statements of Operations

(in thousands except per share data)

                                                                                                     Year Ended
                                                                                      June 27         June 28        June 30
                                                                                       1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                            $131,941        $139,539       $121,269
COST AND EXPENSES
  Cost of sales                                                                       104,702         104,852         88,373
  Selling and administrative                                                           15,787          15,917         15,949
  Research and product development                                                      5,681           4,857          3,786
  Interest                                                                                318             960            706
  Other income, net (Note M)                                                             (250)           (341)          (264)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      126,238         126,245        108,550
-----------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                                                                   5,703          13,294         12,719
INCOME TAXES (BENEFIT) (Note J)
  Current                                                                               1,298           3,875          4,977
  Deferred                                                                                148             405           (786)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        1,446           4,280          4,191
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS                                                   4,257           9,014          8,528
-----------------------------------------------------------------------------------------------------------------------------

DISCONTINUED OPERATIONS: (Notes B, P and R)
Loss from operations of discontinued business segment,
     less applicable income tax benefit $2,752 in 1997, $1,505  in
     1996, and $110 in 1995                                                            (6,605)         (3,095)          (213)

Loss on disposal of discontinued business segment,
     less applicable income tax benefit $1,974 in 1997                                 (3,830)             -0-            -0-
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                      (6,178)          5,919          8,315
-----------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS) PER SHARE (Note A)
  Continuing operations                                                              $   0.45        $    0.91      $   0.86
  Discontinued operations
    Loss from operations                                                                (0.70)           (0.31)        (0.02)
    Loss on disposal of discontinued operations                                         (0.40)              -0-           -0-
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                $  (0.65)       $    0.60      $   0.84
-----------------------------------------------------------------------------------------------------------------------------
  Weighted Average Common Shares and Common Share Equivalents                           9,504           9,868          9,859
-----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)
                                                                                                     Year Ended
                                                                                     June 27           June 28          June 30
                                                                                      1997              1996             1995
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
NET INCOME (LOSS)                                                                    $ (6,178)       $    5,919         $  8,315
Adjustments to reconcile net income (loss) to net cash
  and cash equivalents provided by (used in) operating activities:
    Depreciation and amortization                                                       4,910             3,972            2,921
    Loss on disposal of discontinued operations, net of tax benefit                     3,830                -0-              -0-
    Provision for deferred retirement salary plan                                         252               129               49
    Loss on sale of marketable securities                                                  -0-               -0-              68
    Loss (Gain) on sale of property, plant, and equipment                                  22                (3)              13
    Changes in operating assets and liabilities:
            Accounts receivable                                                         1,718            12,065          (17,812)
            Inventories                                                                  (561)            3,491           (9,530)
            Discontinued operations - working capital changes
                  and noncash charges                                                   3,236            (1,972)           2,056
            Other assets                                                                 (197)             (895)            (735)
            Accounts payable                                                            2,784            (2,055)           1,504
            Accrued liabilities                                                          (243)           (2,349)           3,572
            Deferred income taxes                                                        (133)              371             (821)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS PROVIDED BY
      (USED IN) OPERATING ACTIVITIES                                                    9,440            18,673          (10,400)
----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of property, plant, and equipment                                             (5,884)           (7,442)         (14,355)
Purchase of marketable securities                                                        (200)               -0-              -0-
Proceeds from sale of marketable securities                                               216                -0-           3,184
Proceeds from maturity of marketable securities                                            -0-               25              115
Investing activities of discontinued operations                                          (698)             (586)          (1,016)
Proceeds from sale of property, plant, and equipment                                       15                 3               12
----------------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS USED IN INVESTING ACTIVITIES                             (6,551)           (8,000)         (12,060)
----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Payment of debt and capital lease obligations                                            (829)             (594)             (56)
Proceeds from long-term debt borrowing                                                     -0-            6,452               -0-
Proceeds from line-of-credit                                                           21,936            39,029           58,707
Payment of line-of-credit                                                             (19,617)          (58,333)         (38,256)
Tax benefit deriving from exercise and sale of stock option shares                         71             1,454              898
Issue common stock to employee stock purchase plan                                         88               107               67
Proceeds from exercise of stock options                                                   205             1,141            1,284
Purchase of treasury stock                                                             (5,765)               -0-              -0-
----------------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS (USED IN) PROVIDED BY FINANCING ACTIVITIES               (3,911)          (10,744)          22,644
----------------------------------------------------------------------------------------------------------------------------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                       (1,022)              (71)             184
Cash and cash equivalents at beginning of year                                          1,474             1,545            1,361

----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $    452        $    1,474         $  1,545
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statement of Shareholders' Equity
(in thousands of dollars)

                                                                                                           Net Unrealized
                                                              Additional                                   (Loss) Gain on
                                                    Common     Paid-in    Treasury  Retained  Translation    Marketable
                                                     Stock     Capital      Stock   Earnings  Adjustment     Securities
-------------------------------------------------------------------------------------------------------------------------

BALANCE, JUNE 24, 1994                              $ 460     $15,151          -0-  $ 18,576  $      (9)   $      (39)
Net Income                                                                             8,315
Exercise of stock options                              19       1,265
Tax benefit deriving from exercise
     and sale of stock option shares                              898
Issue shares to employee stock purchase plan                       67
Two-for-one stock split                               466        (466)
Foreign currency translation adjustment                                                               2
Net unrealized gain on marketable securities                                                                       20
-------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1995                                945      16,915          -0-    26,891         (7)          (19)
Net Income                                                                             5,919
Exercise of stock options                              15       1,126
Tax benefit deriving from exercise
     and sale of stock option shares                            1,454
Issue shares to employee stock purchase plan                      107
Foreign currency translation adjustment                                                             (27)
Net unrealized loss on marketable securities                                                                       (2)
-------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 28, 1996                                960      19,602          -0-    32,810        (34)          (21)
Net Loss                                                                              (6,178)
Exercise of stock options                               2         203
Tax benefit deriving from exercise
     and sale of stock option shares                               71
Issue shares to employee stock purchase plan            1          87
Purchase of Treasury Stock                                                 (5,765)
Foreign currency translation adjustment                                                             (67)
Net unrealized loss on marketable securities                                                                        7
-------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 27, 1997                              $ 963     $19,963     $(5,765)  $ 26,632  $    (101)   $      (14)
-------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars except share and per share data)

June 27, 1997,  and June 28, 1996

Description of Business:

The Company designs and manufactures high-quality electronic equipment used in a variety of communication networks worldwide. In fiscal years 1997 and 1996, the Company operated in two industry segments: the Electronic Distribution Products segment, which provides hybrid fiber coax (HFC) equipment for signal distribution applications primarily to the CATV market; and, the Digital Fiber Optics Transmission Products segment, which provides products for long-distance, point-to-point video, voice, and data signal transmission applications, primarily for telephony, distance learning, and other non-CATV markets.

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its foreign and domestic subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reporting Periods: Management has adopted a fiscal year which ends on the last Friday in June. For the reporting periods presented herein, the years ended on June 27, 1997, June 28, 1996, and June 30, 1995. These years contained 52, 52, and 53 weeks, respectively.

Use of Estimates: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments: The carrying value of cash, accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to the short-term nature of those instruments.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.


Property, Plant, and Equipment: Property, plant, and equipment, which includes leased property under capital leases, is stated at cost. Cost includes interest associated with capital additions. Capitalized interest was $-0-, $23, and $-0-in fiscal years 1997, 1996 and 1995, respectively. Depreciation or amortization is calculated on the straight-line method for financial statement purposes based upon the following estimated useful lives:

  Building and improvements
    under capital lease                       15 years
  Buildings                             15 to 25 years
  Machinery and equipment
    under capital lease                        5 years
  Machinery and equipment                3 to 10 years
  Leasehold improvements                10 to 15 years

Intangible Assets: Intangible assets include goodwill arising from excess of the purchase price paid over the fair value of the net assets acquired with the purchases of COMLUX in July 1990, and DataCable B.V. in January 1992. In the beginning of fiscal year 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121). There was no impact upon initial adoption of Statement No. 121, however, in the fourth quarter, the Company recorded an impairment loss of the goodwill relating to the purchase of COMLUX. The amount of the impairment loss for fiscal year 1997 was $571, and was recorded in the loss from operations of the discontinued business segments. The impairment loss was recognized in the fourth quarter at the time the decision was made to cease research and development expenditures on a new platform of digital fiber optics products, and was determined by evaluating the realizability of the goodwill with respect to COMLUX, based upon expected future cash flows and operating results of the Company's Digital Fiber Optics Transmission Products segment which was discontinued in fiscal year 1997 (See Note B.)

The goodwill related to the purchase of DataCable B.V. in January 1992 was fully amortized during fiscal year 1997.

Income Taxes: Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Shareholders' Equity: In fiscal year 1995, a two-for-one stock split was approved by the Company's Board of Directors. The additional shares were distributed on December 5, 1994, to shareholders of record at the close of business on November 4, 1994, on the basis of one additional share for each share held. Par value of $466 for the additional shares issued was transferred from Additional Paid-in Capital to Common Stock. The par value of Common Stock remained the same at $.10 (ten cents) per share. Also, during fiscal year 1995, the shareholders of the Company approved a proposal to amend the Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized from 8,000,000 to 24,000,000.

In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765, under a stock repurchase program adopted in December 1996. The
Company used its available capital resources to fund the purchases. The repurchased stock is expected to be held by the Company as treasury stock to be used to meet the Company's obligations under its present and future stock option plans and for other corporate purposes.

Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents are reflected at the lower of cost or market.

Marketable Securities: Marketable securities at June 27, 1997, consist of municipal bonds and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115) at June 24, 1994. Under Statement 115, the Company classifies all of its marketable securities as available-for-sale and records them at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

Net income (loss) per share: Net income (loss) per share is determined by dividing net income (loss) by the weighted average number of common shares, including common share equivalents, outstanding during the fiscal quarter and year-end periods.

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128), is effective for financial statements issued for periods ending after December 15, 1997. It is anticipated that adoption of Statement No. 128 will not significantly impact the Company's net income per share.

Product Warranty: The Company warrants its products against defects in materials and workmanship, generally for three to five years depending upon product lines. A provision for estimated future costs relating to warranty expense is recorded when product is shipped, based upon historical claims' history and specifically identified warranty exposures.

Reclassification: Certain amounts have been reclassified for comparability with fiscal year 1997 presentation.

B.  DISCONTINUED OPERATIONS

On July 10, 1997, the Company announced that it would discontinue its Digital Fiber Optics Transmission Products segment, in a phase-down process expected to span nine months. The loss on disposal included write-offs of inventory and fixed assets, and other costs from the measurement to the disposal date. The loss, net of tax benefit of $1,974 on the disposal of the discontinued business segment is $3,830.

The after-tax loss from operations of the discontinued business segment was $6,605, $3,095, and $213 for fiscal years 1997, 1996, and 1995, respectively.
The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571, recorded in the fourth quarter of fiscal year 1997.

Operating results for the discontinued business segment are segregated and reported as discontinued operations in the accompanying consolidated statements of operations. Prior year financial statements have been reclassified to conform with the current year presentation. Summarized information relating to the discontinued operations for fiscal years 1997, 1996, and 1995 is as follows:


                                June 27,     June 28,     June 30,
                                  1997         1996         1995
                               ----------   ----------   ----------
Net sales                      $  7,994     $  9,359     $ 16,172
Costs and expenses             ( 17,351)    ( 13,959)    ( 16,495)
                               ----------   ----------   ----------
Loss before income taxes       (  9,357)    (  4,600)    (    323)
Income tax (benefit)           (  2,752)    (  1,505)    (    110)
                               ----------   ----------   ----------
Net loss                       (  6,605)    (  3,095)    (    213)
                               ----------   ----------   ----------

The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated financial statements to separately identify them as net current assets (liabilities) and net noncurrent assets related to the discontinued operations. These net assets (liabilities) consist of net working capital, net property, plant and equipment, other assets and intangible assets, less related liabilities as follows for the periods ended June 27, 1997, and June 28, 1996.

                                June 27,     June 28,
                                  1997         1996
                               ----------   ----------
Current assets:
Accounts receivable            $    817     $    448
Inventory                         1,181        4,327
Deferred tax assets               4,013          760
Other assets                          4           15
                               ----------   ----------
                                  6,015        5,550
                               ----------   ----------
Current liabilities:
Accounts payable               (    342)    (    875)
Accrued other                  (  3,551)    (    254)
Allowance for disposal
  of discontinued operations   (  3,375)          -0-
                               ----------   ----------
                               (  7,268)    (  1,129)
                               ----------   ----------
Net current assets
 (liabilities) of
 discontinued operations       ($ 1,253)    $   4,421
                               ----------   ----------
Noncurrent assets:
Plant and equipment, net       $  1,498     $  1,449
Goodwill                             -0-         740
Other assets                         17           20
                               ----------   ----------
                                  1,515        2,209
                               ----------   ----------
Noncurrent liabilities:              -0-          -0-
                               ----------   ----------
Net noncurrent assets of
  discontinued operations      $  1,515     $  2,209
                               ----------   ----------



C. MARKETABLE SECURITIES
Marketable securities as of June 27, 1997, and June 28, 1996, consisted of the following:

                                        Gross        Gross
                                      Unrealized   Unrealized
                         Amortized      Holding      Holding       Fair
                           Cost          Gains       Losses        Value
                         ----------   ----------   ----------   ----------

June 27, 1997:
Available-for-sale:
  Municipal bonds        $    382     $     -0-    ($    24)    $    358
  Equity securities             1           -0-          -0-           1
                         ----------   ----------   ----------   ----------
                         $    383     $     -0-    ($    24)    $    359
                         ----------   ----------   ----------   ----------

June 28, 1996:
Available-for-sale:
  Municipal bonds        $    397     $     -0-    ($    34)    $    363
  Equity securities             2           -0-        (  1)           1
                         ----------   ----------   ----------   ----------
                         $    399     $     -0-    ($    35)    $    364
                         ----------   ----------   ----------   ----------

Maturities of investment securities classified as available-for-sale at June 27, 1997, were as follows:

                                       Amortized        Fair
                                         Cost           Value
                                       ----------     ----------
Available-for-sale:
  Due after one year through
   five years                          $    382       $    358
  Equity securities                           1              1
                                       ----------     ----------
                                       $    383       $    359
                                       ----------     ----------

D.  INVENTORIES

                                        June 27,       June 28,
                                          1997           1996
                                       ----------     ----------
Finished goods                         $  1,436       $  2,821
Work-in-process                           3,346          3,050
Raw materials                            14,358         12,708
                                       ----------     ----------
                                       $ 19,140       $ 18,579
                                       ----------     ----------

Included in the amounts above are reserves of $1,233 at June 27, 1997, and $1,112 at June 28, 1996.

E.  PROPERTY, PLANT, AND EQUIPMENT

                                        June 27,       June 28,
                                          1997           1996
                                       ----------     ----------
Land                                   $    468       $    468
Building and improvements
  under capital lease                     1,727          1,727
Building                                 10,090          9,270
Machinery and equipment
  under capital lease                       110            124
Machinery and equipment                  33,586         28,654
Leasehold improvements                      751            735
                                       ----------     ----------
                                         46,732         40,978
Less accumulated depreciation
  and amortization                       21,672         16,810
                                       ----------     ----------
                                       $ 25,060       $ 24,168
                                       ----------     ----------

F.  INTANGIBLE ASSETS

                                        June 27,       June 28,
                                          1997           1996
                                       ----------     ----------
Cost of intangibles:
  Goodwill-DataCable B.V.                   224            224
                                       ----------     ----------
                                            224            224
                                       ----------     ----------
Less accumulated amortization:
  Goodwill-DataCable B.V.                   224            202
                                       ----------     ----------
                                            224            202
                                       ----------     ----------
Net Book Value                         $     -0-      $     22
                                       ----------     ----------

G.  LINE-OF-CREDIT

At June 27, 1997, the Company had short-term borrowings of $3,466 under a revolving line-of-credit. On this line-of-credit, the Company may borrow the lesser of $23,000 or percentage of eligible accounts receivable and inventory. The borrowings bear interest at various rates generally equal to the London Interbank Offered Rate (LIBOR) plus 1.20%. The weighted average interest rate equaled 7.1% at June 27, 1997, and 6.90% at June 28, 1996, and requires compliance with certain covenants. Interest is payable in 30 and 90 days as billed. The line-of-credit agreement is committed through October 31, 1997. Borrowings are collateralized by accounts receivable and inventory. Based upon the Company's analysis of eligible accounts receivable and inventory, an additional $16,523 was available to borrow as of June 27, 1997. The line-of-credit balance at June 28, 1996, was $1,147.


H.  LONG-TERM DEBT

                                        June 27,       June 28,
                                          1997           1996
                                       ----------     ----------
Notes payable                          $  5,646       $  6,369
Capital lease obligations                 1,555          1,661
                                       ----------     ----------
                                          7,201          8,030
Less current portion                        834            829
                                       ----------     ----------
                                       $  6,367       $  7,201
                                       ----------     ----------

Notes Payable: The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $539 for construction of the Tipton, Pennsylvania, manufacturing facility. The PIDA borrowing has an interest rate of 3%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $4 are required through the year 2006. The borrowing is collateralized by certain property, plant, and equipment. The principal balance at June 27, 1997, was $335.

The Company has obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $1,952 for 40% of the cost of building expansion at its manufacturing facility in State College, Pennsylvania. The PIDA borrowing has an interest rate of 2%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $13 are required through the year 2010. The borrowing is collateralized by certain property, plant, and equipment. The principal balance at June 27, 1997, was $1,763.

Additional funding of $4,500 for the expansion and renovation of the State College facility was obtained from the Pennsylvania "Sunny Day Fund." This funding has an interest rate of 2% which is also contingent upon meeting certain job creation commitments. The funding is evidenced by two notes. The first note is for $488 with an original maturity of 15 years and the second is for $4,012 with an original maturity of 7 years. Monthly payments of principal and interest of $3 and $51, respectively, are required on these notes through the years 2010 and 2002, respectively. The borrowing is collateralized by certain equipment. The principal balances at June 27, 1997, were $441 and $3,107, respectively.

Capital Lease Obligations: The Company has a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for a building and improvements located in Mifflin County, Pennsylvania. The Company is the guarantor of several borrowing commitments by the MCIDC for financing the $1,727 cost of the project. The lease calls for a monthly payment of $14, which is equal to the monthly principal and interest of the various borrowing commitments by the MCIDC, through the year 2010. The original term of the lease is for 15 years with an option to purchase the leased premises at any time during the lease term for the outstanding balance of the borrowing commitments plus closing costs. The borrowing commitments carry a weighted average interest rate of 4.7%. For financial accounting purposes, the lease is accounted for as a capital lease and, accordingly, an asset and liability have been recorded. This was a noncash investing and financing transaction in fiscal year 1995.

Long-term debt at June 27, 1997, had scheduled maturities as follows:

Fiscal year ending
    1998                         $   834
    1999                             853
    2000                             873
    2001                             892
    2002                             915
  Thereafter                       2,834
                                  -------
                                  $7,201
                                  -------

Total interest paid on the line-of-credit (described in Note G) and long-term debt was $304, $958, and $608 for fiscal years ended 1997, 1996, and 1995, respectively.

Operating Leases: The Company leases real property and other equipment under operating leases. Certain leases are renewable and provide for the payment of real estate taxes and other occupancy expenses. The future minimum lease payments for noncancelable leases with remaining lease terms in excess of one year are as follows:

Fiscal year ending
    1998                          $  215
    1999                              83
    2000                              76
    2001                              70
    2002                              38
                                  -------
                                  $  482
                                  -------

Rent expense relating to continuing operations was $748, $682, and $550 for fiscal years ended 1997, 1996, and 1995, respectively.

I.  STOCK OPTIONS

The Company's stock option plans provide for the grant of options to employees with an exercise price per share of at least the fair market value of such shares on the date prior to grant, and to directors with an exercise price equal to the fair market value on the date of grant. Options granted to certain employees are exercisable in cumulative annual installments of 20 percent per year beginning one year after the date of grant. Options granted to non-employee directors are exerciseable one year after grant. Certain options held by the Chairman are exerciseable immediately. All shares and exercise prices have been adjusted for the two-for-one stock split effective December 5, 1994.

In fiscal year 1997, the Company adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). As allowed by Statement No. 123, the Company has chosen to continue to account for stock based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plans been determined under Statement No. 123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                          June 27,     June 28,
                                            1997         1996
                                         ----------   ----------
Net income (loss)   As Reported          ($ 6,178)    $  5,919
                    Pro forma            ($ 6,396)    $  5,614

Net income (loss)   As Reported          ($  0.65)    $   0.60
per share           Pro forma            ($  0.67)    $   0.57

The per share weighted average fair values of stock options granted during fiscal years 1997 and 1996 were $4.28 and $9.29, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: Fiscal year 1997 - expected dividend yield 0%, risk-free interest rate of 6.38%, a volatility factor of the expected market price of the Company's common stock of .5941, and a weighted average expected life of approximately 4 years; Fiscal year 1996 - expected dividend yield 0%, risk-free interest rate of 5.95%, a volatility factor of the expected market price of the Company's common stock of .7235, and a weighted-average expected life of approximately 4 years.

The fair value of stock options included in the pro forma amounts for fiscal years 1997 and 1996 is not necessarily indicative of future effects on net income and net income per share.

A summary of the status of the Company's two stock option plans as of June 27, 1997, June 28, 1996, and June 30, 1995, and changes during the years ended on those dates is presented below:

Fiscal years ended:
                                  June 27, 1997          June 28, 1996          June 30, 1995
                               --------------------   --------------------   --------------------
                                           Weighted               Weighted               Weighted
                                           Average                Average                Average
                                           Exercise               Exercise               Exercise
                               Shares      Price      Shares      Price      Shares      Price
                               ---------   ---------  ---------   ---------  ---------   ---------
Outstanding at
 beginning of year              776,542      $15.09    752,460      $11.41    914,130      $ 6.97
Granted                         118,000      $14.99    233,265      $22.33    198,894      $21.97
Exercised                      ( 27,205)     $ 8.32   (147,243)     $ 7.82   (254,640)     $ 5.04
Cancelled                      (115,888)     $19.02   ( 61,940)     $15.02   (105,924)     $ 8.18
                               ---------              ---------              ---------
Outstanding at
end of year                     751,449      $14.71    776,542      $15.08    752,460      $11.42
Options exercisable
at year-end                     433,292                344,841                301,566

The following table summarizes information about the Company's stock option plans as of June 27, 1997:

                             Options Outstanding                              Options Exercisable
----------------------------------------------------------------------   -----------------------------
Range of            Number          Weighted-Avg.                        Number
Exercise            Outstanding     Remaining           Weighted-Avg.    Exercisable    Weighted-Avg.
Prices              @ 06/27/97      Contractual Life    Exercise Price   @ 06/27/97     Exercise Price
------------------  -----------     ----------------    --------------   -----------    --------------
$ 2.75  to $ 8.625   263,170           5.6 years            $ 6.62        242,420           $ 6.56
$ 9.00  to $15.00    137,124           7.6 years            $12.31         53,078           $11.87
$15.375 to $21.375   186,765           9.0 years            $18.86         46,598           $18.41
$21.50  to $27.00     85,075           8.2 years            $22.64         63,180           $22.12
$27.25  to $33.75     79,315           8.0 years            $27.40         28,016           $27.37
                    -----------                                          -----------
                     751,449           7.3 years            $14.71        433,292           $12.10

J.  INCOME TAXES
Total income tax expense (benefit) is allocated as follows:

                                            Year Ended
                                June 27,     June 28,     June 30,
                                  1997         1996         1995
                               ----------   ----------   ----------
Income from
  continuing operations        $  1,446     $  4,280     $  4,191
Results of discontinued
  operations                   ($ 2,752)    ($ 1,505)    ($   110)
Loss on disposal of
  discontinued operations      ($ 1,974)          -0-          -0-
                               ----------   ----------   ----------
                               ($ 3,280)    $  2,775     $  4,081
                               ----------   ----------   ----------

Income tax expense from continuing operations consists of the following components:

                                            Year Ended
                                June 27,     June 28,     June 30,
                                  1997         1996         1995
                               ----------   ----------   ----------
Current:
    Federal                    $  1,493     $  3,426     $  3,617
    State                      (     97)         167          785
    Foreign                    (     98)         282          575
                               ----------   ----------   ----------
                                  1,298        3,875        4,977
                               ----------   ----------   ----------
Deferred
   Federal                          133          356     (    652)
   State                             15           49     (    134)
                               ----------   ----------   ----------
                                    148          405     (    786)
                               ----------   ----------   ----------
                               $  1,446     $  4,280     $  4,191
                               ----------   ----------   ----------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 27, 1997, and June 28, 1996, are presented below:

                                          June 27,     June 28,
                                            1997         1996
                                         ----------   ----------
Gross deferred tax assets:
Accounts receivable, due to
    allowance for doubtful
    accounts                             $    101     $    129

Inventories, due to additional
    costs inventoried for tax purposes
    pursuant to the Tax Reform Act
    of 1986                                   143          356
Inventories, due to accrual for
    obsolescence                              315          341
Vacation expense accrual for
    accounting purposes                       358          435
Workers' compensation expense
    accrual for accounting purposes           395          280
Warranty expense accrual for
    accounting purposes                       762          705
Employee benefit plan accrual
    for accounting purposes                   190          186
Alternative minimum tax credit
    carryforward                              378           -0-
State net operating loss carryforward         100           -0-
Other                                          45          276
                                         ----------   ----------
  Total gross deferred tax assets           2,787        2,708
Less valuation allowance                       -0-          -0-
                                         ----------   ----------
  Net total deferred tax assets             2,787        2,708
                                         ----------   ----------

Gross deferred tax liabilities:
  Plant and equipment principally
    due to differences in
    depreciation                         (  1,482)    (  1,531)
                                         ----------   ----------
    Total gross deferred tax
      liabilities                        (  1,482)    (  1,531)
                                         ----------   ----------
  Net deferred tax assets                $  1,305     $  1,177
                                         ----------   ----------

Reflected on attached consolidated balance sheets as:
  Current deferred asset                 $  2,616     $  2,544
  Non-current deferred
    liability, net                       (  1,311)    (  1,367)
                                         ----------   ----------
Net deferred tax asset                   $  1,305     $  1,177
                                         ----------   ----------

At June 27, 1997, the Company had a state operating loss carryforward of $1,000 which is available to offset future state taxable income through the fiscal year 2000. In addition, the Company has an alternative minimum tax (AMT) credit carryforward of approximately $378 which is available to reduce future federal regular income taxes over an indefinite period.

Under Statement 109, a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based on the weight of all available evidence, the Company concludes that a valuation allowance is not needed.

The Company has not recognized a deferred tax liability for the basis differences and the undistributed earnings related to its foreign subsidiaries since the investment is essentially permanent in duration. Undistributed earnings were approximately $790 at June 27, 1997.

A reconciliation of the effective income tax rate from continuing operations with the statutory federal income tax rate is as follows:

                                            Year Ended
                                June 27,     June 28,     June 30,
                                  1997         1996         1995
                               ----------   ----------   ----------

Statutory rate                      35.0%        35.0%        35.0%
State income taxes,
  net of federal tax           (     1.7)         1.0          3.3
Tax effect of foreign
  income and losses            (     2.8)         2.4          1.9
Tax effect of foreign
  sales corporation            (    11.6)   (     4.1)   (     2.7)
Permanent differences                3.0    (     0.3)   (     2.0)
Other                                3.5    (     1.8)   (     2.5)
                               ----------   ----------   ----------
                                    25.4%        32.2%        33.0%

A tax benefit of $593,  deriving from  the Company's  Foreign Sales  Corporation
(FSC), was recorded in the third quarter of its fiscal year 1997. the tax benefit resulted from reassessment of the Company's foreign sales transactions for fiscal years 1994, 1995, and 1996.

Cash paid for income taxes was $1,071, $2,646, and $3,652 in fiscal years 1997, 1996, and 1995, respectively.

K.  RETIREMENT PLANS

The Company has a retirement savings and profit sharing plan which qualifies under Section 401(k) of the Internal Revenue Code. Participation is available to all employees meeting minimum service and age requirements.

During 1996, the Company implemented a Deferred Compensation Plan providing officers and key executives with the opportunity to participate in an unqualified deferred compensation plan. This plan does not qualify under Section 401 of the Internal Revenue Code. The total of net participant deferrals, which is reflected in other long-term liabilities, was $190 and $28 at June 27, 1997, and June 28, 1996, respectively.

The Company also has a deferred retirement salary plan which is limited to certain officers. The Company has accrued the present value of the estimated future retirement benefit payments over the periods from the date of the agreements. The accrued balance of these plans, included in other long-term
liabilities,   was  $559  and  $469  at  June  27,  1997,  and  June  28,  1996,
respectively.

Total expenses for these plans were $1,375, $1,341, and $808 for fiscal years ended 1997, 1996, and 1995, respectively.


L.  ACCRUED LIABILITIES

                                       Year Ended

                                 June 27,     June 28,
                                   1997         1996
                                ----------   ----------
Accrued incentive plan
  expense                       $     -0-    $    318
Accrued vacation expense           1,358        1,394
Accrued salary expense               569          686
Accrued salary and sales
 tax expense                         555          940
Accrued warranty expense           2,185        1,724
Accrued workers'
  compensation self-
  insurance expense                1,162          704
Accrued other                        996        1,302
                                ----------   ----------
                                $  6,825     $  7,068
                                ----------   ----------

  M.  OTHER INCOME, NET

                                            Year Ended
                                June 27,     June 28,     June 30,
                                  1997         1996         1995
                               ----------   ----------   ----------
Investment income              ($   110)    ($   114)    ($   126)
Loss on sale/writedown
  of investments                     -0-          -0-          68
(Gain) loss on foreign
  currency transactions        (     58)     (   166)     (   158)
Amortization of
  intangibles                        22           45           45
Other, net                     (    104)     (   106)     (    93)
                               ----------   ----------   ----------
                               ($   250)     ($  341)     ($  264)
                               ----------   ----------   ----------

N.  CONCENTRATION OF CREDIT RISK

The Company's customers are primarily in the cable television (CATV) industry. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. June 27, 1997, and June 28, 1996, accounts receivable from customers in the CATV industry were approximately $18,307 and $19,366, respectively. Receivables are generally due within 30 days. Credit losses are provided for in the consolidated financial statements and have consistently been within management's expectations.

Sales to one customer were $48,039 (36%) in fiscal year 1997. Sales to two customers were $24,966 (18%) and $25,792 (18%), respectively in fiscal year 1996. Sales to two customers were $29,326 (24%) and $23,320 (19%), respectively in fiscal year 1995.


O.  COMMITMENTS AND CONTINGENCIES

The Company had an established letter of credit of $900 at June 27, 1997, for its self-insured workers' compensation program.


P.  QUARTERLY RESULTS OF OPERATIONS      (UNAUDITED)

The following is a summary of quarterly results of operations for the 1997 and 1996 fiscal years:

                             First        Second       Third        Fourth
1997                         Quarter      Quarter      Quarter      Quarter(1)
----------                   ----------   ----------   ----------   ----------
Net sales                    $ 31,844     $ 30,701     $ 32,801     $ 36,595
Gross profit                    7,197        5,982        6,434        7,626
Income from continuing
  operations                    1,533          563        1,346          815
Discontinued operations      (    774)    (    228)    (  1,182)    (  8,251)
Net income (loss)                 759          335          164     (  7,436)
Net income per share from
  continuing operations          0.16         0.06         0.14         0.09
Discontinued operations
  per share                  (   0.08)    (   0.03)    (   0.12)    (   0.89)
                             ----------   ----------   ----------   ----------
Net income (loss) per
share                        $   0.08     $   0.03     $   0.02     ($  0.80)
                             ----------   ----------   ----------   ----------

                             First        Second       Third        Fourth
1996                         Quarter      Quarter      Quarter      Quarter
----------                   ----------   ----------   ----------   ----------
Net sales                    $ 35,839     $ 32,517     $ 35,609     $ 35,574
Gross profit                    9,131        7,110        8,959        9,487
Income from continuing
  operations                    2,515        1,089        2,771        2,639
Discontinued operations           116     (    393)    (  1,409)    (  1,409)
Net income                      2,631          696        1,362        1,230
Net income per share from
  continuing operations          0.26         0.11         0.28         0.26
Discontinued operations
  income (loss) per share        0.01     (   0.04)    (   0.14)    (   0.14)
                             ----------   ----------   ----------   ----------
Net income per share         $   0.27     $   0.07     $   0.14     $   0.12
                             ----------   ----------   ----------   ----------

(1) Results for the fourth quarter of fiscal year 1997 were negatively impacted by the Company's decision to discontinue its Digital Fiber Optics Transmission Products business segment. Discontinued operations include pre-tax charges of $3,300 related to warranty costs, an impairment loss on goodwill of $571, and a $3,830 after-tax charge for the loss on disposal of the Digital Fiber Optics Transmission Products business segment.


Q.  LITIGATION

On or about March 31, 1995, two shareholders of the Company filed a complaint in the United States District Court for the Eastern District of Pennsylvania against the Company, alleging violations of securities and common law. The complaint seeks permission to proceed as a class action on behalf of certain persons who purchased shares of the Company's Common Stock during the period January 17, 1995, through March 24, 1995. The complaint seeks compensatory damages in an unspecified amount and costs and expenses relating to the complaint, including reasonable attorney's fees. the Company's motion to dismiss the complaint was granted in part and denied in part. Discovery has commenced, but a trail date has not yet been set. Based upon the present stage of the proceedings, the ultimate outcome of this suit cannot be ascertained at this time.

R.  SEGMENT INFORMATION

In fiscal years 1997 and 1996, the Company operated in two industry segments: the Electronic Distribution Products segment, which represents the Company's continuing operations and provides hybrid fiber coax (HFC) equipment for signal distribution applications primarily to the CATV market; and the Digital Fiber Optics Transmission Products segment, which is reported as a discontinued business segment and provides products for long-distance, point-to-point video, voice, and data signal transmission applications, primarily for telephony, distance learning, and other non-CATV markets. The Company announced on July 10, 1997, its intent to discontinue its Digital Fiber Optics Transmission Products segment in a phase-down process expected to span nine months.

Information about industry segments for fiscal years 1997, 1996, and 1995 is as follows:

                                                Continuing               Discontinued
                                                Operations                Operations                  Total
                                          ---------------------     ---------------------     ---------------------
Year Ended June 27, 1997
------------------------
Total revenue                                   $  131,941                $    7,994                $  139,935
Operating income (loss)                         $    6,021               ($    9,357)              ($    3,336)
Identifiable assets at June 27, 1997            $   69,604                $    9,852                $   79,456
Capital Expenditures                            $    5,884                $      698                $    6,582
Depreciation and amortization                   $    4,910                $    1,388                $    6,298

Year ended June 28, 1996
------------------------
Total revenue                                   $  139,539                $    9,359                $  148,898
Operating income (loss)                         $   14,254               ($    4,600)               $    9,654
Identifiable assets at June 28, 1996            $   75,069                $    7,387                $   82,456
Capital Expenditures                            $    7,442                $      586                $    8,028
Depreciation and amortization                   $    3,972                $      755                $    4,727

Year Ended June 30, 1995
------------------------
Total revenue                                   $  121,269                $   16,172                $  137,441
Operating income (loss)                         $   13,425               ($      323)               $   13,102
Identifiable assets at June 30, 1995            $   83,490                $    5,817                $   89,307
Capital Expenditures                            $   14,355                $    1,016                $   15,371
Depreciation and amortization                   $    2,921                $    1,001                $    3,922


The Company and subsidiaries operate in various geographic areas as indicted by the following:

                                          U.S.          Canada         Europe      Eliminations       Total
                                      ------------   ------------   ------------   ------------   ------------
Year Ended June 27, 1997
------------------------
Sales to unaffiliated customers:
  Domestic                            $ 106,785      $   1,523      $     751      $       -0-    $ 109,059
  Export                                 22,882             -0-            -0-             -0-       22,882
Transfers between geographic areas    (      95)            -0-            -0-             95            -0-
                                      ------------   ------------   ------------   ------------   ------------
Total revenue                         $ 129,572      $   1,523      $     751      $       95     $ 131,941
Operating income                      $   5,842      $     162      $      17      $       -0-    $   6,021
Identifiable assets at June 27, 1997  $  67,464      $   1,542      $     598      $       -0-    $  69,604
Capital expenditures                  $   5,852      $       6      $      26      $       -0-    $   5,884
Depreciation and amortization         $   4,847      $      12      $      51      $       -0-    $   4,910

Year ended June 28, 1996
------------------------
Sales to unaffiliated customers:
  Domestic                            $  84,792      $   6,223      $   5,968      $       -0-    $  96,983
  Export                                 42,556             -0-            -0-             -0-       42,556
Transfers between geographic areas        9,570             -0-            -0-     (    9,570)           -0-
                                      ------------   ------------   ------------   ------------   ------------
Total revenue                         $ 136,918      $   6,223      $   5,968      ($   9,570)    $ 139,539
Operating income                      $  11,596      $   2,210      $     448      $       -0-    $  14,254
Identifiable assets at June 28, 1996  $  69,960      $   3,464      $   1,645      $       -0-    $  75,069
Capital expenditures                  $   7,414      $      10      $      18      $       -0-    $   7,442
Depreciation and amortization         $   3,848      $      15      $     109      $       -0-    $   3,972

Year Ended June 30, 1995
------------------------
Sales to unaffiliated customers:
  Domestic                            $  73,368      $   4,787      $   7,616      $       -0-    $  85,771
  Export                                 35,498             -0-            -0-             -0-       35,498
Transfers between geographic areas        8,649             -0-            -0-     (    8,649)           -0-
                                      ------------   ------------   ------------   ------------   ------------
Total revenue                         $ 117,515      $   4,787      $   7,616      ($   8,649)    $ 121,269
Operating income                      $  11,349      $   1,428      $     648      $       -0-    $  13,425
Identifiable assets at June 30, 1995  $  74,958      $   3,213      $   5,319      $       -0-    $  83,490
Capital expenditures                  $  14,327      $      10      $      18      $       -0-    $  14,355
Depreciation and amortization         $   2,797      $      15      $     109      $       -0-    $   2,921


Most transfers between geographic areas are made at the cost of producing the items plus a profit margin. Identifiable assets are those assets identified with the operations in each geographic area.

Financial Report

To The Shareholders:

The management of C-COR Electronics, Inc. is responsible for the preparation of all financial statements in this Annual Report. These statements were prepared in accordance with generally accepted accounting principles from the books and records maintained by the Company. Adequate accounting systems and financial controls are maintained to assure that these records reflect the transactions of the Company and that its assets are protected from loss or unauthorized use. In addition, the Audit Committee of the Board of Directors meets periodically with management and KPMG Peat Marwick LLP to discuss financial reporting matters, the internal controls, and the scope and results of the audit.

/s/ Chris A. Miller
Vice President-Finance, Secretary and Treasurer
August 15, 1997

Independent Auditors' Report

To the Board of Directors
C-COR Electronics, Inc.
and Subsidiaries:

We have audited the accompanying consolidated balance sheets of C-COR Electronics, Inc. and Subsidiaries as of June 27, 1997 and June 28, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period end June 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-COR Electronics, Inc. and Subsidiaries as of June 27, 1997 and June 28, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 27, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
State College, Pennsylvania
August 15, 1997



DIRECTORS & OFFICERS
                                                     Year first
                                                      elected
Directors                                            a director
-------------------------------------------------------------------------------
Richard E. Perry                                     1985
Chairman of the Board (2,4,5)

Scott C. Chandler                                    1996
President and Chief Executive Officer (2,4)

Donald M. Cook, Jr.                                  1988
Retired President and Chief Operating Officer,
SEMCOR, Inc. (2,3,4)

I.N. Rendall Harper, Jr.                             1982
President, Chief Executive Officer and Treasurer,
American Micrographics Company, Inc. (1,4,5)

Anne P. Jones, Esq.                                  1989
Telecommunications Consultant (1,4,5)

John J. Omlor                                        1989
President and Chief Executive Officer,
John J. Omlor Associates, Ltd. (2,4)

Dr. Frank Rusinko, Jr.                               1990
Senior Scientist and Director,
Carbon Research Center,
College of Earth and Mineral Sciences
of The Pennsylvania State University (1,3,4,5)

Dr. James J. Tietjen                                 1987
Dean, School of Technology Management,
The Stevens Institute of Technology (2,3,4)

Dr, Philip L. Walker, Jr.                            1960
Evan Pugh Professor Emeritus
of Material Science,
The Pennsylvania State University (1,4)

(1) Member of the Audit Committee
(2) Member of the Executive Committee
(3) Member of the Compensation Committee
(4) Member of the Strategic Planning Committee
(5) Member of the Nominating Committee

Directors Emeriti
-------------------------------------------------------------------------------
Joseph C. Bates                                      1982

Dr. John L. McLucas                                  1982

Dr. Marsh W. White                                   1963

Officers
-------------------------------------------------------------------------------
Scott C. Chandler
President and Chief Executive Officer

Edwin S. Childs
Vice President
Human Resources

David J. Eng
Senior Vice President
Worldwide Sales

Lawrence R. Fisher, Jr.
Vice President
Engineering

Chris A. Miller
Vice President
Finance, Secretary and Treasurer

Donald F. Miller
Vice President
Operations and Manufacturing

Gerhard B. Nederlof
Senior Vice President
Marketing, Business Development and Services

Joseph E. Zavacky
Controller and Assistant Secretary


CORPORATE DATA

Annual Meeting of Shareholders
October 14, 1997 at 9:00 a.m.
Headquarters
C-COR Electronics, Inc.
60 Decibel Road
State College, Pennsylvania

Stock Listing

The Common Stock of C-COR Electronics, Inc., traded in the Nasdaq Stock Market's National Market System, was first offered to the public in February 1981. The Nasdaq symbol is CCBL. The range of high and low price information as reported by Nasdaq follows:

Quarter Ending                     Price
September 30, 1995                 High  36
                                   Low   22 3/4
December 31, 1995                  High  29 7/8
                                   Low   21
March 31, 1996                     High  24
                                   Low   15
June 30, 1996                      High  24
                                   Low   15
September 30, 1996                 High  18
                                   Low   13 3/4
December 31, 1996                  High  17 1/2
                                   Low   11 7/8
March 31, 1997                     High  15 3/4
                                   Low   12
June 30, 1997                      High  12 1/8
                                   Low    9 1/2

C-COR Electronics, Inc. has never paid a dividend. As of June 27, 1997, there were 670 shareholders of record of Common Stock.

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

We encourage shareholders whose stock is held by brokers or banks to call the Investor Relations office at the Company's headquarters (Telephone:
814-231-4402, e-mail: sot@c-cor.com) to have their names placed on the financial mailing list, enabling them to receive interim reports.

MISSION STATEMENT

C-COR is dedicated to responsive customer service, innovative design, and the manufacture of quality products. We will be a leader in communication technology. The Company will research and develop market opportunities within our expertise to enhance profitable growth.

WHAT WE STAND FOR

At C-COR, our business practices are guided by a respect for ourselves and a profound sense of responsibility to our employees, shareholders and customers.

EMPLOYEES

Nothing is more important to C-COR than the people who work here. To our people we pledge a good work environment, fair compensation, recognition of accomplishments, honesty in communications and understanding. In return, we expect a positive attitude, an honest effort in the workplace and a dedication to principles that we espouse.

CUSTOMERS

We realize the value of our customers and we have committed ourselves to delivering a quality product at a fair price, to respond promptly to our customers' requests, to provide superior service and support, and most of all, to respect them and their needs.

SHAREHOLDERS

We recognize our responsibility to protect and nurture the investments of our shareholders. We will manage C-COR in a manner that will produce a fair return on investment while manifesting itself in capital appreciation. Our management will be cost-effective and efficient. We will be open and honest in communicating with shareholders and we will conduct our business in an ethical manner.

SUPPLIERS

The criteria for choosing suppliers will be on the basis of quality, price and performance; we expect of them what our customers expect of us.

COMMUNITY

C-COR is dedicated to being a good corporate citizen wherever we do business. And, we believe in encouraging our employees to become involved in civic affairs. We expect our employees to conduct business in an ethical manner, be dedicated in their efforts on behalf of the Company and to work to improve the quality of life in the workplace and the communities in which they live.


WORLD HEADQUARTERS
60 Decibel Road
State College, PA  16801
800-233-2267
814-238-2461
Fax 814-238-4065

EUROPEAN OFFICE
P.O. Box 10.265
1301 AG Almere
The Netherlands
+31-36-546 1111
Fax +31-36-536 4255

DENVER OFFICE
5299 DTC Boulevard, Suite 552
Englewood, CO  80111
303-713-0776
Fax 303-713-0639

CANADIAN OFFICE
377 MacKenzie Avenue, Unit 5
Ajax, Ontario  L1S 2G2
905-427-0366
Fax 905-428-0927

REGIONAL SALES OFFICES
California, Colorado, Georgia, Indiana, Minnesota, Pennsylvania, South Carolina, and Texas

Printed in the U.S.A.
All rights reserved.
(C) 1997, C-COR Electronics, Inc.