Form 10-K, Exhibit 13
period 1998-06-26
C COR ELECTRONICS INC
filed 1998-09-24
CIK 350621

1998 C-COR ANNUAL REPORT
F|U|T|U|R|E F|O|C|U|S|E|D
NAVIGATING THE GLOBAL COMMUNITY

C|O|N|T|E|N|T|S
CORPORATE PROFILE                          1
SELECTED FINANCIAL DATA                    2
SHAREHOLDERS' LETTER                       3
FUTURE FOCUSED
     CUSTOMER FOCUSED                      7
     TECHNOLOGY FOCUSED                    9
     INTERNATIONAL FOCUSED                11
     FOUNDATIONS                          12
MANAGEMENT'S DISCUSSION AND
  ANALYSIS                                13
CONSOLIDATED BALANCE SHEETS               17
CONSOLIDATED STATEMENTS OF
  OPERATIONS                              18
CONSOLIDATED STATEMENTS OF
  CASH FLOWS                              19
CONSOLIDATED STATEMENTS OF
  SHAREHOLDERS' EQUITY                    20
NOTES TO CONSOLIDATED FINANCIAL
  STATEMENTS                              21
REPORTS                                   30
DIRECTORS & OFFICERS                      31
CORPORATE DATA                            32
MISSION STATEMENT                         33

                                 P|R|O|F|I|L|E
For over four decades, C-COR has provided the products and support our customers need to plan, design, build and maintain complex communications networks. In doing so, we have created a niche as an innovator, developer and supplier of robust, high-quality distribution electronics for two-way hybrid fiber/coax
(HFC) networks around the world.

More than simply keeping pace with customer requirements, we have anticipated industry changes and responded accordingly. We had the foresight to create fiber optic and coax products that are two-way capable, even before the need for an expanded return path became evident. Today, the Internet, telephony and advanced digital services have created demand for active, two-way architectures. C-COR has answered with a full line of flexible, reliable and cost-effective network solutions.

Our principal customers include cable television operators, telephone companies and installers of broadband communications networks. Sales efforts are conducted from headquarters in State College, Pennsylvania; from regional offices throughout the United States, in Canada and in the Netherlands; and through numerous distributors worldwide.

S|E|L|E|C|T|E|D  F|I|N|A|N|C|I|A|L  D|A|T|A(in thousands of dollars except
per share data)
Fiscal Year Ended:                                          1998        1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------------------------------
Statements of operations(1):
Net Sales                                              $ 152,144   $ 131,941    $ 139,539    $ 121,269    $  60,207
Income from continuing operations                          7,317       4,257        9,014        8,528        3,177
Gain (loss) from discontinued operations                       -      (6,605)      (3,095)        (213)         855
Gain (loss) from disposal of discontinued operations         928      (3,830)           -            -            -
Net income (loss)                                          8,245      (6,178)       5,919        8,315        4,032
Net income (loss) per share - (basic)(2,3):
   Continuing operations                               $    0.80   $    0.45    $    0.94    $    0.91    $    0.35
   Discontinued operations                                     -       (0.70)       (0.32)       (0.02)        0.09
   Disposal of discontinued operations                      0.10       (0.40)           -            -            -
Net income (loss) per share - basic                         0.90       (0.65)        0.62         0.89         0.44
Net income (loss) per share - (diluted)(2,3):
   Continuing operations                               $    0.78   $    0.44    $    0.91    $    0.86    $    0.34
   Discontinued operations                                     -       (0.68)        (.31)       (0.02)        0.09
   Disposal of discontinued operations                      0.10       (0.40)           -            -            -
Net income (loss) per share - diluted                       0.88       (0.64)        0.60         0.84         0.43
Balance sheet data (at period end)(1):
Working capital                                        $  27,313   $  22,745    $  35,452    $  24,442    $  25,061
Total assets                                              75,518      71,119       77,278       85,868       47,499
Total long-term obligations                                6,367       7,201        8,030        2,172          501
Shareholders' equity                                      50,190      41,678       53,317       44,725       34,139

(1) Certain amounts have been reclassified for comparability with fiscal year 1998 presentation. (2) The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" effective December 15, 1997. Accordingly, all prior per share amounts have been restated. (3) Adjusted to reflect a two-for-one stock split effective December 5, 1994.

NET SALES
IN THOUSANDS OF DOLLARS

1994                      60,207
1995                     121,269
1996                     139,539
1997                     131,941
1998                     152,144

INCOME FROM CONTINUING OPERATIONS
IN THOUSANDS OF DOLLARS

1994                     3,177
1995                     8,528
1996                     9,014
1997                     4,257
1998                     7,317

NET INCOME PER SHARE FROM CONTINUING OPERATIONS
IN DOLLARS

1994                     0.34
1995                     0.86
1996                     0.91
1997                     0.45
1998                     0.80

Some of the information presented in this report constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the timing of orders received from customers, the gain or loss of significant customers, changes in the mix of products sold, changes in the cost and availability of parts and supplies, fluctuations in warranty costs, new product development activities, economic conditions affecting domestic and international markets, regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular, competition and changes in domestic and international demand for the Company's products and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed on Form 10-K and other reports filed with the Securities and Exchange Commission.

                       T|O O|U|R S|H|A|R|E|H|O|L|D|E|R|S
C-COR has much to celebrate as we reflect on the accomplishments of this past year and on the prospects for the future. Amid a rapidly changing global communications market, we take a moment to remember how it all started, 45 years ago for C-COR and 50 years ago for the cable industry. Back then, the simple desire to view a few snow-free channels of news and entertainment drove industry pioneers to devise the first cable networks. Now, five decades later, the cost-effective delivery of hundreds of video channels, high-speed Internet services and cable telephony prompt network operators worldwide to seek technologically advanced products and specialized support services. With this dynamic global backdrop, C-COR looks forward to participating in the exciting conclusion of one century and the rapid approach of another.

In fiscal year 1998, C-COR's financial results were encouraging, as both revenue and earnings grew. Net sales rose 15% to $152 million, from $132 million in fiscal year 1997. Net income per share from continuing operations increased dramatically to $.78 in fiscal year 1998 from $.44 in fiscal year 1997. The gross margin percentage in fiscal year 1998 improved to 22.7% from 20.6% the previous year. Operating expenses as a percentage of net sales, declined, excluding restructuring charges. At the same time, we maintained our commitment to product development, enabling the introduction of a host of new products, particularly optoelectronics, and funding for the study and implementation of new technologies and resources to enhance C-COR's growth opportunities.

GLOBAL CLOSE-UP
During the past 12 months, the means for global information exchange have evolved dramatically. Most importantly for C-COR, we have seen the further validation of the hybrid fiber/coax (HFC) architecture as the most powerful, cost-effective pipeline to homes and businesses. In North America, the year could be summed up with the simple statement, "the industry is standing tall, buoyed by its superior technology, wealth of programming and bold new business opportunities.(1)" Consolidation and clustering of cable properties continued, resulting in economies of scale for cable operators as they offered advanced services to their customers. This environment provided significant opportunity for equipment suppliers like C-COR to offer pace-setting, technologically advanced products and services. Another industry trend has been standardization, viewed as a necessity for technology experts working together to achieve a set of common goals.

Key moves by industry leaders signaled further validation of HFC architectures and support for the concept of a single pipe to carry information to the end-user. First, came an announcement in the spring of 1997 that was summarized best with the statement, "a modern era of the cable industry dawned when Bill Gates made a billion-dollar investment in Comcast...this was viewed as a signal that the promised convergence of cable with the Internet and digital technology was near.(2)" Midway through 1998, a former computer industry executive announced his intent to purchase two major cable operations, Marcus Communications and Charter Communications. At about the same time, the bellwether event occurred when AT&T announced that it would purchase major cable operator TeleCommunications, Inc. Combined, these events helped create a healthy environment for companies like C-COR looking to identify and implement growth opportunities for the future.

Elsewhere around the world, communication infrastructure development and enhancement continued to progress. Both the European and Latin American markets steadily grew and developed. In Europe, we saw solid activity, particularly in the eastern regions, and we are poised for participation in the pending extensive network deployment in Spain. In Latin America, demand for HFC network products continued to be solid, particularly in Argentina and Chile, and new opportunities are expected in the emerging markets of Brazil, Columbia and Bolivia. The Asia Pacific region was slow, but we are maintaining our strategic commitment to this key market.

OVER THE HORIZON
We began fiscal year 1998 with a clear set of strategic goals and initiatives: - expansion within our traditional area of expertise...HFC - exploration of diversification opportunities outside our historical markets - expansion of international growth as a percent of total sales - improved profitability through continued process improvements leading to higher productivity and improved gross margins
- renewed commitment to our highly capable employees

We have made significant progress on these objectives this past year. We focused on a number of initiatives directed at productivity enhancements, new process improvements, capacity realignment and global procurement. Additionally, continuous improvements in the areas of quality and reliability have been designed to achieve our increasingly aggressive standards for the benefit of our customers.

There is still a challenging and exciting journey ahead. Many of the same strategic initiatives will continue into the new year. We will aggressively seek out ways to expand geographically; the opportunities are there. New products and services will continue to be a priority. Global manufacturing and procurement initiatives are being explored as we strive to remain highly competitive in today's global economy. Of great importance are the people who are at the heart of all we do...customers, shareholders and employees. Each plays a unique and significant role in establishing and fulfilling our plan for the future.

Thank you for your continued interest. We look forward to communicating our progress throughout the coming year.



Richard E. Perry
Chairman



David A. Woodle
President and CEO
August 12, 1998

(1) Cablevision, July 13, 1998, Page 4 (2) Buyside, June 1998, Page 76

NAVIGATING THE GLOBAL COMMUNITY

Members of C-COR's global sales team meet to discuss strategic plans.

                            F|U|T|U|R|E F|O|C|U|S|E|D
                          C|U|S|T|O|M|E|R F|O|C|U|S|E|D
As the global communications industry evolves, C-COR's long-standing commitment to customers remains a constant. This is most evident in our continued development and delivery of high quality, end-to-end solutions that respond to specific customer needs. When coupled with our full array of specialized services, our comprehensive product line enables cable operators to build for today's requirements and still remain flexible for the future.

In fiscal year 1998, C-COR introduced over 20 new products - more than at any other time in our 45-year history - and we expect these products to be available for shipment beginning in fiscal year 1999. Fiber optic solutions dominated, based on our new NAVICOR(TM) platform of nodes and headend products. With NAVICOR, amplifiers can be transformed into nodes by simply changing the fiber optic lid. The result is a cost-effective way for customers to rebuild or upgrade their hybrid fiber/coax (HFC) networks to offer high-speed data, digital services, video-on-demand and cable telephony as the market demands.

In addition to fiber optics, C-COR has remained steadfast in meeting the needs of our RF customers. During fiscal year 1998, we advanced the standards for performance by providing superior return path capability and optimal powering options for customers delivering advanced services. Overlying the entire network is C-COR's CNM(TM) System 2, a standards-compliant, network management system that provides for the ultimate in operational confidence.

Customer service continues to stand for personal service at C-COR, with customized design, training and network activation services leading the way. Add to that full product certification before the sale, and our customer focus becomes total customer satisfaction.


Guided by market requirements and a strategic goal to diversify our product line within the HFC offering, C-COR has introduced the Navicor product platform. Navicor is a new family of modular AM fiber optic nodes and lid upgrades for C-COR's RF amplifier product line. Its unique common module concept enables cable operators to quickly and easily improve system capacity and add high-value services to meet the demands of their customers.

With Navicor, only the lid - rather than the entire piece of equipment - is removed and replaced with a fiber optic lid during an upgrade. For new builds and rebuilds, complete fiber nodes are available. Navicor's common module approach minimizes inventory, decreases system downtime and increases cost efficiency. Most importantly, Navicor affords cable operators the power, scalability and network management capabilities to meet HFC network demands both today and in the future.

                        T|E|C|H|N|O|L|O|G|Y F|O|C|U|S|E|D
Today, consolidation and geographic clustering are driving the demand for more advanced HFC architectures. New services such as the Internet, digital video and telephony are also increasing the need for greater bandwidth, higher performance and total reliability. These factors, combined with cost-conscious budgets, have led to a new way of building and managing networks. No longer are simple bandwidth upgrades the case; network operators must build for today while also planning for the future.

C-COR has responded to this dynamic marketplace with advanced technologies that offer upgradability, scalability, flexibility and cost-effectiveness. A variety of unique features and products - such as the common module concept, a new quadrant node and an advanced network management system designed to standards-based environments - add enhanced value by improving quality, performance and dependability.

NAVICOR rack-mounted products deliver high performance and allow for headend consolidation as needed. The 1550nm transmitter transports large amounts of information over long distances, while erbium-doped fiber amplifiers (EDFA) extend transmitter capability to reach broad segments of the network. The AM headend rack system is a compact, easy-to-install package that plays a key role in getting information to nodes serving 250-2000 homes. NAVICOR optical nodes offer high performance for greater network flexibility and capability. Building on C-COR's 45-year legacy, this product family can operate as complete nodes or be used to upgrade existing FlexNet(R) amplifiers.

The I-Flex(TM) family of products, which includes an amplifier, node and network management solution uniquely designed for the global market, offers many benefits found in our strand-mounted products. I-Flex is used where cabinet-mounted equipment is needed in an HFC architecture.

Network management systems were a cornerstone at C-COR long before it became popular to offer network monitoring capabilities. CNM System 2 is a standards-based system used to monitor and control network elements from a central location, reducing operational costs, enhancing reliability and improving the productivity of technical staff.


We have seen many of our customers grow into multi-million, and even billion dollar companies. C-COR has provided the products and services to help them get there.

                            F|U|T|U|R|E F|O|C|U|S|E|D
                   I|N|T|E|R|N|A|T|I|O|N|A|L|L|Y F|O|C|U|S|E|D
With a strong domestic foothold, C-COR continues to pursue growth opportunities around the globe. In all areas of operations - including sales and marketing, service, manufacturing and procurement - we are diversifying geographically to improve profitability and more directly serve international markets. We recognize that our continued success depends on international expansion, and we have made it a strategic initiative to focus our efforts on achieving that goal.

Europe: Political changes, deregulation and private enterprise are paving the way for expansion of the communications infrastructure throughout Europe. New builds, particularly for telephony and digital video services, are driving growth in Spain and Eastern Europe, while network upgrades are underway in much of Western Europe. Overall, HFC is still the dominant technology, with 862 MHz in cabinet-mounted equipment providing the most cost-effective way to meet capacity demands. We have also expanded the I-Flex family of nodes, amplifiers and network management to include an I-Flex line extender for cost-effective delivery of services to homes and businesses.

Latin America: Like North America, HFC technology dominates in Latin America. We anticipate high demand for AM fiber optics over the next three years, driven primarily by telephony. In addition to an already-established base in Argentina and Chile, the most promising markets include Brazil, Columbia and Bolivia where privatization is opening new doors.

Asia Pacific: While economic issues continue to impact the volatile Asian Pacific market, we still see enormous, long-term potential for broadband HFC networks there. C-COR will maintain its presence throughout this market so that we can immediately respond with advanced HFC and network management solutions for providing services such as telephony, Internet access and cable television.

C-COR is proud of its part in Singapore ONE, which will provide the world's first nationwide Internet access capability via cable modems. Offering high speed and large capacity, the Singapore CableVision (SCV) broadband network carries data, audio and video information nationwide. Our FlexNet 862 MHz amplifiers are installed in this innovative, two-way HFC network, which serves about 1000 homes per node.

                                    C-COR...
                                  F|O|C|U|S|E|D
                                    on solid
                              F|O|U|N|D|A|T|I|O|N|S
                                  for continued
                                  S|U|C|C|E|S|S

Customer focus. Technological leadership. Global growth. At C-COR, these strengths and more have established the foundation for our continued success into the next millennium.

Looking forward, we will leverage our RF expertise with the goal of further expanding our fiber optic product line, network management capabilities and technical services. We will also continue to explore new opportunities inside and outside the HFC network market, both domestically and internationally.

Ongoing cost containment and continuous improvement throughout the organization position us to operate at peak efficiency. Just one example is NAVICOR's common module concept, which is designed to help us reduce costs by improving efficiency in development and manufacturing operations. Finally, we are addressing staffing challenges through training, empowerment and other initiatives aimed at retaining skilled employees.

With so much working in our favor, we anticipate a future full of opportunities to further satisfy our customers, provide for employee development, increase our profitability and build shareholder value.

Management's Discussion & Analysis
(in thousands of dollars except share and per share data)

Disclosure Regarding Forward-Looking Statements
Some of the information presented in this Annual Report constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, continuation of increased domestic spending for network upgrades, the continuation of competitive pricing pressures, anticipated increased spending on product development, the continued availability of capital resources and the Company's ability to assess the risks of the year 2000 issue, with respect to its operations, and resolve them in a timely manner. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the timing of orders received from customers, the gain or loss of significant customers, changes in the mix of products sold, changes in the cost and availability of parts and supplies, fluctuations in warranty costs, new product development activities, economic conditions affecting domestic and international markets, regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular, competition and changes in domestic and international demand for the Company's products and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors, which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the Company's reports filed on Form 10-K and other reports filed with the Securities and Exchange Commission.

Results of Operations
Net sales in fiscal year 1998 were $152,144, an increase of 15% from net sales of $131,941 in fiscal year 1997. The increase in sales was a result of increased demand for hybrid fiber/coax (HFC) equipment, as well as technical services to both domestic and international customers, primarily in the cable television
(CATV) industry. Net sales decreased 5% in fiscal year 1997 from net sales of $139,539 in fiscal year 1996. The decrease in sales was primarily a result of reduced sales to international customers compared to the previous year.

Domestic sales remained strong in fiscal year 1998, increasing 13% to $120,237 from $106,785 in fiscal year 1997. The Company believes that many domestic CATV operators have continued to increase their capital spending, and, as a result, the Company has experienced increased demand for HFC distribution equipment. The Company believes the increased capital spending has been driven by customer demands for improved services, affecting not only voice and video requirements, but also demand for high-speed data transmission. This increased demand by CATV operators for improved services has translated into an increased need for higher bandwidth products in order to support these services. Domestic sales increased 26% in fiscal year 1997 from $84,792 in fiscal year 1996, also due to network upgrade activities by CATV operators. Total domestic sales were 79% of consolidated net sales for fiscal year 1998, as compared to 81% and 61% for fiscal years 1997 and 1996, respectively.

International sales increased 27% to $31,907 in fiscal year 1998 from $25,156 in fiscal year 1997. The increased demand resulted primarily from sales to Canada, Europe and Latin America. International sales decreased 54% in fiscal year 1997 from $54,747 in fiscal year 1996, resulting from reduced demand by a significant customer in Canada and customers in Asia and Latin America. The Company continues to monitor its business activities in the Asian market and the effects that current economic conditions may have on present and future order trends. The Company believes the Asian market represents long-term potential for HFC distribution equipment and will continue to maintain its presence throughout this market. The international markets continue to represent distinct markets for HFC distribution equipment, and, in general, demand can be highly variable. The Company's total international sales were 21% of consolidated net sales in fiscal year 1998, as compared to 19% and 39% for fiscal years 1997 and 1996, respectively.

The Company is subject to certain risks as a result of market and customer concentration. For additional information regarding risks, reference Note N of the consolidated financial statements.

The Company's backlog of sales orders at June 26, 1998, was $24,025, compared to $34,851 at June 27, 1997, and $24,333 at June 28, 1996. The backlog of sales orders at June 26, 1998, was comprised of approximately 91% domestic and 9% international orders, compared to approximately 72% domestic and 28% international orders at June 27, 1997, and 86% domestic and 14% international orders at June 28, 1996. In the domestic CATV market, certain cable operators are beginning upgrade activities, while others are in various stages of completion. As a result, demand patterns can vary, depending on the distinct requirements for each customer. In addition, the Company believes recent trends indicate that order patterns have also changed from customers providing longer blanket orders to shorter lead-time orders, contributing to the backlog reduction at fiscal year end. The Company's book-to-bill ratio was 0.93 for fiscal year 1998, compared to 1.08 and 0.79 for fiscal years 1997 and 1996, respectively.

Gross profit margin for fiscal year 1998 was 22.7%. This compares to 20.6% in fiscal year 1997 and 24.9% in fiscal year 1996. The increase in the gross profit margin in fiscal year 1998, relative to fiscal year 1997, was primarily attributable to purchased material cost reductions, changes in customer and product mix, and efficiencies resulting from higher production volumes. The
Company continued to experience pricing pressures in fiscal year 1998. The Company has undertaken initiatives to lower manufacturing costs by improving manufacturing processes in order to enhance efficiency and productivity, and by redesigning products to enhance manufacturability and reduce material costs. In fiscal year 1998, the Company began manufacturing the power supply component of its RF amplifier products in Tijuana, Mexico. The Company substantially completed the transfer of the power supply component production to this facility as of June 26, 1998, and continues to ramp up production at this manufacturing facility. The gross profit margin decrease in fiscal year 1997, relative to fiscal year 1996, was attributed primarily to changes in product and customer sales mix, as well as pricing pressures, particularly on RF coaxial cable amplifiers.

Selling and administrative expenses for fiscal year 1998 were $15,020 or 10% of net sales, compared to $15,787 or 12% of net sales for fiscal year 1997 and $15,917 or 11% of net sales for fiscal year 1996. The decrease in selling and administrative expense for fiscal year 1998 compared to fiscal year 1997 was due primarily to reduced expenditures resulting from reconfiguration of the Company's worldwide sales territories and the consolidation of the Company's sales force implemented in the fourth quarter of fiscal year 1997. The decrease in selling and administrative expenses for fiscal year 1997, compared to fiscal year 1996, was due to various cost reduction initiatives, including personnel reductions and decreases in various administrative expenses.

Research and product development expenses for fiscal year 1998 were $7,459 or 5% of net sales, compared to $5,681 or 4% of net sales for fiscal year 1997 and $4,857 or 3% of net sales for fiscal year 1996. The increase in research and product development expense in fiscal year 1998 over fiscal years 1997 and 1996 was primarily due to the Company's strategic commitment to investments in new products and technologies. The increased expenditures resulted from higher personnel costs and additional expenses for development of NAVICOR(TM), an entire family of modular AM fiber optic nodes and optical lid upgrades, as well as CNM(TM) System 2, a new generation of its Cable Network Management (CNM) platform. These products were introduced mid-year fiscal 1998, and the Company anticipates production release of these products in several phases over the first half of fiscal year 1999. The Company anticipates increased product development expenditures in fiscal year 1999 related to ongoing product development initiatives.

Included in the results from continuing operations for fiscal year 1998 is a restructuring charge of $625 related to the Company's decision on June 25, 1998, to close its manufacturing plant located in Reedsville, Pennsylvania. The decision was made in order to reduce costs and improve productivity and asset utilization. The restructuring charge represents salaries and benefits for approximately 143 employees to be terminated. At June 26, 1998, no expenses had been charged against this restructuring accrual.

For fiscal year 1998 other expense was $384. This compares to other income of $250 and $341 for fiscal years 1997 and 1996, respectively. The increased expense in fiscal year 1998 resulted from costs accrued in relation to the settlement of certain litigation and foreign exchange losses resulting primarily from the weakened Canadian dollar. The reduction in other income in fiscal year 1997, compared to fiscal year 1996, was primarily due to lower foreign currency transaction gains.

The Company's effective income tax rate for fiscal year 1998 was 32%. This compared to effective income tax rates of 25% and 32% for fiscal years 1997 and 1996, respectively. The higher effective tax rates for fiscal year 1998, compared to fiscal year 1997, resulted from a tax benefit of approximately $593 that was recorded during the third quarter of fiscal year 1997. The tax benefit resulted from reassessment of the Company's foreign sales transactions for the prior three fiscal years and optimization of the tax benefits derived from the Company's Foreign Sales Corporation (FSC). In addition, fluctuations in the effective income tax rate from period to period reflect changes in non-deductible amounts, the relative profitability related to both U.S. and non-U.S. operations and differences in statutory rates.

Results of Discontinued Operations
On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment located in Fremont, California, in a nine-month wind-down process. Anticipated wind-down costs were recorded as a loss on disposal of the discontinued segment in the results of discontinued operations for the fiscal year ended June 27, 1997. The Company substantially completed the wind-down of this operation as of March 1998. A gain on disposal of the discontinued business segment of $928, which includes a net tax benefit of $94, was recorded in fiscal year 1998. The gain represents an adjustment of the estimated loss on the disposal of the business segment of $3,830, net of applicable income tax benefit of $1,974, reported in fiscal year 1997. The gain derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax losses from operations of the discontinued business segment were $6,605 and $3,095 for fiscal years 1997 and 1996, respectively. The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571, recorded during the fourth quarter of fiscal year 1997.

Financial Condition
The Company's financial condition remains strong. The Company's working capital increased $4,568 since June 27, 1997. Inventory decreased to $17,375 at June 26, 1998, from $19,140 at June 27, 1997, primarily related to reductions in raw materials and work-in-process inventory levels. Accounts payable also decreased to $5,784 at June 26, 1998, from $8,636 at June 27, 1997, due primarily to the reductions in inventory purchases at year end. Accrued liabilities increased to $10,245 at June 26, 1998, from $6,825 at June 27, 1997, due primarily to expense accrued under the Company's profit incentive plan for the year and restructuring costs accrued in relation to the closing of the Company's Reedsville, Pennsylvania, manufacturing facility.

Recent Accounting Changes
In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and classifying components of comprehensive income in the financial statements and requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in-capital in the equity section of the financial statements. The FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement 131), which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for providing disclosures related to products and services, geographic area, and major customers. The Company anticipates adopting these Statements in its fiscal year 1999 financial statements as required. Implementation of these Statements is not expected to have a material effect on the Company's consolidated financial statements.

In 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (Statement 132), which is effective for fiscal years beginning after December 15, 1997. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on benefit obligations and plan assets, and suggests combined formats for presentation of pension and other postretirement benefit disclosures. The FASB also issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), which is effective for fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company anticipates adopting these Statements in its fiscal year 1999 and 2000 consolidated financial statements as required. Implementation of these Statements is not expected to have a material effect on the Company's consolidated financial statements.

Liquidity and Capital Resources
The Company's current ratio at June 26, 1998, was 2.6, as compared to 2.1 at June 27, 1997. As of June 26, 1998, cash and cash equivalents totaled $2,313, up from $452 at June 27, 1997. Net cash and cash equivalents provided by operating activities generated $14,007 during fiscal year 1998, including working capital changes of $1,051 related to discontinued operations. This compares to net cash and cash equivalents provided by operating activities, including working capital changes related to discontinued operations, of $9,440 and $18,673 in fiscal years 1997 and 1996, respectively.

Net cash used in investing activities was $8,097 in fiscal year 1998, compared to $6,551 fiscal year 1997 and $8,000 in fiscal year 1996. The increase of cash used in investing activities in fiscal year 1998 was due primarily to higher purchases and replacements of property, plant and equipment to support manufacturing automation and operation efforts, including the start-up of the Company's manufacturing operation in Tijuana, Mexico, as well as a higher level of product development activities.

Net cash used in financing activities totaled $4,049 in fiscal year 1998, compared to $3,911 and $10,744 in fiscal years 1997 and 1996, respectively. Financing activities consist primarily of borrowings and payments on the Company's line-of-credit and long-term debt. In fiscal year 1998, the Company repurchased 10,342 shares of its common stock for $131 under a stock repurchase program adopted in September 1997. In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765 under a stock repurchase program adopted in December 1996. The Company used its available capital resources to fund the purchases under both repurchase programs. The repurchased stock is being held by the Company as treasury stock and is available to be used in meeting the Company's obligations under its present and future stock option plans and for other corporate purposes.

The Company maintains a line-of-credit with a bank pursuant to which it may borrow the lesser of $23,000 or a percentage of eligible accounts receivable and inventory. Accounts receivable and inventory secure borrowings under the line-of-credit agreement. The line-of-credit is committed through October 30, 1998, and the Company anticipates renewing this line-of-credit annually. The Company had no borrowings on the line-of-credit as of June 26, 1998, compared to a balance of $3,466 at June 27, 1997. Based upon the Company's analysis of eligible accounts receivable and inventory, approximately $17,740 was available to borrow as of June 26, 1998.

Management believes that operating cash flow, as well as the line-of-credit, will be adequate to provide for all cash requirements for the foreseeable future, subject to requirements that additional growth or strategic development might dictate.

Year 2000
The Company is aware of the issues associated with the limitations of the programming code in many existing computer systems, whereby the computer systems may not properly recognize date-sensitive information as the millennium (year
2000) approaches. The Company's computer systems include, but are not limited to, computer systems embedded in production equipment, products containing computer systems, business data processing systems, production management and planning systems, and personal computers. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is currently engaged in the ongoing process of evaluating its information  technology  infrastructure for year 2000. In addition,  the Company expects to correspond in the near future with its principal customers, suppliers, vendors and subcontractors to ascertain their readiness for the year 2000. While the total estimated cost of these efforts is difficult to predict with accuracy, based on a preliminary evaluation, the Company believes that there should not be a material adverse impact on its operating results or financial condition. However, year 2000 issues could have a significant impact on the Company's operations and its financial results if modifications cannot be completed on a timely basis, unforeseen needs or problems arise, or if there are unforeseen compliance problems with the systems operated by its customers, suppliers, vendors or subcontractors. Moreover, the change to the year 2000 may negatively impact the Company's customers or the CATV industry as a whole, causing reduced demand and market disruption in anticipation of, or following, the year 2000. Upon final completion of the evaluation of its information technology infrastructure for year 2000, the Company will establish a contingency plan detailing how the Company will handle the most reasonably likely worst case scenarios.

Consolidated Balance Sheets
(in thousands of dollars except share data)
                                                                   June 26, 1998    June 27, 1997
--------------------------------------------------------------------------------------------------
Assets
CURRENT ASSETS
Cash and cash equivalents                                               $  2,313         $    452
Marketable securities                                                        356              359
Accounts receivable, less allowance of $430 in 1998; $510 in 1997         19,404           19,299
Inventories                                                               17,375           19,140
Deferred taxes                                                             2,797            2,616
Other current assets                                                       2,468            1,893
--------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                      44,713           43,759
PROPERTY, PLANT AND EQUIPMENT, NET                                        27,751           25,060
INTANGIBLE ASSETS, NET OF ACCUMULATED
  AMORTIZATION OF $0 IN 1998; $224 IN 1997                                 1,295                -
OTHER LONG-TERM ASSETS                                                     1,759              785
Net noncurrent assets of discontinued operations                               -            1,515
--------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                            $ 75,518         $ 71,119
--------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Accounts payable                                                        $  5,784         $  8,636
Accrued liabilities                                                       10,245            6,825
Line-of-credit                                                                 -            3,466
Current portion of long-term debt                                            854              834
Net current liabilities of discontinued operations                           517            1,253
--------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                 17,400           21,014
LONG-TERM DEBT, less current portion                                       5,513            6,367
DEFERRED TAXES                                                             1,374            1,311
OTHER LONG-TERM LIABILITIES                                                1,041              749
Commitments and Contingent Liabilities (See Notes H and O.)
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                         25,328           29,441
--------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred Stock, no par; authorized 2,000,000 shares; issued, none             -                -
Common Stock, $.10 par; authorized shares 24,000,000;
   issued shares of 9,672,128 in 1998 and 9,633,435 in 1997                  967              963
Additional paid-in capital                                                20,341           19,963
Treasury stock at cost, shares of 510,342 in 1998 and 500,000 in 1997     (5,896)          (5,765)
Retained earnings                                                         34,877           26,632
Translation adjustment                                                       (92)            (101)
Net unrealized loss on marketable securities                                  (7)             (14)
--------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                50,190           41,678
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 75,518         $ 71,119
--------------------------------------------------------------------------------------------------

-See notes to consolidated financial statements.

Consolidated Statements of Operations
(in thousands except per share data)
                                                                                     Year Ended
                                                                     June 26, 1998  June 27, 1997  June 28, 1996
-----------------------------------------------------------------------------------------------------------------
NET SALES                                                                 $ 152,144     $ 131,941      $ 139,539
COST AND EXPENSES
   Cost of sales                                                            117,557       104,702        104,852
   Selling and administrative                                                15,020        15,787         15,917
   Research and product development                                           7,459         5,681          4,857
   Provision for restructuring costs                                            625             -              -
   Interest                                                                     335           318            960
   Other expense (income), net                                                  384          (250)          (341)
-----------------------------------------------------------------------------------------------------------------
                                                                            141,380       126,238        126,245
-----------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                                       10,764         5,703         13,294
INCOME TAX EXPENSE (BENEFIT)
   Current                                                                    3,564         1,298          3,875
   Deferred                                                                    (117)          148            405
-----------------------------------------------------------------------------------------------------------------
                                                                              3,447         1,446          4,280
-----------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                             7,317         4,257          9,014
-----------------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS:
   Loss from operations of discontinued business segment, net of tax              -        (6,605)        (3,095)
   Gain (loss) on disposal of discontinued business segment, net of tax         928        (3,830)             -
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                         $   8,245     $  (6,178)     $   5,919
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - (basic):
   Continuing operations                                                  $    0.80     $    0.45      $    0.94
   Discontinued operations
        Loss from operations                                                      -         (0.70)         (0.32)
        Gain (loss) on disposal                                                0.10         (0.40)             -
-----------------------------------------------------------------------------------------------------------------
TOTAL                                                                     $    0.90     $   (0.65)     $    0.62
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - (diluted):
   Continuing operations                                                  $    0.78     $    0.44      $    0.91
   Discontinued operations
        Loss from operations                                                      -         (0.68)         (0.31)
        Gain (loss) on disposal                                                0.10         (0.40)          -
-----------------------------------------------------------------------------------------------------------------
TOTAL                                                                     $    0.88     $   (0.64)     $    0.60
-----------------------------------------------------------------------------------------------------------------
Weighted Average Common Shares and Common Share Equivalents
   Basic                                                                      9,148         9,504          9,554
   Diluted                                                                    9,401         9,638          9,868

-See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(in thousands of dollars)
                                                                                          Year Ended
                                                                       June 26, 1998     June 27, 1997   June 28, 1996
OPERATING ACTIVITIES
NET INCOME (LOSS)                                                           $  8,245         $ (6,178)        $  5,919
Adjustments  to  reconcile  net income  (loss) to net cash and cash  equivalents provided by (used in) operating activities:
      Depreciation and amortization                                            6,100            4,910            3,972
(Gain) loss on disposal of discontinued operations, net of tax                  (928)           3,830             --
Provision for deferred retirement salary plan                                    292              252              129
Loss (gain) on sale of property, plant and equipment                             (14)              22               (3)
Changes in operating assets and liabilities:
    Accounts receivable                                                         (105)           1,718           12,065
    Inventories                                                                1,765             (561)           3,491
    Other assets                                                              (2,844)            (197)            (895)
    Accounts payable                                                          (2,852)           2,784           (2,055)
    Accrued liabilities                                                        3,420             (243)          (2,349)
    Deferred income taxes                                                       (123)            (133)             371
    Discontinued operations - working capital changes and noncash charges      1,051            3,236           (1,972)
------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS PROVIDED BY
  OPERATING ACTIVITIES                                                        14,007            9,440           18,673
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of property, plant and equipment                                     (8,782)          (5,884)          (7,442)
Proceeds from sale of property, plant and equipment                               14               15                3
Purchase of marketable securities                                               --               (200)            --
Proceeds from sale of marketable securities                                       15              216               25
Proceeds from (investing activities of) discontinued operations                  656             (698)            (586)
------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS USED IN INVESTING ACTIVITIES                    (8,097)          (6,551)          (8,000)
FINANCING ACTIVITIES
Payment of debt and capital lease obligations                                   (834)            (829)            (594)
Proceeds from long-term debt borrowing                                          --               --              6,452
Proceeds from line-of-credit                                                  52,818           21,936           39,029
Payment of line-of-credit                                                    (56,284)         (19,617)         (58,333)
Tax benefit deriving from exercise and sale of stock option shares                57               71            1,454
Issue common stock to employee stock purchase plan                                51               88              107
Proceeds from exercise of stock options                                          274              205            1,141
Purchase of treasury stock                                                      (131)          (5,765)            --
------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS USED IN FINANCING ACTIVITIES                    (4,049)          (3,911)         (10,744)
------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               1,861           (1,022)             (71)
Cash and cash equivalents at beginning of year                                   452            1,474            1,545
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $  2,313         $    452         $  1,474
------------------------------------------------------------------------------------------------------------------------

-See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
(in thousands of dollars)
                                                                                                                    Net Unrealized
                                                Common    Additional   Treasury     Retained     Translation        Gain (Loss) on
                                                 Stock Paid-In Capital    Stock     Earnings      Adjustment  Marketable Securities
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1995                         $   945        $16,915   $    -        $26,891        $    (7)        $        (19)
Net income                                                                              5,919
Exercise of stock options                           15          1,126
Tax benefit deriving from exercise
   and sale of stock option shares                              1,454
Issue shares to employee stock purchase plan                      107
Foreign currency translation adjustment                                                                  (27)
Net unrealized loss on marketable securities                                                                                   (2)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 28, 1996                             960         19,602        -         32,810            (34)                 (21)
Net loss                                                                               (6,178)
Exercise of stock options                            2            203
Tax benefit deriving from exercise
   and sale of stock option shares                                 71
Issue shares to employee stock purchase plan         1             87
Purchase of treasury stock                                               (5,765)
Foreign currency translation adjustment                                                                  (67)
Net unrealized gain on marketable securities                                                                                    7
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 27, 1997                             963         19,963    (5,765)       26,632           (101)                 (14)
Net income                                                                              8,245
Exercise of stock options                            4            270
Tax benefit deriving from exercise
   and sale of stock option shares                                 57
Issue shares to employee stock purchase plan                       51
Purchase of treasury stock                                                 (131)
Foreign currency translation adjustment                                                                    9
Net unrealized gain on marketable securities                                                                                    7
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 26, 1998                         $   967        $20,341   $(5,896)      $34,877        $   (92)        $         (7)
------------------------------------------------------------------------------------------------------------------------------------

-See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(in thousands of dollars except share and per share data)

June 26, 1998, and June 27, 1997
--------------------------------------------------------------------------------
Description of Business: The Company designs and manufactures high-quality electronic equipment used in a variety of communication networks worldwide. In fiscal year 1998, the Company operated in one industry segment, the Electronic Distribution Products segment, which provides hybrid fiber/coax (HFC) equipment for signal distribution applications primarily to the cable television (CATV) market. In fiscal year 1997, the Company operated in two industry segments: the Electronic Distribution Products segment and the Digital Fiber Optics Transmission Products segment, which provided products for long-distance, point-to-point, video, voice and data signal transmission applications, primarily for telephony, distance-learning and other non-CATV markets. On July 10, 1997, the Company announced that it would discontinue its Digital Fiber Optics Transmission Products segment. For additional information regarding the discontinued business segment, refer to Note B.

A. Summary of Significant Accounting Policies
Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its foreign and domestic subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reporting Periods: Management has adopted a fiscal year which ends on the last Friday in June. For the 52-week reporting periods presented herein, the years ended on June 26, 1998, June 27, 1997, and June 28, 1996.

Use of Estimates: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments: The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term nature of those instruments. The carrying value of the Company's borrowings under its line-of-credit agreement and other long-term borrowings approximates fair value.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant and Equipment: Property, plant and equipment, which includes leased property under capital leases, is stated at cost. Cost includes interest associated with capital additions. Capitalized interest was $0, $0 and $23 in fiscal years 1998, 1997 and 1996, respectively. Depreciation or amortization is calculated on the straight-line method for financial statement purposes based upon the following estimated useful lives:


Building and improvements under capital lease                       15 years
Buildings                                                     15 to 25 years
Machinery and equipment under capital lease                          5 years
Machinery and equipment                                        3 to 10 years
Leasehold improvements                                        10 to 15 years

Computer Software: Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" (Statement 86), the Company is required to capitalize certain internal and purchased software development and production costs once technological feasibility has been achieved. For the fiscal year ended 1998, the Company capitalized $670 of purchased software development costs, which is included in other long-term assets in the consolidated financial statements. For the fiscal years ended 1997 and 1996, the Company did not capitalize any software development costs. Amortization will commence upon initial product release, which has not occurred, and as such no amortization has been recorded in fiscal year 1998.

Intangible Assets: Patents, trademarks and licenses are carried at cost less accumulated amortization, which is calculated on a straight-line basis over the estimated useful life of the assets. The patents, trademarks and license costs relate to purchased product lines. Amortization will commence upon initial product release, which has not occurred, and as such no amortization has been recorded in fiscal year 1998.

In fiscal year 1997, intangible assets included goodwill arising from excess of the purchase price paid over the fair value of the net assets acquired with the purchases of COMLUX in July 1990 and DataCable B.V. in January 1992. In the beginning of fiscal year 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121). There was no impact upon initial adoption of Statement 121, however, in the fourth quarter, the Company recorded an impairment loss of the goodwill relating to the purchase of COMLUX. The amount of the impairment loss for fiscal year 1997 was $571 and was recorded in the loss from operations of the discontinued business segment. The impairment loss was recognized in the fourth quarter at the time the decision was made to cease research and development expenditures on a new platform of digital fiber optics products and was determined by evaluating the realizability of the goodwill with respect to COMLUX, based upon expected future cash flows and operating results of the Company's Digital Fiber Optics Transmission Products segment which was discontinued in fiscal year 1997. (See Note B.)

The goodwill related to the purchase of DataCable in January 1992 was fully amortized during fiscal year 1997.

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

Shareholders' Equity: In fiscal year 1998, the Company repurchased 10,342 shares of its common stock for $131 under a stock repurchase program adopted in September 1997. In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765, under a stock repurchase program adopted in December 1996. The Company used its available capital resources to fund the purchases under both repurchase programs. The repurchased stock is being held by the Company as treasury stock and is available to be used in meeting the Company's obligations under its present and future stock option plans and for other corporate purposes.

Cash Equivalents: The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents are reflected at the lower of cost or market.

Marketable Securities: Marketable securities at June 26, 1998, consisted of municipal bonds and equity securities. The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), in accounting for marketable securities. Under Statement 115, the Company classifies all of its marketable securities as available-for-sale and records them at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

Net income (loss) per share: Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128), became effective for financial statements issued for periods ending after December 15, 1997. The Company adopted this Statement in the second quarter of fiscal year 1998 and has restated prior periods presented as required. Implementation of Statement 128 did not have a material effect on the Company's consolidated financial statements.

Basic earnings (loss) per share are computed based on the weighted average number of common shares outstanding, excluding any dilutive options and awards. Dilutive earnings (loss) per share are computed based on the weighted average number of common shares outstanding plus the dilutive effect of options. The dilutive effect of options is calculated under the treasury stock method using the average market price for the period. Net income (loss) per share is calculated as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                   Year ended
                                      June 26, 1998 June 27, 1997 June 28, 1996
-------------------------------------------------------------------------------
Income from continuing operations          $   7,317   $    4,257    $   9,014
Gain (loss) from discontinued operations         928      (10,435)      (3,095)
-------------------------------------------------------------------------------
Net income (loss)                          $   8,245   $   (6,178)   $   5,919
-------------------------------------------------------------------------------
Basic shares outstanding                       9,148        9,504        9,554
Common stock equivalents                         253          134          314
-------------------------------------------------------------------------------
Dilutive potential common shares               9,401        9,638        9,868
-------------------------------------------------------------------------------
Net income (loss) per share - (basic)
   Continuing operations                   $    0.80   $     0.45   $     0.94
   Discontinued operations                      0.10        (1.10)       (0.32)
-------------------------------------------------------------------------------
Total                                      $    0.90   $    (0.65)  $     0.62
-------------------------------------------------------------------------------
Net income (loss) per share - (diluted)
   Continuing operations                   $    0.78   $     0.44   $     0.91
   Discontinued operations                      0.10        (1.08)       (0.31)
-------------------------------------------------------------------------------
Total                                      $    0.88   $    (0.64)  $     0.60
-------------------------------------------------------------------------------

Product Warranty: The Company warrants its products against defects in materials and workmanship, generally for three to five years depending upon product lines. A provision for estimated future costs relating to warranty expense is recorded when product is shipped, based upon historical claims' history and specifically identified warranty exposures.

Restructuring Costs: In order to reduce costs and improve productivity and asset utilization, on June 25, 1998, the Company announced the closing of its manufacturing plant located in Reedsville, Pennsylvania. As a result of this action, the Company incurred restructuring charges in the fourth quarter of its fiscal year 1998 of $625. The restructuring charge represents salaries and benefits for approximately 143 employees to be terminated. At June 26, 1998, no expenses had been charged against this restructuring accrual.

At June 26, 1998, the Company had a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for the building and improvements located in Reedsville, Pennsylvania. On August 10, 1998, subsequent to fiscal year ended June 26, 1998, the Company purchased the facility using its available capital resources and expects to sell the facility at a price in excess of its net carrying value.

Recent Accounting  Changes:  In 1997, the Financial  Accounting  Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and classifying components of comprehensive income in the financial statements and requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in-capital in the equity section of the financial statements. The FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement 131), which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for providing disclosures related to products and services, geographic area, and major customers. The Company anticipates adopting these Statements in its fiscal year 1999 financial statements as required. Implementation of these Statements is not expected to have a material effect on the Company's consolidated financial statements.

In 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (Statement 132), which is effective for fiscal years beginning after December 15, 1997. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on benefit obligations and plan assets, and suggests combined formats for presentation of pension and other postretirement benefit disclosures. The FASB also issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), which is effective for fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company anticipates adopting these Statements in its fiscal year 1999 and 2000 consolidated financial statements as required. Implementation of these Statements is not expected to have a material effect on the Company's consolidated financial statements.

Reclassification: Certain amounts have been reclassified for comparability with fiscal year 1998 presentation.

B. Discontinued Operations
On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment, in a nine-month wind-down process. An estimated loss on disposal, including write-offs of inventory and fixed assets, and other costs from the measurement to the disposal date, was recorded in fiscal year 1997. The estimated loss, net of tax benefit of $1,974 on the disposal of the discontinued business segment, was $3,830 in fiscal year 1997.

The Company substantially completed the phase-down of this operation as of March 1998. The Company recorded a gain of $928, which includes a net tax benefit of $94 on the disposal of the discontinued segment in fiscal year 1998. The gain represents an adjustment of the estimated loss on the disposal of the business segment of $3,830, net of applicable income tax benefit of $1,974 previously reported in fiscal year 1997. The gain derived primarily from lower than anticipated operating costs from the measurement date to the disposal date and higher than anticipated proceeds associated with the disposal of assets, primarily inventory.

The after-tax losses from operations of the discontinued business segment were $6,605 and $3,095, for fiscal years 1997 and 1996, respectively. The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571, recorded in the fourth quarter of fiscal year 1997.

Operating results for the discontinued business segment are segregated and reported as discontinued operations in the accompanying consolidated statements of operations. Summarized information relating to the discontinued operations for fiscal years 1997 and 1996 is as follows:

                                   Year ended
                           June 27, 1997 June 28, 1996
----------------------------------------------------------------------------------
Net sales                                            $  7,994       $  9,359
Costs and expenses                                    (17,351)       (13,959)
----------------------------------------------------------------------------------
Loss before income taxes                               (9,357)        (4,600)
Income tax benefit                                      2,752          1,505
----------------------------------------------------------------------------------
Net loss                                             $ (6,605)      $ (3,095)
----------------------------------------------------------------------------------


The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated financial statements to separately identify them as net current assets (liabilities) and net non-current assets related to the discontinued operations. These net assets consist of net working capital, net property, plant and equipment, other assets and intangible assets, less related liabilities as follows as of June 26, 1998, and June 27, 1997:

                           June 26, 1998 June 27, 1997
--------------------------------------------------------------------------------
Current assets:
    Accounts receivable                                 $   150        $   817
    Notes receivable                                        981           --
    Inventory                                              --            1,181
    Deferred tax assets                                   1,602          4,013
    Other assets                                            156              4
--------------------------------------------------------------------------------
                                                          2,889          6,015
--------------------------------------------------------------------------------
Current liabilities:
    Accounts payable                                       --             (342)
    Accrued warranty and other                           (2,806)        (3,551)
    Allowance for disposal of discontinued operations      (600)        (3,375)
--------------------------------------------------------------------------------
                                                         (3,406)        (7,268)
--------------------------------------------------------------------------------
 Net current liabilities of discontinued operations     $  (517)       $(1,253)
--------------------------------------------------------------------------------
 Noncurrent assets:
    Property, plant and equipment                       $  --          $ 1,498
    Other assets                                           --               17
--------------------------------------------------------------------------------
                                                           --            1,515
--------------------------------------------------------------------------------
Noncurrent liabilities:                                    --             --
--------------------------------------------------------------------------------
Net noncurrent assets of discontinued operations        $  --          $ 1,515
--------------------------------------------------------------------------------


C. Marketable Securities
Marketable securities as of June 26, 1998, and June 27, 1997, consisted of the following:

                                                         Gross
                                  Amortized         Unrealized           Fair
                                       Cost     Holding Losses          Value
-------------------------------------------------------------------------------
 June 26, 1998:
 Available-for-sale:
   Municipal bonds                   $ 366              $ (12)         $ 354
   Equity securities                     2               --                2
-------------------------------------------------------------------------------
                                     $ 368              $ (12)         $ 356
-------------------------------------------------------------------------------
June 27, 1997:
 Available-for-sale:
   Municipal bonds                   $ 382              $ (24)         $ 358
   Equity securities                     1               --                1
-------------------------------------------------------------------------------
                                     $ 383              $ (24)         $ 359
-------------------------------------------------------------------------------

Maturities of investment securities classified as available-for-sale at June 26, 1998, were as follows:

                                                          Cost          Value
-------------------------------------------------------------------------------
Available-for-sale:
   Due after one year through five years             $     366      $     354
   Equity securities                                         2              2
-------------------------------------------------------------------------------
                                                     $     368      $     356
-------------------------------------------------------------------------------


D. Inventories

                                           June 26, 1998    June 27, 1997
--------------------------------------------------------------------------
Finished goods                                   $ 2,850          $ 1,436
Work-in-process                                    1,755            3,346
Raw materials                                     12,770           14,358
--------------------------------------------------------------------------
                                                 $17,375          $19,140
--------------------------------------------------------------------------

Included in the amounts above are reserves of $1,987 at June 26, 1998, and $1,233 at June 27, 1997.

E. Property, Plant and Equipment
                                           June 26, 1998        June 27, 1997
------------------------------------------------------------------------------
Land                                             $   468              $   468
Building and improvements under capital lease      1,727                1,727
Buildings                                         10,683               10,090
Machinery and equipment under capital lease           39                  110
Machinery and equipment                           41,515               33,586
Leasehold improvements                               875                  751
------------------------------------------------------------------------------
                                                  55,307               46,732
Less accumulated depreciation and amortization    27,556               21,672
------------------------------------------------------------------------------
                                                 $27,751              $25,060
------------------------------------------------------------------------------

F. Intangible Assets
                                          June 26, 1998        June 27, 1997
------------------------------------------------------------------------------
Cost of intangibles:
   Goodwill - DataCable B.V                      $ --                 $  224
   Patents and trademarks                         1,045                 --
   Licensing costs                                  250                 --
------------------------------------------------------------------------------
                                                  1,295                  224
------------------------------------------------------------------------------
 Less accumulated amortization:
   Goodwill - DataCable B.V                      $ --                 $  224
   Patents and trademarks                          --                   --
   Licensing costs                                 --                   --
------------------------------------------------------------------------------
                                                   --                    224
------------------------------------------------------------------------------
Net book value                                   $1,295               $ --
------------------------------------------------------------------------------

G. Line-of-Credit
At June 26, 1998, the Company had no short-term borrowings outstanding on its revolving line-of-credit. On this line-of-credit, the Company may borrow the lesser of $23,000 or a percentage of eligible accounts receivable and inventory. The borrowings bear interest at various rates generally equal to the London Interbank Offered Rate (LIBOR) plus 1.10% and require compliance with certain covenants. The weighted-average interest rates paid on the line-of-credit borrowings were approximately 7.2% and 7.1% for fiscal years 1998 and 1997, respectively. Interest is payable in 30 days as billed. The line-of-credit agreement is committed through October 30, 1998. Accounts receivable and inventory collateralize the borrowings. Based upon the Company's analysis of eligible accounts receivable and inventory, approximately $17,740 was available to borrow as of June 26, 1998. The line-of-credit balance at June 27, 1997, was $3,466.

H. Long-term Debt
                                              June 26, 1998    June 27, 1997
------------------------------------------------------------------------------
Notes payable                                        $4,909           $5,646
Capital lease obligations                             1,458            1,555
------------------------------------------------------------------------------
                                                      6,367            7,201
Less current portion                                    854              834
------------------------------------------------------------------------------
                                                     $5,513           $6,367
------------------------------------------------------------------------------

Notes Payable: The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $539 for construction of the Tipton, Pennsylvania, manufacturing facility. The PIDA borrowing has an interest rate of 3%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $4 are required through the year 2006. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 26, 1998, was $300.

The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $1,952 for 40% of the cost of building expansion at its manufacturing facility in State College, Pennsylvania. The PIDA borrowing has an interest rate of 2%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $13 are required through the year 2010. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 26, 1998, was $1,647.

Additional funding of $4,500 for the expansion and renovation of the State College facility was obtained from the Pennsylvania "Sunny Day" Fund. This funding has an interest rate of 2%, which is also contingent upon meeting certain job commitments. Two notes evidence the funding. The first note is for $488 with an original maturity of 15 years, and the second is for $4,012 with an original maturity of 7 years. Monthly payments of principal and interest of $3 and $51, respectively, are required on these notes through the years 2010 and 2002, respectively. Certain equipment collateralizes the borrowing. The principal balances at June 26, 1998, were $412 and $2,550, respectively.

Capital Lease Obligations: The Company has a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for a building and improvements located in Reedsville, Pennsylvania. The Company is the guarantor of several borrowing commitments by the MCIDC for financing the $1,727 cost of the project. The lease calls for a monthly payment of $14, which is equal to the monthly principal and interest of the various borrowing commitments by the MCIDC through the year 2010. The original term of the lease is for 15 years with an option to purchase the leased premises at any time during the lease term for the outstanding balance of the borrowing commitments plus closing costs. The borrowing commitments carry a weighted-average interest rate of 4.7%. For financial accounting purposes, the lease is accounted for as a capital lease and, accordingly, an asset and liability have been recorded.

Long-term debt at June 26, 1998, had scheduled maturities as follows:

Fiscal year ending:
      1999                                                            $  854
      2000                                                               875
      2001                                                               895
      2002                                                               916
      2003                                                               529
      Thereafter                                                       2,298
------------------------------------------------------------------------------
                                                                      $6,367
------------------------------------------------------------------------------

Total interest paid on the line-of-credit (described in Note G) and long-term debt was $335, $304 and $958 for fiscal years ended 1998, 1997 and 1996, respectively.

Operating Leases: The Company leases real property and other equipment under operating leases. Certain leases are renewable and provide for the payment of real estate taxes and other occupancy expenses. The future minimum lease payments for noncancelable leases with remaining lease terms in excess of one year are as follows:         Fiscal year ending:
      1999                                                            $  440
      2000                                                               435
      2001                                                               427
      2002                                                               386
      2003                                                               313
      Thereafter                                                         773
------------------------------------------------------------------------------
                                                                      $2,774
------------------------------------------------------------------------------

Rent expense relating to continuing operations was $859, $748 and $682 for fiscal years ended 1998, 1997 and 1996, respectively.

I. Stock Options
The Company's stock option plans provide for the grant of options to employees with an exercise price per share of at least the fair market value of such shares on the date prior to grant, and to directors with an exercise price equal to the fair market value on the date of grant. Options granted to certain employees are exercisable in cumulative annual installments of either 20 or 25 percent per year beginning one year after the date of grant. Options granted to non-employee directors are exercisable one year after grant. Certain options held by the Chairman are exercisable immediately.

In fiscal year 1997, the Company adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). As allowed by Statement 123, the Company has chosen to continue to account for stock based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's plans been determined under Statement 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below:

                                                    Year ended
----------------------------------------------------------------------------------
                                     June 26, 1998  June 27, 1997  June 28, 1996
----------------------------------------------------------------------------------
Net income (loss):
     As reported                          $  8,245       $(6,178)      $  5,919
     Pro forma                            $  6,977       $(6,396)      $  5,614
Net income (loss) per share:
  Basic
     As reported                          $   0.90       $ (0.65)      $   0.62
     Pro forma                            $   0.76       $ (0.67)      $   0.59
  Diluted
     As reported                          $   0.88       $ (0.64)      $   0.60
     Pro forma                            $   0.74       $ (0.66)      $   0.57

The per share weighted-average fair values of stock options granted during fiscal years 1998, 1997 and 1996 were $9.81, $4.28 and $9.29, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighed-average assumptions: Fiscal year 1998-expected dividend yield 0%, risk-free interest rate of 5.72%, a volatility factor of the expected market price of the Company's common stock of .4913, and a weighted-average expected life of approximately 4 years: Fiscal year 1997-expected dividend yield 0%, risk-free interest rate of 6.38%, a volatility factor of the expected market price of the Company's common stock of .5941, and a weighted-average expected life of approximately 4 years: Fiscal year 1996-expected dividend yield 0%, risk-free interest rate of 5.95%, a volatility factor of the expected market price of the Company's common stock of .7235, and a weighted-average expected life of approximately 4 years.

The fair value of stock options included in the pro forma amounts for fiscal years 1998, 1997 and 1996 is not necessarily indicative of future effects on net income and net income per share.

A summary of the status of the Company's two stock option plans as of June 26, 1998, June 27, 1997, and June 28, 1996, and changes during the years ended on those dates is presented below:         Fiscal years ended:
                                        June 26, 1998             June 27, 1997                  June 28, 1996
                                    ----------------------    ------------------------     ---------------------
                                          Weighted-Average            Weighted-Average          Weighted-Average
                                    Shares  Exercise Price    Shares    Exercise Price     Shares Exercise Price
                                    ----------------------    ------------------------     ---------------------
Outstanding at beginning of year    751,449      $  14.71    776,542         $  15.08     752,460      $  11.41
Granted                             836,404      $  12.86    118,000         $  14.99     233,265      $  22.33
Exercised                           (33,531)     $   7.80    (27,205)        $   8.32    (147,243)     $   7.82
Canceled                           (136,062)     $  15.35   (115,888)        $  19.02     (61,940)     $  15.02
                                  ----------                ---------                    ---------
Outstanding at end of year        1,418,260      $  13.72    751,449         $  14.71     776,542      $  15.08
                                  ----------                ---------                    ---------
Options exercisable at end of year  470,950                  433,292                      344,841


The following table summarizes information about the Company's stock option plans as of June 26, 1998:

                                                    Options Outstanding                             Options Exercisable
                     ---------------------------------------------------------------------   -----------------------------------
Range of             Number Outstanding                Weighted-Avg.         Weighted-Avg.   Number Exercisable    Weighted-Avg.
Exercise Prices             at 06/26/98   Remaining Contractual Life        Exercise Price          at 06/26/98   Exercise Price
                     ---------------------------------------------------------------------   -----------------------------------
$2.75 to $8.38                  229,910                    4.6 years                $ 6.61              227,620          $  6.60
$8.50 to $14.13                 401,066                    7.0 years                $10.30               60,986          $ 11.47
$14.375 to $19.75               545,269                    7.9 years                $14.87               39,655          $ 15.59
$20.12 to $25.50                166,600                    7.6 years                $21.85              100,956          $ 21.85
$25.75 to $31.25                75,415                     7.0 years                $27.35               41,733          $ 27.33
                              ---------                                                                 -------
                              1,418,260                    7.0 years                $13.72              470,950          $ 13.10
                              ---------                                                                 -------

J. Income Taxes
The total income tax expense (benefit) is allocated as follows:

                                                      Year ended
                                      June 26, 1998   June 27, 1997    June 28, 1996
-------------------------------------------------------------------------------------
Income from continuing operations           $ 3,447         $ 1,446          $ 4,280
Results of discontinued operations             --            (2,752)          (1,505)
Gain (loss) on disposal of
   discontinued operations                      (94)         (1,974)            --
                                            -------         --------         -------
                                            $ 3,353         $(3,280)         $ 2,775
                                            -------         --------         -------

Income tax expense (benefit) from continuing operations consists of the following components:

                                            Year ended

                       June 26, 1998         June 27, 1997    June 28, 1996
-----------------------------------------------------------------------------
Current: Federal            $  3,262              $  1,493         $  3,426
         State                   263                   (97)             167
         Foreign                  39                   (98)             282
-----------------------------------------------------------------------------
                               3,564                 1,298            3,875
-----------------------------------------------------------------------------
Deferred: Federal               (105)                  133              356
          State                  (12)                   15               49
-----------------------------------------------------------------------------
                                (117)                  148              405
                            $  3,447              $  1,446         $  4,280
-----------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 26, 1998, and June 27, 1997, relating to continuing operations are presented below:

                                                 June 26, 1998   June 27, 1997
-------------------------------------------------------------------------------
Gross deferred tax assets:
   Accounts receivable, due to allowance for
     doubtful accounts                               $     144        $    101
   Inventories, due to additional costs for
     tax purposes                                          168             143
   Inventories, due to accrual for obsolescence            628             315
   Vacation expense accrual for accounting purposes        385             358
   Workers' compensation expense accrual for
     accounting purposes                                   449             395
   Warranty expense accrual for accounting purposes        583             762
   Employee benefit plan accrual for accounting purposes   224             190
   Alternative minimum tax credit carryforward             228             378
   State net operating loss carryforward                   206             100
   Other                                                   140              45
-------------------------------------------------------------------------------
   Total gross deferred tax assets                       3,155           2,787
Less valuation allowance                                    -               -
-------------------------------------------------------------------------------
   Net total deferred tax assets                         3,155           2,787
-------------------------------------------------------------------------------
Gross deferred tax liabilities:
   Plant and equipment principally due to differences
     in depreciation                                    (1,732)         (1,482)
-------------------------------------------------------------------------------
Total gross deferred tax liabilities                    (1,732)         (1,482)
-------------------------------------------------------------------------------
Net deferred tax assets                              $   1,423        $  1,305
-------------------------------------------------------------------------------
Reflected on attached consolidated balance sheets as:
   Current deferred asset                            $   2,797        $  2,616
   Non-current deferred liability, net                  (1,374)         (1,311)
-------------------------------------------------------------------------------
 Net deferred tax assets                             $   1,423        $  1,305
-------------------------------------------------------------------------------

At June 26, 1998, the Company had a state net operating loss carryforward of approximately $4,500, which is available to offset future state taxable income through the fiscal year 2008. In addition, the Company has an alternative minimum tax (AMT) credit carryforward of approximately $228, which is available to reduce future federal regular income taxes over an indefinite period.

Under Statement 109, a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based on the Company's historical and current pretax income, future reversals of existing temporary differences and estimates of future taxable income, management believes it is more likely than not that the recorded deferred tax assets will be realized.

The Company has not recognized a deferred tax liability for the basis differences and the undistributed earnings related to its foreign subsidiaries since the investment is essentially permanent in duration. Undistributed earnings were approximately $900 at June 26, 1998.

A reconciliation of the effective income tax rate from continuing operations with the statutory federal income tax rate is as follows:

                                                     Year ended
                                    June 26, 1998   June 27, 1997   June 28, 1996
----------------------------------------------------------------------------------
Statutory rate                            35.0  %          35.0%        35.0%
State income taxes, net of federal tax     1.5             (1.7)         1.0
Tax effect of foreign income and losses    -               (2.8)         2.4
Tax effect of foreign sales corporation   (2.7)           (11.6)        (4.1)
Permanent differences                      0.2              3.0         (0.3)
Other                                     (2.0)             3.5         (1.8)
----------------------------------------------------------------------------------
                                          32.0%            25.4%        32.2 %
----------------------------------------------------------------------------------

A tax benefit of $593,  deriving  from the Company's  Foreign Sales  Corporation
(FSC), was recorded in the third quarter of fiscal year 1997. The tax benefit resulted from reassessment of the Company's foreign sales transactions for fiscal years 1994, 1995 and 1996.

Cash paid for income taxes was $1,914, $1,071 and $2,646 in fiscal years 1998, 1997 and 1996, respectively.

K. Retirement Plans
The Company has a retirement savings and profit sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participation is available to all employees meeting minimum service and age requirements.

During fiscal year 1996, the Company implemented a deferred compensation plan providing officers and key executives with the opportunity to participate in an unqualified deferred compensation plan. This Plan does not qualify under Section 401 of the Internal Revenue Code. The total of net participant deferrals, which is reflected in other long-term liabilities, was $382 and $190 at June 26, 1998, and June 27, 1997, respectively.

The Company also has a deferred retirement salary plan, which is limited to certain officers. The Company has accrued the present value of the estimated future retirement benefit payments over the periods from the date of the agreements. The accrued balance of these plans, included in other long-term
liabilities,   was  $659  and  $559  at  June  26,  1998,  and  June  27,  1997,
respectively.

Total expenses for these plans were $1,349, $1,375 and $1,341 for fiscal years ended 1998, 1997 and 1996, respectively.



L. Accrued Liabilities
                                                 June 26, 1998  June 27, 1997
------------------------------------------------------------------------------
Accrued incentive plan expense                       $   1,716      $       -
Accrued vacation expense                                 1,435          1,358
Accrued salary expense                                     719            569
Accrued salary and sales tax expense                       903            555
Accrued warranty expense                                 1,716          2,185
Accrued workers' compensation self-insurance expense     1,319          1,162
Accrued restructuring costs                                625              -
Accrued other                                            1,812            996
------------------------------------------------------------------------------
                                                     $  10,245      $   6,825
------------------------------------------------------------------------------

M. Other Expense (Income)
                                                      Year ended
                                            June 26, 1998   June 27, 1997   June 28, 1996
-------------------------------------------------------------------------------------------
Investment income                                  $  (27)        $  (110)        $  (114)
Loss (gain) on foreign currency transactions          164             (58)           (166)
Amortization of intangibles                             -              22              45
Other, net                                            247            (104)           (106)
-------------------------------------------------------------------------------------------
                                                   $  384         $  (250)        $  (341)
-------------------------------------------------------------------------------------------

N. Concentration of Credit Risk
The Company's customers are primarily in the CATV industry. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. At June 26, 1998, and June 27, 1997, accounts receivable from customers in the CATV industry were approximately $19,286 and $18,307, respectively. Receivables are generally due within 30 days. Credit losses are provided for in the consolidated financial statements and have consistently been within management's expectations.

Sales to one customer were $47,098 (31%) in fiscal year 1998. Sales to one customer were $48,026 (36%) in fiscal year 1997. Sales to two customers were $24,966 (18%) and $25,792 (18%), respectively, in fiscal year 1996.

O. Commitments and Contingencies
The Company had an established letter of credit of $1,400 at June 26, 1998, for its self-insured workers' compensation program.

P. Quarterly Results of Operations (Unaudited)
                                 First      Second      Third    Fourth
1998                           Quarter     Quarter    Quarter   Quarter(1)     1998
------------------------------------------------------------------------------------
Net sales                      $37,065     $37,185    $40,248   $37,646    $152,144
Gross profit                     8,592       8,061      8,674     9,260      34,587
Income from
   continuing operations         1,881       1,586      1,877     1,973       7,317
Discontinued operations             -           -         363       565         928
Net income                       1,881       1,586      2,240     2,538       8,245
------------------------------------------------------------------------------------
Net income per share - (basic):
   Continuing operations       $  0.21     $  0.17    $  0.20   $  0.22    $   0.80
   Discontinued operations          -          -         0.04      0.06        0.10
Net income per share           $  0.21     $  0.17    $  0.24   $  0.28    $   0.90
------------------------------------------------------------------------------------
Net income per share - (diluted):
   Continuing operations       $  0.20     $  0.17    $  0.20   $  0.21    $   0.78
   Discontinued operations          -          -         0.04      0.06        0.10
Net income per share           $  0.20     $  0.17    $  0.24   $  0.27    $   0.88
------------------------------------------------------------------------------------


                                 First      Second      Third    Fourth
1997                           Quarter     Quarter    Quarter   Quarter(2)     1997
------------------------------------------------------------------------------------
Net sales                      $31,844     $30,701    $32,801   $36,595    $131,941
Gross profit                     7,197       5,982      6,434     7,626     $27,239
Income from
   continuing operations         1,533         563      1,346       815       4,257
Discontinued operations           (774)       (228)    (1,182)   (8,251)    (10,435)
Net income (loss)                  759         335        164    (7,436)     (6,178)
------------------------------------------------------------------------------------
Net income (loss) per share - (basic):
   Continuing operations       $  0.16     $  0.06    $  0.14   $  0.09    $   0.45
   Discontinued operations     (  0.08)      (0.03)     (0.12)    (0.89)      (1.10)
Net income (loss) per share    $  0.08     $  0.03    $  0.02   $ (0.80)   $  (0.65)
------------------------------------------------------------------------------------
Net income (loss) per share - (diluted):
   Continuing operations       $  0.16     $  0.06    $  0.14   $  0.09    $   0.44
   Discontinued operations       (0.08)      (0.03)     (0.12)    (0.89)      (1.08)
Net income (loss) per share    $  0.08     $  0.03    $  0.02   $ (0.80)   $  (0.64)
------------------------------------------------------------------------------------

(1) Results from continuing operations for the fourth quarter of fiscal year 1998 include a provision for restructuring costs of $625. (2) Results for the fourth quarter of fiscal year 1997 were negatively impacted by the Company's decision to discontinue its Digital Fiber Optics Transmission Products business segment. Discontinued operations include pre-tax charges of $3,300 related to warranty costs, an impairment loss on goodwill of $571 and a $3,830 after-tax charge for the loss on disposal of the Digital Fiber Optics Transmission Products business segment.


Q. Litigation
As previously reported in the Company's Annual Report for the fiscal year ended June 27, 1997, on or about March 31, 1995, certain shareholders of the Company filed a complaint in the United States District Court for the Eastern District of Pennsylvania against the Company and its Chief Executive Officer alleging violations of Sections 10 (b) and 20 (a) of the Securities Exchange Act of 1934 and common law. On September 27, 1997, a tentative settlement was reached with respect to this litigation, and the settlement amount was recorded in the financial statements during the first quarter of fiscal year 1998. On July 14, 1998, the United States District Court for the Eastern District of Pennsylvania approved the settlement reached by the parties and dismissed the case with prejudice.

R. Segment Information
In fiscal year 1998, the Company operated in one industry segment, the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications primarily to the CATV market. In fiscal years 1997 and 1996, the Company operated in two industry segments: the Electronic Distribution Products segment and the Digital Fiber Optics Transmission Products segment, which has been reported as a discontinued business segment and provides products for long-distance, point-to-point, video, voice and data signal transmission applications, primarily for telephony, distance-learning and other non-CATV markets. On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment.

Information about industry segments for fiscal years 1998, 1997 and 1996 is as follows:

                                            Continuing      Discontinued
                                            Operations        Operations           Total
------------------------------------------------------------------------------------------
Year Ended June 26, 1998
------------------------------------------------------------------------------------------
   Total revenue                             $ 152,144         $       -        $ 152,144
------------------------------------------------------------------------------------------
   Operating income                          $  11,099         $       -        $  11,099
   Identifiable assets at June 26, 1998      $  75,518         $   2,889        $  78,407
   Capital Expenditures                      $   8,575         $       -        $   8,575
   Depreciation and amortization             $   5,946         $       -        $   5,946
Year Ended June 27, 1997
------------------------------------------------------------------------------------------
   Total revenue                             $ 131,941         $   7,994        $ 139,935
------------------------------------------------------------------------------------------
   Operating income (loss)                   $   6,021         $  (9,357)       $  (3,336)
   Identifiable assets at June 27, 1997      $  69,604         $   7,530        $  77,134
   Capital Expenditures                      $   5,884         $     698        $   6,582
   Depreciation and amortization             $   4,910         $   1,388        $   6,298
 Year ended June 28, 1996
------------------------------------------------------------------------------------------
   Total revenue                             $ 139,539         $   9,359        $ 148,898
------------------------------------------------------------------------------------------
   Operating income (loss)                   $  14,254         $  (4,600)       $   9,654
   Identifiable assets at June 28, 1996      $  70,648         $   7,759        $  78,407
   Capital Expenditures                      $   7,442         $     586        $   8,028
   Depreciation and amortization             $   3,972         $     755        $   4,727
------------------------------------------------------------------------------------------


The Company and subsidiaries operate in various geographic areas as indicated by the following:
                               U.S.      Canada          Europe     Eliminations      Total
----------------------------------------------------------------------------------------------
Year Ended June 26, 1998
----------------------------------------------------------------------------------------------
Sales to unaffiliated
   customers:
      Domestic              $120,237    $  1,635       $    146       $      -       $122,018
      Export                  30,126           -              -              -         30,126
Transfers between
   geographic areas              798           -              -           (798)             -
----------------------------------------------------------------------------------------------
Total Revenue               $151,161    $  1,635       $    146       $   (798)      $152,144
----------------------------------------------------------------------------------------------
Operating income            $ 10,620    $    290       $    189       $      -       $ 11,099
----------------------------------------------------------------------------------------------
Identifiable assets at
   June 26, 1998            $ 74,283    $    954       $    281       $      -       $ 75,518
----------------------------------------------------------------------------------------------
Capital Expenditures        $  8,574    $      1       $      -       $      -       $  8,575
----------------------------------------------------------------------------------------------
Depreciation and
   amortization             $  5,910    $     12       $     24       $      -       $  5,946
----------------------------------------------------------------------------------------------
Year Ended June 27, 1997
----------------------------------------------------------------------------------------------
Sales to unaffiliated
   customers:
      Domestic              $106,785    $  1,523       $    751       $      -       $109,059
      Export                  22,882           -              -              -         22,882
Transfers between
   geographic areas              (95)          -              -             95             -
----------------------------------------------------------------------------------------------
Total Revenue               $129,572    $  1,523       $    751       $     95       $131,941
----------------------------------------------------------------------------------------------
Operating income            $  5,842    $    162       $     17       $      -       $  6,021
----------------------------------------------------------------------------------------------
Identifiable assets at
   June 27, 1997            $ 67,464    $  1,542       $    598       $      -       $ 69,604
----------------------------------------------------------------------------------------------
Capital Expenditures        $  5,852    $      6       $     26       $      -       $  5,884
----------------------------------------------------------------------------------------------
Depreciation and
   amortization             $  4,847    $     12       $     51       $      -       $  4,910
----------------------------------------------------------------------------------------------
Year ended June 28, 1996
----------------------------------------------------------------------------------------------
Sales to unaffiliated
   customers:
      Domestic              $ 84,792    $  6,223       $  5,968       $      -       $ 96,983
      Export                  42,556           -              -              -         42,556
Transfers between
   geographic areas            9,570           -              -         (9,570)             -
----------------------------------------------------------------------------------------------
Total Revenue               $136,918    $  6,223       $  5,968       $ (9,570)      $139,539
----------------------------------------------------------------------------------------------
Operating income            $ 11,596    $  2,210       $    448       $      -       $ 14,254
Identifiable assets at
   June 28, 1996            $ 65,539    $  3,464       $  1,645       $      -       $ 70,648
----------------------------------------------------------------------------------------------
Capital Expenditures        $  7,414    $     10       $     18       $      -       $  7,442
----------------------------------------------------------------------------------------------
Depreciation and
   amortization             $  3,848    $     15       $    109       $      -       $  3,972
----------------------------------------------------------------------------------------------

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



/s/ Chris A. Miller
Vice President - Finance,
Secretary and Treasurer
August 12, 1998


Independent Auditors' Report

To the Board of Directors
C-COR Electronics, Inc.
and Subsidiaries:

We have audited the accompanying consolidated balance sheets of C-COR Electronics, Inc. and Subsidiaries as of June 26, 1998, and June 27, 1997, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 26, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-COR Electronics, Inc. and Subsidiaries as of June 26, 1998, and June 27, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 26, 1998, in conformity with generally accepted accounting principles.

/s/  KPMG Peat Marwick LLP
State College, Pennsylvania
August 12, 1998

DIRECTORS & OFFICERS

                                                     Year first elected
Directors                                                    a director

Richard E. Perry                                                   1985
Chairman of the Board (2,4,5)

Donald M. Cook, Jr.                                                1988
Retired President and Chief Operating Officer,
SEMCOR, Inc. (2,3,4)

I.N. Rendall Harper, Jr.                                           1982
President, Chief Executive Officer and Treasurer,
American Micrographics Company, Inc. (1,2,4,5)

Javad K. Hassan                                                    1997
President, J. K. Hassan Assoc. LLC (1,4,6)

Anne P. Jones, Esq.                                                1989
Telecommunications Consultant (1,3,4,5)

John J. Omlor                                                      1989
President and Chief Executive Officer,
John J. Omlor Associates, Ltd. (2,4,6)

Dr. Frank Rusinko, Jr.                                             1990
Senior Scientist and Director,
Consortium for Premium Carbon Products
from Coal and Carbon Research Center,
College of Earth and Mineral Sciences
of The Pennsylvania State University (1,4,5,6)

Dr. James J. Tietjen                                               1987
Dean, School of Technology Management,
The Stevens Institute of Technology (3,4,6)


(1) Member of the Audit Committee
(2) Member of the Executive Committee
(3) Member of the Compensation Committee
(4) Member of the Strategic Planning Committee
(5) Member of the Nominating Committee
(6) Member of the Technology Innovation Committee



Directors Emeriti

Joseph C. Bates                                                   1982

Dr. John L. McLucas                                               1982

Dr. Marsh W. White                                                1963



Officers

David A. Woodle
President and Chief Executive Officer

Edwin S. Childs
Vice President
Human Resources

David J. Eng
Senior Vice President
Sales

Lawrence R. Fisher, Jr.
Vice President
Engineering

Lynn D. Hutcheson
Senior Vice President
Engineering and Technology

Chris A. Miller
Vice President
Finance, Secretary and Treasurer

Donald F. Miller
Vice President
Operations and Manufacturing

Gerhard B. Nederlof
Senior Vice President
Marketing and Services

Joseph E. Zavacky
Controller and Assistant Secretary

CORPORATE DATA

Annual Meeting of Shareholders
October 13, 1998 at 9:00 a.m.
Headquarters - C-COR Electronics, Inc.
60 Decibel Road - State College, Pennsylvania

Stock Listing
The Common Stock of C-COR Electronics, Inc., traded in The Nasdaq Stock Market's National Market System, was first offered to the public in February 1981. The Nasdaq symbol is CCBL. The range of high and low price information as reported by Nasdaq follows:

Quarter Ending           Price
September 30, 1996       High   18
                         Low    13 3/4
December 31, 1996        High   17 1/2
                         Low    11 7/8
March 31, 1997           High   15 3/4
                         Low    12
June 30, 1997            High   12 1/8
                         Low      9 1/2

Quarter Ending           Price
September 30, 1997       High   16 3/4
                         Low      8 13/16
December 31, 1997        High   18 1/4
                         Low    14
March 31, 1998           High   16
                         Low    12 7/8
June 30, 1998            High   19
                         Low    12 7/8

C-COR Electronics, Inc. has never paid a dividend. As of June 26, 1998, there were 599 shareholders of record of Common Stock.


General Counsel
McQuaide, Blasko, Schwartz, Fleming & Faulkner, Inc.
State College, Pennsylvania

SEC Counsel
Ballard Spahr Andrews & Ingersoll, LLP
Philadelphia, Pennsylvania

Independent Auditors
KPMG Peat Marwick LLP
State College, Pennsylvania

Transfer Agent and Registrar
American Stock Transfer Company
New York, New York

Form 10-K
A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to any shareholder upon written request.

We encourage shareholders whose stock is held by brokers or banks to contact the Investor Relations office at the Company's headquarters (Telephone:
814-231-4402, e-mail: sot@c-cor.com) to have their names placed on the financial mailing list, enabling them to receive interim reports.

C-COR On The Web
C-COR's web site (http://www.c-cor.com) provides a vast array of information, including company profile, news, product information, investor relations and more.


                                  M|I|S|S|I|O|N
                                S|T|A|T|E|M|E|N|T

C-COR is dedicated to responsive customer service, innovative design and the manufacture of quality products. We will be a leader in communication technology. The Company will research and develop market opportunities within our expertise to enhance profitable growth.

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

CUSTOMERS
We realize the value of our customers and we have committed ourselves to delivering a quality product at a fair price, to respond promptly to our customers' requests, to provide superior service and support and, most of all, to respect them and their needs.

SHAREHOLDERS
We recognize our responsibility to protect and nurture the investments of our shareholders. We will manage C-COR in a manner that will produce a fair return on investment while manifesting itself in capital appreciation. Our management will be cost-effective and efficient. We will be open and honest in communicating with shareholders, and we will conduct our business in an ethical manner.

SUPPLIERS
The criteria for choosing suppliers will be on the basis of quality, price and performance; we expect of them what our customers expect of us.

COMMUNITY
C-COR is dedicated to being a good corporate citizen wherever we do business. And, we believe in encouraging our employees to become involved in civic affairs. We expect our employees to conduct business in an ethical manner, to be dedicated in their efforts on behalf of the Company and to work to improve the quality of life in the workplace and the communities in which they live.



WORLD HEADQUARTERS
60 Decibel Road
State College, PA  16801
800-233-2267
814-238-2461
Fax 814-238-4065

EUROPEAN OFFICE
P.O. Box 10.265
1301 AG Almere
The Netherlands
31-36-536 4199
Fax 31-36-536 4255

DENVER OFFICE
12742 East Caley Avenue, Suite A
Englewood, CO  80111
303-799-1100
Fax 303-643-1743

CANADIAN OFFICE 377 MacKenzie Avenue, Unit 5 Ajax, Ontario L1S 2G2, Canada 905-427-0366 Fax 905-428-0927

REGIONAL SALES OFFICES
California, Colorado, Georgia, Indiana, Minnesota, Pennsylvania, North Carolina, and Texas

Printed in the U.S.A.
All rights reserved.
(C) 1996, C-COR Electronics, Inc.