Form 10-K, Exhibit 13
period 1999-06-25
C COR NET CORP
filed 1999-09-23
CIK 350621

                            [ARTWORK APPEARS HERE]

                                             1999 Annual Report




             C A P I T A L I Z I N G   O N   C O N V E R G E N C E

                                   C-COR.net
                                      1999 Annual Report



                          CAPITALIZING ON CONVERGENCE

                                C-COR.net Corp.

                                The Knowledge Source
                                for Network Integrity...



                                          ...The Product Source
                                        for Network Performance


     Some of the information presented in this Annual Report, including, but not limited to continuation of increased domestic spending for network upgrades, anticipated increased spending on product development, the continued availability of capital resources, the Company's expectations in connection with the merger with Convergence.com Corporation ("Convergence") and pending merger with Silicon Valley Communications, Inc. ("SVCI"), and the Company's ability to assess the risks of the Year 2000 issue, with respect to its operations, and resolve them in a timely manner, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to consummate the pending merger with SVCI and integrate both Convergence's and SVCI's businesses, the timing of orders received from customers, the gain or loss of significant customers, changes in the mix of products sold, changes in the cost and availability of parts and supplies, fluctuations in warranty costs, new product development activities, the Company's ability to implement its strategies of product, service and global market expansion, economic conditions affecting domestic and international markets, regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular, competition and changes in domestic and international demand for the Company's products and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the Company's reports filed on Form 10-K and other reports and materials filed with the Securities and Exchange Commission.

 C-COR.net is moving forward to provide the global market with complete network solutions. Capitalizing on its 45-year legacy in the broadband communications industry and strategically focused on building C-COR.net's integrity and performance into hybrid fiber coax (HFC) networks, the company is positioned to capitalize on the many opportunities created in this growth-driven industry.

     The Internet explosion, the merging of traditional cable and telephony enterprises, and the public's increased demand for high-speed data, digital services, video-on-demand and a variety of other new services are creating new opportunities for our business. In response, C-COR.net's strategic goal is to be our customers' first choice for their future network solutions.

     C-COR.net provides products, services and support to information service providers -- cable television operators, telephone companies, utilities, Internet service providers, and network installers -- as they plan, design, build, maintain and enable applications over HFC cable networks. C-COR.net's wide selection of RF amplifiers and the latest in AM fiber optic transmission equipment combine to offer customers a complete package of network distribution electronics.

     Today, C-COR.net is applying its legacy for innovation to the full network life cycle with services that will provide network integrity as more voice, data and video applications are delivered via the HFC cable pipeline to the consumer. Those services include network design, activation, optimization, management and maintenance.

     C-COR.net's sales are conducted from our headquarters in State College, Pennsylvania, from regional offices throughout the United States, in Canada, and in the Netherlands, and through numerous distributors worldwide. The company has been publicly held since 1981. C-COR.net stock trades on the Nasdaq under the ticker symbol "CCBL" and is included in the Russell 2000 Index. C-COR.net was named to the Forbes Magazine 200 Best Small Companies in the United States in November 1998.

                                 Contents


                                 SELECTED FINANCIAL DATA
                                 3

                                 SHAREHOLDER LETTER
                                 4

                                 THE TRENDS
                                 8

                                 THE STRATEGIES
                                 11

                                 THE RESULTS
                                 14

                                 MANAGEMENT'S DISCUSSION AND ANALYSIS
                                 16

                                 CONSOLIDATED BALANCE SHEETS
                                 22

                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                 23

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 24

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY 25

                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 26

                                 REPORTS
                                 41

                                 DIRECTORS AND OFFICERS
                                 42

                                 CORPORATE DATA
                                 43

                                 MISSION STATEMENT

                                                                                       Selected Financial Data
                                                               (in thousands of dollars except per share data)

FISCAL YEAR ENDED                        1999             1998            1997           1996           1995
--------------------------------------------------------------------------------------------------------------
Statements of operations:1
Net sales                             $ 171,281        $ 152,144       $ 131,941      $ 139,539     $  121,269
Income from continuing operations        10,455            7,317           4,257          9,014          8,528
Loss from discontinued operations             0                0          (6,605)        (3,095)          (213)
Gain (loss) from disposal of
  discontinued operations                   397              928          (3,830)             0              0
Net income (loss)                        10,852            8,245          (6,178)         5,919          8,315
--------------------------------------------------------------------------------------------------------------
Net income (loss) per share- (basic):2
   Continuing operations              $    1.15        $    0.80       $    0.45      $    0.94     $     0.91
   Discontinued operations                 0.00             0.00           (0.70)         (0.32)         (0.02)
   Disposal of discontinued operations     0.04             0.10           (0.40)          0.00           0.00
Net income (loss)                          1.19             0.90           (0.65)          0.62           0.89
--------------------------------------------------------------------------------------------------------------
Net income (loss) per share- (diluted):2
   Continuing operations              $    1.10        $    0.78       $    0.44      $    0.91     $     0.86
   Discontinued operations                 0.00             0.00           (0.68)         (0.31)         (0.02)
   Disposal of discontinued operations     0.04             0.10           (0.40)          0.00           0.00
Net income (loss)                          1.14             0.88           (0.64)          0.60           0.84
--------------------------------------------------------------------------------------------------------------
Balance sheet data (at period end):1
Working capital                       $  34,381        $  27,313       $  22,745      $  35,452     $   24,442
Total assets                             93,664           75,518          71,119         77,278         85,868
Total long-term obligations               4,392            6,367           7,201          8,030          2,172
Shareholders' equity                     61,327           50,190          41,678         53,317         44,725
--------------------------------------------------------------------------------------------------------------

1 Certain amounts have been reclassified for comparability with fiscal year 1999 presentation.

2 The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" effective December 15, 1997. Accordingly, all prior per share amounts have been restated.


Net Sales

[BAR CHART APPEARS HERE]

in thousands of dollars


Income
from continuing operations

[BAR CHART APPEARS HERE]

in thousands of dollars


Income Per Share
from continuing operations (diluted)

[BAR CHART APPEARS HERE]

in dollars



                                                  C-Cor.net 1999 Annual Report 3

[PHOTO OF RICHARD E. PERRY APPEARS HERE]          Richard E. Perry


DEAR C-COR.NET SHAREHOLDER:


     The 1999 fiscal year was an exceptional one for our company as we enjoyed solid growth, initiated two mergers and, most significantly, set a bold new course for the company.

     The accelerating trend to converge voice, video and high-speed data services over a single, powerful network and the industry's decision to move to a standards-based architecture are creating outstanding opportunities for our company. We are responding with a new business model that focuses on the key network priorities -- expanded bandwidth and network reliability -- and is designed to position C-COR.net as an effective supplier of broadband technologies and services well into the 21st century.

     We are pleased to report that the marketplace has responded positively to our efforts. In the fourth quarter of fiscal year 1999, net sales were a record $57.1 million, an increase of 52% over those of the fourth quarter of the previous year. Gross margins of 26.7% in the quarter produced earnings per diluted share from continuing operations of $.45, setting a record for quarterly earnings. Fiscal year 1999 annual net sales were a record $171.3 million, and income from continuing operations of $10.5 million was up 43% when compared to fiscal year 1998. Earnings per diluted share from continuing operations were $1.10, up 41% over fiscal year 1998. Gross margin percentage for fiscal year 1999 improved to 24.6% from 22.7% for the previous year. Other positive indicators included record annual sales orders booked of over $200 million, book-to-bill of 1.17 and a backlog of orders in excess of $52 million at fiscal year end.

4   C-Cor.net 1999 Annual Report

[PHOTO OF DAVID A. WOODLE APPEARS HERE]         David A. Woodle


CAPITALIZING ON OUR LEGACIES

     Our performance in 1999 has created a solid foundation from which we can grow. We are implementing four major strategies to drive us in the quest to service, for the first time in our history, the complete broadband network life cycle. First, we are offering an expanded product lineup. Second, we are helping customers' integrate new, cost-effective applications on their networks. Third, we are offering expanded network management services to meet our customers' needs to monitor and service their systems. Fourth, we are designing, activating, optimizing and servicing our customers' networks.

     The acquisitions of two outstanding companies were initiated during the 1999 fiscal year to enable us to meet both market demand and our strategic initiatives to become a fully integrated supplier. Convergence.com ("Convergence") -- the acquisition which closed on July 9, 1999 -- was an early leader in providing Internet enabling services to the broadband network. With Convergence's state-of-the-art, multi-million dollar Network Operations Center, C-COR.net can monitor cable modems throughout the world and supply Help Desk services 24 hours a day, seven days a week.

     Recognizing the growing market requirement for head-end fiber optics, in July 1999 we signed a definitive merger agreement to acquire Silicon Valley Communications, Inc. ("SVCI") of Santa Clara, California. The acquisition is scheduled to close in the fall of 1999. SVCI has an outstanding global reputation for providing high-quality, advanced AM fiber optic equipment that forms the basis of broadband hybrid fiber coax (HFC) networks. Strong

                                                C-Cor.net 1999 Annual Report   5
vendor acceptance of their products and an established reputation for dedicated customer service make this pending acquisition a natural fit for expanding C-COR.net. Once both mergers are complete, Convergence and SVCI will bring to our company some of the advanced products and services we need to pursue our mission of serving our customers throughout all phases of the broadband network life cycle.

CAPITALIZING ON OUR PEOPLE

     To effectively apply our expanded product and service offerings and utilize our larger pool of talented service employees in every facet of the broadband network, we have restructured the company into two operating units. Upon completion of the acquisition of Convergence, we established the Broadband Management Services (BMS) Group, which combines the network designers, technical service personnel and operations experts from both Convergence and C-COR.net. Directed from our facility near Atlanta, Georgia, BMS is responsible for delivering a full range of network life cycle services, including design, activation and installation as well as warranty repair and maintenance. The group also specializes in enabling Internet service over cable, the sale and integration of network management services as well as construction and service provisioning of network operations centers.

     The HFC Product Group focuses on the design and manufacture of high-quality, technologically advanced fiber optics and RF amplifiers. This includes the legacy products of C-COR.net and will include the legacy products of SVCI upon completion of the merger. This comprehensive line of network transmission products constitutes an integral portion of the infrastructure of an HFC network. By installing these products, network operators can expand the bandwidth available on their networks so new, revenue-generating services can be introduced.

     We have set a course to be in a unique position to help our customers meet the demands brought on by rapid change. That unique position is not simply the result of solid strategies and advanced products and services. Equally important is the dedication of our employees to achieving our vision. We are a strong company because of our employees, and their spirit and commitment is crucial to our ability to succeed.

6   C-Cor 1999 Annual Report

CAPITALIZING ON OUR FUTURE

     The global telecommunications industry is undergoing what is surely a new operating paradigm, driven by consumer demand for more services, faster delivery and a higher level of reliability. The intense competition to be the first to meet these needs in a cost-effective way has opened up many opportunities for our company. We believe our new business model, and the strategies put in place in fiscal year 1999 to bring it to life, are in direct response to these market realities.

     As we formulated the key strategies to lead us into the future, we saw the need to better reflect our focus on the network -- specifically, providing network integrity for the full network life cycle. As a result, we have chosen to add .net to our strong legacy name, C-COR. This addition is a declaration to all that our total energy is dedicated to serving the complete broadband network.

     C-COR.net has embarked on an exciting journey, one that we believe holds a great deal of promise for our customers, shareholders and employees. As we execute strategies, build integrity into networks and provide outstanding service to our customers, we are confident in our commitment to seeing that promise realized.


                                       /s/ Richard E. Perry

                                       Richard E. Perry
                                       Chairman


                                       /s/  David A. Woodle

                                       David A. Woodle
                                       President and CEO


                                                C-Cor.net 1999 Annual Report   7

                            [GRAPHICS APPEAR HERE]


   The Trends -

           Capitalizing on the Market



     Technology advancements are providing the means to operate efficient, high-quality networks while meeting the expectations of the end users.



8 C-Cor.net 1999 Annual Report

     There is little doubt, the world is on the threshold of a dramatic change in the way information is delivered and exchanged. Our primary customers -- operators of broadband hybrid fiber coax (HFC) networks -- are moving aggressively to become the dominant supplier of a complete package of voice, video and high-speed data to millions of homes and businesses over a single network. Four trends are driving the change: consumer demand, consolidation of network operators, technology advancements and the establishment of standards.


                            [GRAPHIC APPEARS HERE]






     As we experienced in the evolution of cable television over the past five decades, consumers are stimulating change by demanding real-time information, access to high-speed data transfer and the Internet, video-on-demand, expanded service choices, high-quality digital cable service and much more. Along with greater access and choice, subscribers want complete network reliability, assuring consistent, high-quality delivery of information. Meeting these demands depends largely on expanding the capabilities of the broadband HFC network. The successful information service supplier -- be it a cable, telephone or utility company -- will be equipped with a powerful information pipe that offers an array of new products and services with demonstrated network reliability.

                                                C-Cor.net 1999 Annual Report   9

     Consolidation among network operators has resulted in the creation of a new financial model. More than $200 billion has been invested in the past few years to swap cable systems -- with per-subscriber costs tripling to more than $5,000. As a result, network operators must realize increased value and return from their networks. Offering bundled services -- combining traditional entertainment cable with high-speed data/Internet, telephony and more, at a competitive price -- is the course network operators will need to take to meet the financial demands of their operations.

     Technology advancements are providing the means to operate efficient, high-quality networks while meeting the expectations of the end users. Advanced fiber optic equipment makes it feasible to run fiber deeper into a network, increasing capacity, speed and, most importantly, reliability. And, increasingly sophisticated network management systems are helping operators build integrity into their networks. The advantages for the end-user are improved variety, quantity and quality of service, while the network operator benefits from being able to maintain a solid business model.

     Similarly, the establishment of a standards-based architecture is positive for all sides of the industry. Consumers will benefit from new and additional services as well as from increased system reliability. Network operators will benefit from added choice, economies of scale and easier deployment and maintenance of network components. C-COR.net benefits from open standards through the elimination of the need to develop and support proprietary, customer-specific network management systems.

     Just as these trends have shaped the way the world is communicating, they are serving as the basis for the business decisions being made at C-COR.net. The focus is a complete commitment to serving the entire broadband network life cycle with products and services that build network integrity in from the start.

10 C-Cor.net 1999 Annual Report

The Strategies -

     Capitalizing on our Strengths




     We believe the wide acceptance of open systems technology will facilitate that evolution and our goal is to lead the way to interoperability across vendors and networks.

The major trends in the communications industry point to the convergence of customers, services, technologies and standards. The strategies we adopted to capitalize on each level of convergence reflect a fundamental objective: create solid, end-to-end solutions for our broadband network customers by building on our strong legacy of products and services. This was the basis for undertaking two key acquisitions in fiscal year 1999.


                            [GRAPHIC APPEARS HERE]



STRENGTHENING OUR SERVICES - Since its inception in 1994, Convergence.com ("Convergence") has been known for technical innovation and premium customer service. A recognized leader in integrating data over broadband cable, the company has set the pace for delivering Internet services to consumers seeking greater speed and expanded capabilities. Early projects undertaken by Convergence include building networks that carry high-speed data services for Hawaii's Department of Education, integrating Internet on various cable systems and supporting the National Cable Television Association as it showcased the advanced services being offered by the industry.

     Convergence was named to two "Top 50 Hot Internet Company" lists. In addition, the company designed and built a state-of-the-art Network Operations Center (NOC) that operates seven days a week, 24 hours a day. Help Desk and network operations technicians support thousands of cable modem subscribers around the world, helping to assure optimum service to the end-user.

     Upon completion of the merger with Convergence, a separate operating unit -- Broadband Management Services -- was formed to meet several of our strategic objectives. Skilled network planners from the former Convergence joined forces with the C-COR.net team of technical service professionals to focus their talents on a full complement of services for every phase of the network life cycle. Network design, activation, management and maintenance are just a few of the technical services the unit offers. Add to that the

  12   C-Cor.net 1999 Annual Report

Internet enabling consultation and integration services and a network operator can depend on C-COR.net to handle virtually every phase of network expansion and maintenance.

STRENGTHENING OUR PRODUCT LINE - In order to complete our fiber optic product line, C-COR.net turned to Silicon Valley Communications, Inc. ("SVCI"), a Santa Clara, California, company founded in 1994. SVCI is a proven leader in designing and producing advanced fiber optic head-end equipment for HFC broadband networks. Upon completion of the pending acquisition, SVCI will bring to C.COR.net five years of experience in offering a high-quality, flexible, compact product line, marked by superior performance and backed by exceptional service. When combined with C-COR.net's expertise in the fiber optic node and the RF portion of the network, the result will be a robust, end-to-end network equipment solution for broadband operators.

STRENGTHENING NETWORK INTEGRITY - In fiscal year 1999, C-COR.net assessed the evolving HFC broadband marketplace and uncovered some underlying trends. We think the strongest message is the overwhelming importance of network integrity to our customers. The quality of the pipe that is carrying signals is fundamental to meeting consumers' demand for reliability as well as operators' requirements for a sound financial model. In the past, when network operators delivered only video to the home, a customer's call for service represented a passive form of status monitoring. Today, as suppliers of high-speed data and voice, these operators require active network element management technologies to ensure the quality of their systems. The next step in the evolution of network management is a more sophisticated solution that provides for transparent integration of accounting, billing and marketing systems. That environment is driving the demand for the network management solutions C-COR.net offers.

     We believe the wide acceptance of open systems technology will facilitate that evolution, and as we lead the way to interoperability across vendors and networks, C-COR.net is positioned to effectively leverage its 15-year network management legacy. Currently, we offer an advanced element and power supply management subsystem with the CNM(TM) System 2 hardware and software package. In the future, we will work to expand capabilities by providing a variety of NOC development services, along with a fully integrated services management system for the NOC and back-office systems.

     Superior performance in our products, advanced network management systems, technically competent and highly motivated service employees, and customer-driven NOC employees. All this and more add up to our motto, "C-COR.net Quality Equals Network Integrity."

                                               C-Cor.net 1999 Annual Report   13

       The Results-
        Expanded Horizons &
                 Opportunity for Growth


                  We will further strengthen our customer relationships, build new opportunities for our employees and work to enhance the value of our company for our shareholders.

 The global communications world is moving at incredible speeds and creating an environment that is rich in opportunities. In the future we expect to see solid growth in demand for fiber optics as network operators upgrade head-end facilities to handle more services at increased speeds.



                            [GRAPHIC APPEARS HERE]





      Today, the services segment of the business is estimated to be in its infancy. It is anticipated that demand for activation, optimization and maintenance of networks will grow substantially in the coming years and many new services, some not even known today, will challenge networks to achieve maximum operations and integrity.

     Our customers are driven by consumers who are prepared to reward the provider who is the first to meet their needs for more, better and faster services. The benefits from this environment flow to us as we supply comprehensive solutions to help our customers achieve success.

     This situation is not new to us. Nearly five decades ago, we began designing and producing some of the technologies that allowed cable television to reach into every community in the United States. With the addition of Convergence and the proposed merger with SVCI, we will be able to offer the HFC marketplace the expertise of three outstanding organizations. Our goal, quite simply, is to capitalize on the opportunities the market and our new business model will provide. As we do, we will further strengthen our customer relationships, build new opportunities for our employees and work to enhance the value of our company for our shareholders.

                                                 C-Cor.net 1999 Annual Report 15

--------------------------------------------------------------------------------
Management's Discussion & Analysis
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)

DISCLOSURE REGARDING
FORWARD-LOOKING STATEMENTS

Some of the information presented in this Annual Report, including, but not limited to continuation of increased domestic spending for network upgrades, anticipated increased spending on product development, the continued availability of capital resources, the Company's expectations in connection with the merger with Convergence.com Corporation ("Convergence") and pending merger with Silicon Valley Communications, Inc. ("SVCI"), and the Company's ability to assess the risks of the Year 2000 issue, with respect to its operations, and resolve them in a timely manner, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to consummate the pending merger with SVCI and integrate both Convergence's and SVCI's businesses, the timing of orders received from customers, the gain or loss of significant customers, changes in the mix of products sold, changes in the cost and availability of parts and supplies, fluctuations in warranty costs, new product development activities, the Company's ability to implement its strategies of product, service and global market expansion, economic conditions affecting domestic and international markets, regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular, competition and changes in domestic and international demand for the Company's products and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the Company's reports filed on Form 10-K and other reports and materials filed with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

Net sales in fiscal year 1999 were $171,281, an increase of 13% from net sales of $152,144 in fiscal year 1998. The increase in sales derived primarily from increases in capital spending for network distribution equipment by domestic cable television (CATV) operators and from increased sales of technical services related to design, activation and support of CATV networks. Net sales increased 15% in fiscal year 1998 from net sales of $131,941 in fiscal year 1997. The increase in sales was a result of increased demand for hybrid fiber coax (HFC) equipment, as well as technical services to both domestic and international customers, primarily in the CATV industry.

Domestic sales increased 27% to $152,112 in fiscal year 1999 from $120,237 in fiscal year 1998. In fiscal year 1999, the Company's domestic customer base continued to consolidate, as acquisitions by and among several large multiple systems operators (MSO's) and telephone companies took place. The Company believes demand has increased for HFC network distribution equipment and related services, as domestic CATV operators continue to increase their capital spending to upgrade and rebuild their systems. The Company believes the increased capital spending has been driven by customer demands for additional and improved services, affecting not only voice and video requirements, but also demand for high-speed data transmission and Internet access. This increased demand by CATV operators for improved services has translated into an increased need for higher bandwidth products in order to support these services. Domestic sales increased 13% in fiscal year 1998 from $106,785 in fiscal year 1997, also due to network upgrade activities by CATV operators. Total domestic sales were 89% of consolidated net sales for fiscal year 1999, as compared to 79% and 81% for fiscal years 1998 and 1997, respectively.

International sales decreased 40% to $19,169 in fiscal year 1999 from $31,907 in fiscal year 1998. The decrease resulted generally from a weakness in sales to all international markets, with the exception of Asia, in fiscal year 1999. International sales increased 27% in fiscal year 1998 from $25,156 in fiscal year 1997, resulting from increased demand primarily from sales to Canada, Europe and Latin America. The Company expects international markets will continue to represent a substantial portion of its sales base, but believes demand will continue to be highly variable. The international markets represent distinct markets in which capital spending decisions for HFC network distribution equipment can be impacted by a variety of factors including access to financing and general economic conditions. The Company's total international sales were 11% of consolidated net sales in fiscal year 1999, as compared to 21% and 19% for fiscal years 1998 and 1997, respectively.

The Company is subject to certain risks as a result of market and customer concentration. For additional information regarding risks, reference Note N of the consolidated financial statements.

16 C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Management's Discussion & Analysis
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)


The Company's backlog of sales orders at June 25, 1999, was $52,765, compared to $24,025 at June 26, 1998, and $34,851 at June 27, 1997. The backlog of sales orders at June 25, 1999, was comprised of approximately 92% domestic and 8% international orders, compared to approximately 91% domestic and 9% international orders at June 26, 1998, and 72% domestic and 28% international orders at June 27, 1997. The Company believes the increase in the backlog of sales orders as of June 25, 1999, is a result of several factors, including increases in overall demand, discretionary customer order patterns and CATV operators' annual budget cycles. The Company's book-to-bill ratio was 1.17 for fiscal year 1999, compared to 0.93 and 1.08 for fiscal years 1998 and 1997, respectively.

Gross profit margin for fiscal year 1999 was 24.6%. This compares to 22.7% in fiscal year 1998 and 20.6% in fiscal year 1997. Reductions in material costs, changes in customer and product mix, lower manufacturing costs resulting from the Company's operation in Mexico, efficiencies resulting from higher production volume and manufacturing automation initiatives, all contributed to the increase in the gross profit margin in fiscal year 1999, relative to fiscal years 1998 and 1997. The gross profit margin increase in fiscal year 1998, relative to fiscal year 1997, was also attributed primarily to material cost reductions, changes in customer and product mix and efficiencies resulting from higher production volumes.

Selling and administrative expenses for fiscal year 1999 were $16,545 or 10% of net sales, compared to $15,020 or 10% of net sales for fiscal year 1998 and $15,787 or 12% of net sales for fiscal year 1997. The increase in selling and administrative expenses for fiscal year 1999, compared to fiscal year 1998, was due primarily to various selling and administrative costs to support higher sales volumes, including personnel costs associated with expansion of the Company's offering of technical services related to design, activation and support of HFC networks. The decrease in selling and administrative expenses for fiscal year 1998, compared to fiscal year 1997, was due primarily to reduced expenditures resulting from reconfiguration of the Company's worldwide sales territories and the consolidation of the Company's sales force implemented in the fourth quarter of fiscal year 1997.

Research and product development expenses for fiscal year 1999 were $9,038 or 5% of net sales, compared to $7,459 or 5% of net sales for fiscal year 1998 and $5,681 or 4% of net sales for fiscal year 1997. The increase in research and product development expenses in fiscal year 1999 over fiscal years 1998 and 1997 was primarily due to the Company's continued investment in new products and technologies. The increased expenditures resulted from higher personnel costs and additional expenses primarily for development of AM fiber optics and network management products. The AM fiber optic products bear the trade name NAVICOR(TM) and are designed to offer a total solution approach to the distribution portion of the cable network. They include an entire family of AM fiber optic head-end and node products and optical lid upgrades. Fiscal year 1999 research and product development expenditures also reflect the continued development of CNM(TM) System 2, a new generation of its Cable Network Manager (CNM) platform. The Company anticipates increased product development expenditures in fiscal year 2000 related to ongoing product development initiatives.

In fiscal year 1998, the Company recorded a restructuring charge of $625 related to the Company's decision on June 25, 1998, to close its manufacturing plant located in Reedsville, Pennsylvania. The decision was made in order to reduce costs and improve productivity and asset utilization. The restructuring charge represented salaries and benefits for approximately 143 employees affected by the plant closing. The work force reduction occurred during the first quarter of fiscal year 1999, thereby eliminating the restructuring accrual at June 25, 1999.

Interest expense for fiscal year 1999 was $229. This compares to $335 and $318 for fiscal years 1998 and 1997, respectively. The reduction in interest expense in fiscal year 1999 resulted from a reduction of long-term debt, relative to fiscal years 1998 and 1997, and reduced borrowings on the Company's revolving line-of-credit.

For fiscal year 1999, other expense was $151. This compares to other expense of $384 and other income of $250 for fiscal years 1998 and 1997, respectively. The decreased expense in fiscal year 1999 resulted from greater investment income and lower foreign currency transaction losses compared to fiscal year 1998. The increased expense in fiscal year 1998 resulted from costs accrued in relation to the settlement of certain litigation and foreign exchange losses resulting primarily from the weakened Canadian dollar.

The Company's effective income tax rate for fiscal year 1999 was 35%. This compared to effective income tax rates of 32% and 25% for fiscal years 1998 and 1997, respectively. The higher effective tax rate for fiscal year 1999 is attributed primarily to reduced tax benefits deriving from the Company's Foreign Sales Corporation


                                                 C-Cor.net 1999 Annual Report 17

--------------------------------------------------------------------------------
Management's Discussion & Analysis
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)


(FSC), resulting from lower international sales and higher state income taxes compared to fiscal year 1998. The higher effective tax rates for fiscal year 1998, compared to fiscal year 1997, resulted from a tax benefit of approximately $593 that was recorded during the third quarter of fiscal year 1997. The tax benefit resulted from reassessment of the Company's foreign sales transactions for the prior three fiscal years and optimization of the tax benefits derived from the Company's FSC. In addition, fluctuations in the effective income tax rate from period to period reflect changes in permanent non-deductible amounts, the relative profitability related to both U.S. and non-U.S. operations and differences in statutory rates.

RESULTS OF DISCONTINUED OPERATIONS

On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment located in Fremont, California, in a nine-month wind-down process. Anticipated wind-down costs were recorded as a loss on disposal of the discontinued segment in the results of discontinued operations for the fiscal year ended June 27, 1997. The Company completed the wind-down of this operation as of March 1998. A gain on disposal of the discontinued business segment of $397, net of tax expense of $477, was recorded in fiscal year 1999. This compared to a gain on disposal of the discontinued business segment for fiscal year 1998 of $928, which included a net tax benefit of $94. The gains in fiscal year 1999 and 1998 represented adjustments of the estimated loss on the disposal of the business segment of $3,830, net of applicable income tax benefit of $1,974, recorded in fiscal year 1997. The gain in fiscal year 1999 resulted primarily from settlement of certain warranty claims. In fiscal year 1998, the gain derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax loss from operations of the discontinued business segment was $6,605 for fiscal year 1997. The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571 recorded during the fourth quarter of fiscal year 1997.

FINANCIAL CONDITION

The Company continues to maintain a strong financial position. Working capital increased $7,068 since June 26, 1998, principally as a result of increased sales growth, including higher inventory, accounts receivable and accounts payable levels. Accrued liabilities increased to $14,001 as of June 25, 1999, from $10,245 at June 26, 1998, due primarily to an increase in current income taxes payable.

RECENT ACCOUNTING CHANGES

In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which was effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and classifying components of comprehensive income in the financial statements and requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in-capital in the equity section of the financial statements. In addition, the Company also adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement 131), which was effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for providing disclosures related to products and services, geographic area and major customers. Implementation of these Statements did not have a material effect on the Company's consolidated financial statements.

In 1998, The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), which was effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB announced it was delaying the effective date of Statement 133 for one year to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company anticipates adopting this Statement in its fiscal year 2001 consolidated financial statements as required. Implementation of this Statement is not expected to have a material effect on the Company's consolidated financial statements.


18 C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Management's Discussion & Analysis
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)


LIQUIDITY AND CAPITAL RESOURCES

The Company's current ratio at June 25, 1999, was 2.3, as compared to 2.6 at June 26, 1998. As of June 25, 1999, cash and cash equivalents totaled $2,940, up from $2,313 at June 26, 1998. Net cash and cash equivalents provided by operating activities were $13,497 in fiscal year 1999, including working capital changes of $553 related to discontinued operations. This compares to net cash and cash equivalents provided by operating activities, including working capital changes related to discontinued operations, of $14,007 and $9,440 in fiscal years 1998 and 1997, respectively.

Net cash used in investing activities was $11,177 in fiscal year 1999, compared to $8,097 in fiscal year 1998 and $6,551 in fiscal year 1997. In fiscal year 1999, the Company entered into a strategic alliance with Convergence, a provider of Internet-enabling technical services. Under this arrangement, the Company made a $5,000 investment in Convergence and became the exclusive reseller of Convergence products and services in North America. The investment is being carried at cost, as the ownership interest is less than 20%, and does not fall within the guidelines of Financial Accounting Standards 115, ("Accounting for Certain Investments in Debt and Equity Securities") (Statement 115). On July 9, 1999, the Company consummated a merger with Convergence, which will be accounted for under the pooling-of-interests method of accounting (Reference Note S). The Company's other investing activities derived primarily from purchases of property, plant and equipment. The increase of cash used in investing activities in fiscal year 1998 was due primarily to higher purchases and replacements of property, plant and equipment to support manufacturing automation and operation efforts, including the start-up of the Company's manufacturing operation in Tijuana, Mexico, as well as a higher level of product development activities.

Net cash used in financing activities totaled $1,693 in fiscal year 1999, compared to $4,049 and $3,911 in fiscal years 1998 and 1997, respectively. Financing activities consist primarily of borrowings and payments on the Company's line-of-credit and long-term debt. In fiscal year 1999, the Company paid off several loans and refinanced some of the borrowings with a new term loan. On June 25, 1998, the Company announced the closing of its manufacturing plant located in Reedsville, Pennsylvania. The Company had a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for the building and improvements located in Reedsville, Pennsylvania. The Company was the guarantor of several borrowing commitments by the MCIDC for financing the facility and improvements. In August 1998, the Company executed its option and purchased the facility for approximately $1,454, representing the outstanding principal balances of the various loan commitments. The Company used its available capital resources for the purchase. As of June 25, 1999, the building and improvements were reclassified as property held-for-sale as part of other current assets in the consolidated balance sheet. In addition, in August 1998, the Company paid off the remaining balances of two loans secured through the Pennsylvania Sunny Day Fund. The loans funded expansion and renovation of the Company's State College, Pennsylvania, facility in 1995. The loan balances were paid off in order to eliminate restrictive covenants associated with the loan agreements. The principal balances of the two loans paid off were $409 and $2,506, respectively.

In October 1998, the Company borrowed $3,000 under a term loan facility with a bank. The purpose of the loan was to refinance the Sunny Day Fund loan paid off in August 1998 (Reference Note H).

In fiscal years 1999 and 1998, the Company repurchased 90,381 shares for $1,084 and 10,342 shares for $131, respectively, of its common stock under a stock repurchase program adopted in September 1997. In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765 under a stock repurchase program adopted in December 1996. The Company used its available capital resources to fund the purchases under both repurchase programs. The repurchased stock is being held by the Company as treasury stock and is available to be used in meeting the Company's obligations under its present and future stock option plans and for other corporate purposes. In May 1999, the Company terminated the stock repurchase program adopted in September 1997.

The Company had a line-of-credit with a bank pursuant to which it could borrow the lesser of $25,000, net of outstanding letters of credit up to a $2,000 sub-limit, or a percentage of eligible accounts receivable and inventory. The line-of-credit was committed through December 31, 1999. Based upon the Company's analysis of eligible accounts receivable and inventory, approximately $23,300 was available to borrow as of June 25, 1999.


                                                 C-Cor.net 1999 Annual Report 19

--------------------------------------------------------------------------------
Management's Discussion & Analysis
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)


The Company had no borrowings on the line-of-credit as of June 25, 1999, or June 26, 1998. On August 9, 1999, the Company replaced its $25,000 revolving line-of-credit agreement with a new credit agreement established with three banks under which it may borrow up to $70,000. The agreement has two parts. First, $20,000 is available as a revolving line-of-credit, subject to an aggregate sub-limit of $2,000 for issuance of letters of credit, which is committed through December 31, 1999. The second part is a 364 day standby acquisition facility which enables the Company to borrow up to $50,000, for strategic acquisitions and/or investments. Each draw on the facility may be extended for up to 84 months. A pricing matrix has been established for credit pricing on these facilities which is a function of the Company's total funded indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio. Borrowings under this credit agreement bear interest at various rates, at the Company's option.

In addition, the Company amended its existing $3,000 term loan to eliminate terms and conditions that govern that facility and replaced them with terms and conditions that have been entered into for the revolving line-of-credit and the standby facility. The outstanding balance on the term loan will be split among the three participating banks based on their pro-rated share of the total balance of combined credit facilities.

Borrowings on these facilities are unsecured, subject to a negative pledge on all business assets, and the Company is required to maintain certain financial ratios and indebtedness tests.

Management believes that operating cash flow, as well as the aforementioned line-of-credit agreement, will be adequate to provide for all cash requirements for the foreseeable future, subject to requirements that additional growth or strategic development might dictate.

SUBSEQUENT EVENTS -
BUSINESS COMBINATIONS

On July 9, 1999, the Company consummated a merger with Convergence, a Georgia corporation, whereby Convergence became a wholly-owned subsidiary of the Company. The merger will enable the Company to offer an integrated package of network management and support services and products. The expertise of Convergence in enabling high-speed digital data transmission and Internet access over HFC networks by providing network design, activation and support services will augment the Company's existing technical service capabilities. In the merger, each outstanding share of common stock of Convergence was converted into one share of the Company's common stock for an aggregate of 1,433,323 shares of the Company's common stock. Each outstanding warrant to acquire Convergence common stock was converted into a warrant to acquire the Company's common stock for an aggregate of warrants to acquire 366,930 shares of the Company's common stock. The merger is being accounted for under the pooling-of-interests method of accounting.

On July 13, 1999, the Company signed an Agreement and Plan of Merger with SVCI, a California corporation, whereby SVCI will become a wholly-owned subsidiary of the Company. The acquisition is expected to be completed in the fall of 1999. This acquisition will enable the Company to broaden and strengthen its network distribution product offering by adding advanced fiber optic products to its existing radio frequency (RF) and fiber optic products. In particular, the product offering will be strengthened with respect to head-end fiber optic equipment. As consideration in the merger, each outstanding share of common stock of SVCI will be converted into the right to receive .094534 shares of the Company's common stock for an aggregate of 1,531,521 shares of the Company's common stock (subject to reduction pursuant to certain escrow arrangements). Outstanding stock options and warrants to acquire SVCI common stock will be converted into stock options and warrants to acquire the Company's common stock, using the same conversion ratio (with appropriate adjustment to the exercise price) for an aggregate of stock options and warrants to acquire 397,911 shares of the Company's common stock. It is anticipated that the merger will be accounted for under the pooling-of-interests method of accounting.

The Company anticipates recording a one-time charge related to the business combinations in its first quarter of fiscal year 2000. The one-time charge will include the transaction costs, as well as employee severance payments and write-off of assets related to existing fiber optic products that will become obsolete and be replaced by the SVCI product line.

YEAR 2000

The Company is aware of the issues associated with the limitations of the programming code in many existing computer systems, whereby the computer systems may not properly recognize date-sensitive information as the


20 C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Management's Discussion & Analysis
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)


millennium (Year 2000) approaches. The Company's date-sensitive systems include, but are not limited to, test equipment, computer systems embedded in production equipment, products containing computer systems, business data processing systems, production management and planning systems, and personal computers. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

During fiscal year 1999, the Company's Year 2000 project team (consisting of representatives from its information technology, finance, manufacturing, product development, quality assurance, and sales and marketing departments) completed its assessment of the Company's internal date-sensitive equipment to determine Year 2000 compliance. As of June 25, 1999, the Company has concluded that approximately 7% of its date-sensitive equipment is deemed to be non-compliant. Most of these non-compliant items can and will be upgraded to be compliant before January 1, 2000. The non-compliant hardware and software were determined not to be in critical systems.

At this time, all critical systems have been designated compliant by their manufacturers. To verify manufacturers' assertions, the Company developed a testing plan for its critical systems and began compliance testing during the third quarter of its fiscal year 1999. The Company has completed approximately 60% of such compliance testing, and at this time, there are no exceptions identified with these manufacturers' assertions. The Company anticipates completing its compliance testing by the end of its first quarter of fiscal year 2000.

Throughout fiscal year 1999, the Company corresponded with its principal customers, suppliers, vendors and subcontractors to ascertain their readiness for the Year 2000 and requested assurances that they are addressing the Year 2000 issue. These actions were intended to help mitigate the possible external impact of Year 2000 issues. However, the Company is unable to fully assess the potential consequences in the event of unforeseen compliance issues with the systems operated by its customers, suppliers, vendors or subcontractors.

The Company has assessed its products presently being sold and those installed in customers' networks. Only our network management system has inherent software embedded in it, and the Company has assessed its network management software and firmware, both present and previously sold versions, and has found them to be Year 2000 compliant.

The Company's current timetable under which it expects to complete its remaining Year 2000 testing is by the end of its first quarter of fiscal year 2000, however, there can be no assurance that the Company will meet this timetable.

As a result of the consummated merger with Convergence on July 9, 1999, and pending merger with SVCI expected to be completed in the fall of 1999, the Company is in the process of reassessing each of Convergence's and SVCI's Year 2000 initiatives. The Company will focus on compliance attainment efforts of each of their customers and suppliers, and Convergence's and SVCI's internal date-sensitive equipment. This activity is expected to last into the second quarter of fiscal year 2000.

Based on its assessment to date, the Company believes it will not experience any material disruption as a result of Year 2000 problems with its internal financial, manufacturing and other computer systems. The worst case scenario for the Company would be disruption of its operations and lost revenues as a result of non-compliance of its systems and those operated by its customers, suppliers, vendors and subcontractors. The Company has established a contingency plan detailing how it will operate under the most reasonably likely worst case scenario, in the event it perceives there are unaddressed risks associated with the Year 2000. This plan will be refined during the first and second quarters of fiscal year 2000, but includes provisions for increasing production and inventory levels, altering third-party business relationships, if necessary, ensuring adequate financial and personnel resources exist to adequately remediate problems as soon as detected, and other contingency efforts.

The Company has not calculated the total estimated cost of addressing Year 2000 issues. While the total estimated cost of these efforts is difficult to predict with accuracy, based on its evaluation and assessment thus far, the Company believes there should not be a material adverse impact on its operating results or financial condition. However, Year 2000 issues could have a significant impact on the Company's operations and its financial results if modifications cannot be completed on a timely basis, if unforeseen needs or problems arise, or if there are unforeseen compliance problems with the systems operated by its customers, suppliers, vendors or subcontractors. Moreover, the change to the Year 2000 may negatively impact the Company's customers or the CATV industry as a whole, causing reduced demand and market disruption in anticipation of, or following, the Year 2000.


                                                 C-Cor.net 1999 Annual Report 21

--------------------------------------------------------------------------------
Consolidated Balance Sheets
--------------------------------------------------------------------------------
                                     (in thousands of dollars except share data)

                                                                         JUNE 25, 1999                  JUNE 26, 1998
------------------------------------------------------------------------------------------------------------------------
Assets
CURRENT ASSETS
    Cash and cash equivalents                                            $     2,940                    $     2,313
    Marketable securities                                                        445                            356
    Accounts and notes receivable, less allowance of $691 in 1999;
      $430 in 1998                                                            28,479                         19,404
    Inventories                                                               21,415                         17,375
    Deferred taxes                                                             3,908                          2,797
    Other current assets                                                       3,044                          2,468
    Net current assets of discontinued operations                                433                              -
------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                          60,664                         44,713
INVESTMENT                                                                     5,000                              -
PROPERTY, PLANT AND EQUIPMENT, NET                                            24,541                         27,751
INTANGIBLE ASSETS, NET OF ACCUMULATED
 AMORTIZATION OF $172 IN 1999; $-0- IN 1998                                    1,123                          1,295
OTHER LONG-TERM ASSETS                                                         2,336                          1,759
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $    93,664                    $    75,518
------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
CURRENT LIABILITIES
    Accounts payable                                                     $    11,523                    $     5,784
    Accrued liabilities                                                       14,001                         10,245
    Current portion of long-term debt                                            759                            854
    Net current liabilities of discontinued operations                             -                            517
------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                     26,283                         17,400
LONG-TERM DEBT, less current portion                                           3,633                          5,513
DEFERRED TAXES                                                                 1,092                          1,374
OTHER LONG-TERM LIABILITIES                                                    1,329                          1,041
Commitments and Contingent Liabilities
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                             32,337                         25,328
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
    Preferred Stock, no par; authorized 2,000,000 shares; issued, none             -                              -
    Common Stock, $.10 par; authorized shares 24,000,000;
       issued shares of 9,785,947 in 1999 and 9,672,128 in 1998                  979                            967
    Additional paid-in capital                                                21,695                         20,341
    Accumulated other comprehensive loss                                         (96)                          (99)
    Retained earnings                                                         45,729                         34,877
    Treasury stock at cost, shares of 600,723 in 1999 and 510,342 in 1998     (6,980)                        (5,896)
------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                    61,327                         50,190
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $    93,664                    $    75,518
------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

22   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Consolidated Statements of Operations
--------------------------------------------------------------------------------
                                            (in thousands except per share data)


                                                                                    YEAR ENDED

                                                            JUNE 25, 1999          JUNE 26, 1998        JUNE 27, 1997

------------------------------------------------------------------------------------------------------------------------
NET SALES                                                 $     171,281          $     152,144       $      131,941
COST AND EXPENSES
    Cost of sales                                               129,124                117,557              104,702
    Selling and administrative                                   16,545                 15,020               15,787
    Research and product development                              9,038                  7,459                5,681
    Provision for restructuring costs                                 -                    625                    -
    Interest                                                        229                    335                  318
    Other expense (income), net                                     151                    384                (250)
------------------------------------------------------------------------------------------------------------------------
                                                                155,087                141,380              126,238
------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                           16,194                 10,764                5,703
INCOME TAX EXPENSE (BENEFIT)
    Current                                                       7,130                  3,564                1,298
    Deferred                                                     (1,391)                  (117)                 148
------------------------------------------------------------------------------------------------------------------------
                                                                  5,739                  3,447                1,446
------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                10,455                  7,317                4,257
------------------------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS:
    Loss from operations of discontinued
       business segment, net of tax                                   -                      -              (6,605)
    Gain (loss) on disposal of discontinued
       business segment, net of tax                                 397                    928              (3,830)
------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         $      10,852          $       8,245       $      (6,178)
------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - (basic):
    Continuing operations                                 $        1.15          $        0.80       $         0.45
    Discontinued operations
       Loss from operations                                           -                      -               (0.70)
       Gain (loss) on disposal                                     0.04                   0.10               (0.40)
------------------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                     $        1.19          $        0.90       $       (0.65)
------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - (diluted):
    Continuing operations                                 $        1.10          $        0.78       $         0.44
    Discontinued operations
       Loss from operations                                           -                      -               (0.68)
       Gain (loss) on disposal                                     0.04                   0.10               (0.40)
------------------------------------------------------------------------------------------------------------------------
    NET INCOME (LOSS)                                     $        1.14          $        0.88       $       (0.64)
------------------------------------------------------------------------------------------------------------------------
Weighted Average Common Shares and
  Common Share Equivalents
    Basic                                                         9,137                  9,148                9,504
    Diluted                                                       9,498                  9,401                9,638


See notes to consolidated financial statements.

                                               C-Cor.net 1999 Annual Report   23

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
                                                       (in thousands of dollars)


                                                                                      YEAR ENDED

                                                                  JUNE 25, 1999       JUNE 26, 1998      JUNE 27, 1997
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
NET INCOME (LOSS)                                                $      10,852       $       8,245     $       (6,178)
Adjustments to reconcile net income to net cash and cash
 equivalents provided by operating activities:
  Depreciation and amortization                                          7,978               6,100              4,910
  (Gain) loss on disposal of discontinued operations, net of tax          (397)               (928)             3,830
  Provision for deferred retirement salary plan                            204                 292                252
  Loss (gain) on sale of property, plant and equipment                     216                 (14)                22
  Changes in operating assets and liabilities:
    Accounts receivable                                                 (9,075)               (105)             1,718
    Inventories                                                         (4,040)              1,765               (561)
    Other assets                                                           128              (2,844)              (197)
    Accounts payable                                                     5,739              (2,852)             2,784
    Accrued liabilities                                                  3,838               3,420               (243)
    Deferred income taxes                                               (1,393)               (123)              (133)
    Discontinued operations - working capital changes
     and noncash charges                                                 (553)               1,051              3,236
------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS
  PROVIDED BY OPERATING ACTIVITIES                                      13,497              14,007              9,440
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of property, plant and equipment                               (6,121)             (8,782)            (5,884)
Purchase of marketable securities                                          (84)                  -               (200)
Proceeds from sale of marketable securities                                  -                  15                216
Investment at cost                                                      (5,000)                  -                  -
Proceeds from sale of property, plant and equipment                         28                  14                 15
Proceeds from (investing activities of) discontinued operations              -                 656               (698)
------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS USED
   IN INVESTING ACTIVITIES                                             (11,177)             (8,097)            (6,551)
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Payment of debt and capital lease obligations                           (4,975)               (834)              (829)
Proceeds from long-term debt borrowing                                   3,000                   -                  -
Proceeds from line-of-credit                                            19,366              52,818             21,936
Payment of line-of-credit                                              (19,366)            (56,284)           (19,617)
Tax benefit deriving from exercise and sale of stock option shares          94                  57                 71
Issue common stock to employee stock purchase plan                          76                  51                 88
Proceeds from exercise of stock options                                  1,196                 274                205
Purchase of treasury stock                                              (1,084)               (131)            (5,765)
------------------------------------------------------------------------------------------------------------------------
NET CASH AND CASH EQUIVALENTS USED
   IN FINANCING ACTIVITIES                                              (1,693)             (4,049)            (3,911)
------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           627               1,861             (1,022)
Cash and cash equivalents at beginning of year                           2,313                 452              1,474
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $       2,940       $       2,313     $          452
------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

24   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
 Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
                                                       (in thousands of dollars)

                                                                                    ACCUMULATED
                                                                   ADDITIONAL          OTHER
                                         COMPREHENSIVE  COMMON       PAID-IN       COMPREHENSIVE  RETAINED    TREASURY
                                            INCOME       STOCK       CAPITAL          INCOME      EARNINGS      STOCK
------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 28, 1996                               $     960    $  19,602         $    (55)     $ 32,810  $        -
Net loss                                 $   (6,178)                                               (6,178)
Other comprehensive income:
   Net unrealized holding gains on
     marketable securities                        7
   Foreign currency translation loss            (67)
                                        -----------
Other comprehensive income                      (60)                                     (60)
                                        -----------
Comprehensive income                     $   (6,238)
                                        ===========
Exercise of stock options                                    2          203
Tax benefit deriving from exercise
 and sale of stock option shares                                         71
Issue shares to employee stock
 purchase plan                                               1           87
Purchase of treasury stock                                                                                     (5,765)
------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 27, 1997                                     963       19,963             (115)       26,632     (5,765)
Net income                               $    8,245                                                  8,245
Other comprehensive income:
   Net unrealized holding gains on
     marketable securities                        7
   Foreign currency translation loss              9
                                        -----------
Other comprehensive income                       16                                        16
                                        -----------
Comprehensive income                     $    8,261
                                        ===========
Exercise of stock options                                    4          270
Tax benefit deriving from exercise
 and sale of stock option shares                                         57
Issue shares to employee stock
 purchase plan                                                           51
Purchase of treasury stock                                                                                       (131)
------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 26, 1998                                     967       20,341              (99)       34,877     (5,896)
Net income                               $   10,852                                                 10,852
Other comprehensive income:
   Net unrealized holding gains on
     marketable securities                        4
   Foreign currency translation loss             (1)
                                        -----------
Other comprehensive income                        3                                         3
                                        -----------
Comprehensive income                     $   10,855
                                        ===========
Exercise of stock options                                   11        1,185
Tax benefit deriving from exercise
 sale of stock option shares                                             94
Issue shares to employee stock
 purchase plan                                               1           75
Purchase of treasury stock                                                                                     (1,084)
------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 25, 1999                               $     979    $  21,695          $   (96)    $  45,729  $  (6,980)
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                 C-Cor.net 1999 Annual Report 25

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

For the three fiscal years ended June 25, 1999

DESCRIPTION OF BUSINESS

The Company designs and manufactures network distribution products and provides technical services in support of two-way hybrid fiber coax (HFC) networks. In fiscal years 1999 and 1998, the Company operated in one industry segment, the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications and technical services primarily to the cable television (CATV) market.

 A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its foreign and domestic subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reporting Periods: Management has adopted a fiscal year which ends on the last Friday in June. For the 52-week reporting periods presented herein, the years ended on June 25, 1999, June 26, 1998, and June 27, 1997.

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

Revenue Recognition: The Company's revenues derive principally from equipment sales, which are generally recognized when the equipment has been shipped. Service revenues, consisting of systems design, field services and other consulting engagements, are generally recognized as services are rendered.

Fair Value of Financial Instruments: The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term nature of those instruments. The carrying value of the Company's long-term borrowings approximates fair value.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant and Equipment: Property, plant and equipment, which includes leased property under capital leases, is stated at cost. Cost includes interest associated with capital additions. Capitalized interest was $-0- for fiscal years 1999, 1998 and 1997, respectively. Depreciation or amortization is calculated on the straight-line method for financial statement purposes based upon the following estimated useful lives:

Building and improvements under capital lease                           15 years
Buildings                                                         15 to 25 years
Machinery and equipment under capital lease                              5 years
Machinery and equipment                                            3 to 10 years
Leasehold improvements                                             7 to 15 years

Computer Software: Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (Statement 86), the Company capitalizes certain internal and purchased software development and production costs once technological feasibility has been achieved. For the fiscal years ended 1999 and 1998, the Company capitalized $389 and $670, respectively, of purchased software development costs, which is included in other long-term assets in the consolidated financial statements. The Company did not capitalize any software development costs during fiscal year 1997. Amortization will commence upon initial product release, which the Company anticipates will occur during the first quarter of its fiscal year 2000, and as such no amortization has been recorded in fiscal years 1999 and 1998.

Investment: In December 1998, the Company entered into a strategic alliance with Convergence.com Corporation ("Convergence"), a provider of Internet-enabling technical services. Under this arrangement, the Company made a $5,000 investment in Convergence and the Company entered into an agreement with Convergence to be the exclusive reseller of Convergence's products and services. At June 25, 1999, the investment in Convergence is being carried at cost, as the ownership interest is less than 20%, and does not fall within the guidelines of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). Subsequent to June 25, 1999, the Company consummated a merger with Convergence (Reference Note S).

Intangible Assets: Patents, trademarks and licenses are carried at cost less accumulated amortization, which is calculated on a straight-line basis over the estimated three year useful life of the assets. The patents, trademarks and

26 C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

license costs relate to purchased product lines. For fiscal years ended 1999, 1998 and 1997, the Company recorded $172, $-0- and $-0- of amortization, respectively.

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

Shareholders' Equity: In fiscal year 1999 and 1998, the Company repurchased 90,381 shares for $1,084 and 10,342 shares for $131, respectively, of its common stock under a stock repurchase program adopted in September 1997. In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765 under a stock repurchase program adopted in December 1996. The Company used its available capital resources to fund the purchases under both repurchase programs. The repurchased stock is being held by the Company as treasury stock and is available to be used in meeting the Company's obligations under its present and future stock option plans and for other corporate purposes. In May 1999, the Company terminated the stock repurchase program adopted in September 1997.

Cash Equivalents: The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents are reflected at the lower of cost or market.

Marketable Securities: Marketable securities at June 25, 1999, consisted of municipal bonds and equity securities. The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), in accounting for marketable securities. Under Statement 115, the Company classifies all of its marketable securities as available-for-sale and records them at fair value. Unrealized holding gains and losses are excluded from income and are recorded directly to shareholders' equity in accumulated other comprehensive income, net of related deferred income taxes.

Net income (loss) per share: Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128), became effective for financial statements issued for periods ending after December 15, 1997. The Company adopted this statement in the second quarter of fiscal year 1998 and has restated prior periods presented as required. Implementation of this Statement did not have a material effect on the Company's consolidated financial statements.

Basic earnings (loss) per share are computed based on the weighted average number of common shares outstanding, excluding any dilutive options and awards. Dilutive net income (loss) per share is computed based on the weighted average number of common shares outstanding plus the dilutive effect of options. The dilutive effect of options is calculated under the treasury stock method using the average market price for the period. Net income (loss) per share is calculated as follows:


                                                                   YEAR ENDED
                                                JUNE 25,            JUNE 26,              JUNE 27,
                                                  1999                1998                  1997
---------------------------------------------------------------------------------------------------
Income from continuing
  operations                                $   10,455            $   7,317            $    4,257
Gain (loss) from
  discontinued operations                          397                  928               (10,435)
---------------------------------------------------------------------------------------------------
Net income (loss)                           $   10,852            $   8,245            $   (6,178)
---------------------------------------------------------------------------------------------------
Basic shares outstanding                         9,137                9,148                 9,504
Common stock equivalents                           361                  253                   134
---------------------------------------------------------------------------------------------------
Dilutive potential
common shares                                    9,498                9,401                 9,638
---------------------------------------------------------------------------------------------------
Net income (loss) per share - (basic):
Continuing operations                       $     1.15         $       0.80         $        0.45
Discontinued operations                           0.04                 0.10                 (1.10)
---------------------------------------------------------------------------------------------------
Net income (loss)                           $     1.19         $       0.90         $       (0.65)
---------------------------------------------------------------------------------------------------
Net income (loss) per share - (diluted):
Continuing operations                       $     1.10         $       0.78         $        0.44
Discontinued operations                           0.04                 0.10                 (1.08)
---------------------------------------------------------------------------------------------------
Net income (loss)                           $     1.14         $       0.88         $       (0.64)
---------------------------------------------------------------------------------------------------


Product Warranty: The Company warrants its products against defects in materials and workmanship, generally for three to five years depending upon product lines. A provision for estimated future costs relating to warranty expense is recorded when product is shipped, based upon historical claims history and specifically identified warranty exposures.

                                               C-Cor.net 1999 Annual Report   27

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

Restructuring Costs: On June 25, 1998, the Company announced the closing of its manufacturing plant located in Reedsville, Pennsylvania. As a result of this action, the Company incurred restructuring charges in the fourth quarter of its fiscal year 1998 of $625. The restructuring charge represented salaries and benefits for approximately 143 employees affected by the plant closing. The work force reduction occurred during the first quarter of fiscal year 1999, thereby eliminating the restructuring accrual at June 25, 1999.

At June 26, 1998, the Company had a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for the building and improvements located in Reedsville, Pennsylvania. On August 10, 1998, the Company purchased the facility using its available capital resources and expects to sell the facility at a price in excess of its net carrying value. The facility has been reclassified from property, plant and equipment to property held-for-sale, which is included in other current assets on the consolidated balance sheet as of June 25, 1999, with a carrying value of $1,281.

Comprehensive Income: In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which requires net unrealized investment gains or losses on the Company's available-for-sale securities and net foreign exchange gains or losses on translation, which previously were reported directly in shareholders' equity, to be included in accumulated other comprehensive income in the consolidated balance sheet and in the disclosure of comprehensive income. The totals of other comprehensive income items and comprehensive income (which includes net income) are displayed separately in the consolidated statements of shareholders' equity. The adoption of this statement had no effect on net income or shareholders' equity.

The components of other comprehensive income (loss) and the related tax effects are as follows:

                                                INCOME
                                     AMOUNT       TAX    AMOUNT
                                     BEFORE     EXPENSE  NET OF
                                       TAX     (BENEFIT)  TAXES
-----------------------------------------------------------------
Fiscal year ended June 25, 1999
Unrealized holding gain during
  the fiscal year                   $   7      $   3      $   4
Net foreign exchange loss              (2)        (1)        (1)
-----------------------------------------------------------------
Total other comprehensive
  income                            $   5      $   2      $   3
-----------------------------------------------------------------
Fiscal year ended June 26, 1998
Unrealized holding gain during
  the fiscal year                   $  12      $   5      $   7
Net foreign exchange gain              15          6          9
-----------------------------------------------------------------
Total other comprehensive
  income                            $  27      $  11      $  16
-----------------------------------------------------------------
Fiscal year ended June 27, 1997
Unrealized holding gain during
  the fiscal year                   $  12      $   5      $   7
Net foreign exchange loss            (112)       (45)       (67)
-----------------------------------------------------------------
Total other comprehensive
  income                            $(100)     $ (40)     $ (60)
-----------------------------------------------------------------

Accounting and Disclosure Changes: In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), which is effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB announced it was delaying the effective date of Statement 133 for one year, to fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company anticipates adopting this Statement in its fiscal year 2001 consolidated financial statements as required. Implementation of this Statement is not expected to have a material effect on the Company's consolidated financial statements.


B.   DISCONTINUED OPERATIONS

On July 10, 1997, the Company announced that it would discontinue its Digital Fiber Optics Transmission Products segment located in Fremont, California, in a nine-month wind-down process. An estimated loss on disposal, including write-offs of inventory and fixed assets and other costs from the measurement to the disposal date, were recorded in fiscal year 1997. The estimated loss, net of tax benefit of $1,974 on the disposal of the discontinued business segment, was $3,830 in fiscal year 1997.

28   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

The Company completed the phase-down of this operation as of March 1998. A gain on disposal of the discontinued business segment of $397, net of tax expense of $477, was recorded during the fiscal year ended 1999. The gain in fiscal year 1999 resulted primarily from settlement of certain warranty claims. The Company recorded a gain of $928, which includes a net tax benefit of $94 on the disposal of the discontinued segment in fiscal year 1998. In fiscal year 1998, the gain derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax loss from operations of the discontinued business segment was $6,605 for fiscal year 1997. The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571, recorded in the fourth quarter of fiscal year 1997.

Operating results for the discontinued business segment are segregated and reported as discontinued operations in the accompanying consolidated statements of operations. Summarized information relating to the discontinued operation for fiscal year 1997 is as follows:


                                                             JUNE 27, 1997
--------------------------------------------------------------------------
Net sales                                                     $      7,994
Costs and expenses                                                 (17,351)
--------------------------------------------------------------------------
Loss before income taxes                                            (9,357)
Income tax benefit                                                   2,752
--------------------------------------------------------------------------
Net loss                                                      $     (6,605)
--------------------------------------------------------------------------

The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated financial statements to separately identify them as net current assets (liabilities) related to the discontinued operations. These net assets consist of net working capital and other assets, less related liabilities as follows as of June 25, 1999, and June 26, 1998:

                                              JUNE 25, 1999  JUNE 26, 1998
--------------------------------------------------------------------------
Current assets:
   Accounts receivable                          $        16   $        150
   Notes receivable                                     796            981
   Deferred tax assets                                  474          1,602
   Other assets                                           -            156
--------------------------------------------------------------------------
                                                      1,286          2,889
--------------------------------------------------------------------------
Current liabilities:
   Accrued warranty and other                          (728)        (2,806)
   Allowance for disposal of
     discontinued operations                           (125)          (600)
--------------------------------------------------------------------------
                                                       (853)        (3,406)
--------------------------------------------------------------------------
Net current assets (liabilities)
 of discontinued operations                     $       433   $       (517)
--------------------------------------------------------------------------

 C.   MARKETABLE SECURITIES
Marketable securities as of June 25, 1999, and June 26, 1998, consisted of the following:

                                         GROSS           GROSS
                                      UNREALIZED      UNREALIZED
                       AMORTIZED        HOLDING        HOLDING           FAIR
                         COST            GAINS          LOSSES           VALUE
--------------------------------------------------------------------------------
June 25, 1999
Available for sale:
  Municipal bonds       $ 351           $  --           $  (9)          $ 342
  Equity securities       101               2              --             103
--------------------------------------------------------------------------------
                        $ 452           $   2           $  (9)          $ 445
--------------------------------------------------------------------------------
June 26, 1998
Available for sale:
  Municipal bonds       $ 366           $  --           $ (12)          $ 354
  Equity securities         2              --              --               2
--------------------------------------------------------------------------------
                        $ 368           $  --           $ (12)          $ 356
--------------------------------------------------------------------------------

Maturities of investment securities classified as available-for-sale at June 25, 1999, were as follows:

                                                      COST      VALUE
---------------------------------------------------------------------
Available for sale:
   Due after one year through five years          $    351    $   342
   Equity securities                                   101        103
---------------------------------------------------------------------
                                                  $    452    $   445
---------------------------------------------------------------------


 D.   INVENTORIES


                                                 JUNE 25, 1999    JUNE 26, 1998
-------------------------------------------------------------------------------
Finished goods                                    $      2,732     $      2,850
Work-in-process                                          2,588            1,755
Raw materials                                           16,095           12,770
-------------------------------------------------------------------------------
                                                  $     21,415     $     17,375
-------------------------------------------------------------------------------

Included in the amounts above are reserves of $2,024 at June 25, 1999, and $1,987 at June 26, 1998.

                                               C-Cor.net 1999 Annual Report   29

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

E. PROPERTY, PLANT AND EQUIPMENT


                             JUNE 25, 1999  JUNE 26, 1998
---------------------------------------------------------
Land                          $       468    $        468
Building and improvements
   under capital lease                  -           1,727
Buildings                          10,760          10,683
Machinery and equipment
   under capital lease                 38              39
Machinery and equipment            46,611          41,515
Leasehold improvements                975             875
---------------------------------------------------------
                                   58,852          55,307
Less accumulated depreciation
   and amortization                34,311          27,556
---------------------------------------------------------
                              $    24,541    $     27,751
---------------------------------------------------------


F. INTANGIBLE ASSETS


                             JUNE 25, 1999  JUNE 26, 1998
---------------------------------------------------------
Cost of intangibles:
   Patents and trademarks     $     1,045    $      1,045
   Licensing costs                    250             250
---------------------------------------------------------
                                    1,295           1,295
---------------------------------------------------------
Less accumulated amortization:
   Patents and trademarks     $      (116)   $          -
   Licensing costs                    (56)              -
---------------------------------------------------------
                                     (172)              -
---------------------------------------------------------
Net book value                $     1,123    $      1,295
---------------------------------------------------------


G. LINE-OF-CREDIT

At June 25, 1999, and June 26, 1998, the Company had no short-term borrowings outstanding on its revolving line-of-credit. On this line-of-credit, the Company may borrow the lesser of $25,000, net of outstanding letters of credit up to a $2,000 sub-limit, or a percentage of eligible accounts receivable and inventory. The borrowings bear interest at various rates generally equal to the London Interbank Offered Rate (LIBOR) plus 1.00% and require compliance with certain covenants. Interest is payable in 30 days as billed. The line-of-credit agreement is committed through December 31, 1999. Accounts receivable and inventory collateralize the borrowings. Based upon the Company's analysis of eligible accounts receivable and inventory, approximately $23,300 was available to borrow as of June 25, 1999. On August 9, 1999, the Company replaced this revolving line-of-credit agreement with a new credit agreement (Reference Note
S).


H. LONG-TERM DEBT


                              JUNE 25, 1999 JUNE 26, 1998
---------------------------------------------------------
Notes payable                 $     4,392    $      4,909
Capital lease obligations               -           1,458
---------------------------------------------------------
                                    4,392           6,367
Less current portion                  759             854
---------------------------------------------------------
                              $     3,633    $      5,513
---------------------------------------------------------

Notes Payable: The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $539 for construction of the Tipton, Pennsylvania, manufacturing facility. The PIDA borrowing has an interest rate of 3%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $4 are required through 2006. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 25, 1999, was $264.

The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $1,952 for 40% of the cost of building expansion at its manufacturing facility in State College, Pennsylvania. The PIDA borrowing has an interest rate of 2%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $13 are required through 2010. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 25, 1999, was $1,528.

On October 19, 1998, the Company borrowed $3,000 under a term loan facility with a bank. The term loan requires monthly principal payments of $50, plus interest based on a one-to-three month variable rate at LIBOR plus 1.15%, through 2003. The Company is using a derivative financial instrument to reduce its exposure to market risk resulting from interest rates. On October 20, 1998, the Company entered into an interest rate swap agreement that fixes the interest rate at 6.14% on the notional amount of floating rate debt through October 21, 2003. The financial institution, as counterparty to the agreement, will pay the Company a floating interest rate based on a one-month LIBOR rate during the term of the agreement in exchange for the Company paying the fixed interest rate. Interest payments are made monthly. The Company is at risk of loss from this swap agreement in the event of nonperformance by the counterparty. The Company believes this risk to be minimal. The principal balance under this term loan at June 25, 1999, was $2,600.

On August 20, 1998, the Company paid off the remaining balances of two loans obtained from the Pennsylvania Sunny Day Fund. The original principal balance of the loans totaled $4,500, which funded the expansion and renovation of the Company's State College facility. The two notes evidencing the funding had an

30   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

renovation of the Company's State College facility. The two notes evidencing the funding had an interest rate of 2%, which was contingent upon meeting certain job creation commitments. The first note was for $488 with an original maturity of 15 years, and the second was for $4,012 with an original maturity of 7 years. Monthly payments of principal and interest of $3 and $51, respectively, were required on these notes through the years 2010 and 2002, respectively. Certain equipment collateralized the borrowing. The loan balances were paid off in order to eliminate certain restrictive covenants associated with the loan agreements. The principal balances of the two loans paid off were $409 and $2,506, respectively.

Capital Lease Obligations: As a result of the Company's decision on June 25, 1998, to close its manufacturing facility located in Reedsville, Pennsylvania, the Company executed its option to purchase the building and improvements for approximately $1,454, plus closing costs, under the Lease/Option to Purchase Agreement it had with the MCIDC on August 10, 1998. The Company was the guarantor of several borrowing commitments by the MCIDC for financing the $1,727 cost of the project. The lease called for a monthly payment of $14, which was equal to the monthly principal and interest of the various borrowing commitments by the MCIDC through 2010. The original term of the lease was for 15 years with the option to purchase the leased premises at any time during the lease term for the outstanding balance of the borrowing commitments plus closing costs. The borrowing commitments carried a weighted-average interest rate of 4.7%. For financial accounting purposes, the lease was accounted for during fiscal year 1998 as a capital lease and, accordingly, an asset and liability were recorded. As of June 25, 1999, the building and improvements were reclassified as property held-for-sale as part of other current assets in the consolidated balance sheet.

Long-term debt at June 25, 1999, had scheduled maturities as follows:

                                                  FISCAL YEAR ENDING
--------------------------------------------------------------------------------
                                                          2000       $    759
                                                          2001            762
                                                          2002            766
                                                          2003            770
                                                          2004            173
                                                    Thereafter          1,162
--------------------------------------------------------------------------------
                                                                     $  4,392
--------------------------------------------------------------------------------

Total interest paid on the line-of-credit (Reference Note G) and long-term debt was $229, $335 and $304 for fiscal years ended 1999, 1998 and 1997, respectively.

Operating Leases: The Company leases real property and other equipment under operating leases. Certain leases are renewable and provide for the payment of real estate taxes and other occupancy expenses. At June 25, 1999, the future minimum lease payments for noncancelable leases with remaining lease terms in excess of one year were as follows:


                                                 FISCAL YEAR ENDING
--------------------------------------------------------------------------------
                                                            2000       $  1,407
                                                            2001          1,411
                                                            2002          1,353
                                                            2003            408
                                                            2004            415
                                                      Thereafter          1,050
--------------------------------------------------------------------------------
                                                                       $  6,044
--------------------------------------------------------------------------------

Rent expense relating to continuing operations was $1,402, $859 and $748 for fiscal years ended 1999, 1998 and 1997, respectively.


I.   STOCK AWARD PLANS

In October 1998, the Company adopted a Stock Incentive Plan ("1998 Incentive Plan"), which provides for several types of equity-based incentive compensation awards. Awards, when made, may be in the form of stock options, restricted shares, performance shares and performance units. Stock options granted to employees and directors are at a price not less than 100% of the fair market value of such shares on the date of grant. Stock options granted to certain employees begin vesting in cumulative annual installments of 25% per year beginning one year after the date of grant. Options granted to non-employee directors are exercisable one year after grant. During fiscal year 1999, 2,000 restricted shares and 11,000 performance shares were awarded under the 1998 Incentive Plan. The restricted shares had an aggregate value of $22, which is being amortized over a vesting period through June 2001. The performance shares represent a right to receive common stock of the Company based upon achievement of certain performance criteria over a performance period through June 2000. Compensation expense related to the performance shares is based on the current market price of the Company's common stock at the time the performance criteria is satisfied.

                                                 C-Cor.net 1999 Annual Report 31

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

The Company's previous stock option plans provided for the grant of options to employees with an exercise price per share of at least the fair market value of such shares on the date prior to grant, and to directors with an exercise price equal to the fair market value on the date of grant. Stock options granted to certain employees vest in cumulative annual installments of either 20% or 25% per year beginning one year after the date of grant. Options granted to non-employee directors were exercisable one year after grant. Certain options held by the Chairman were exercisable immediately.

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

                                                     YEAR ENDED
                                         JUNE 25,     JUNE 26,     JUNE 27,
                                           1999         1998         1997
--------------------------------------------------------------------------------
Net income (loss):
   As reported                          $  10,852     $  8,245    $ (6,178)
   Pro forma                            $   8,239     $  6,977    $ (6,396)

Net income (loss) per share:
  Basic:
   As reported                          $    1.19     $   0.90    $  (0.65)
   Pro forma                            $    0.90     $   0.76    $  (0.67)

  Diluted:
   As reported                          $    1.14     $   0.88    $  (0.64)
   Pro forma                            $    0.87     $   0.74    $  (0.66)


The per share weighted-average fair values of stock options granted during fiscal years 1999, 1998 and 1997 were $15.92, $9.81 and $4.28, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighed-average assumptions:

Fiscal year 1999-expected dividend yield 0%, risk-free interest rate of 5.0 %, a volatility factor of the expected market price of the Company's common stock of
 .7395, and a weighted-average expected life of approximately 4 years.

Fiscal year 1998-expected dividend yield 0%, risk-free interest rate of 5.72%, a volatility factor of the expected market price of the Company's common stock of
 .4913, and a weighted-average expected life of approximately 4 years.

Fiscal year 1997-expected dividend yield 0%, risk-free interest rate of 6.38%, a volatility factor of the expected market price of the Company's common stock of
 .5941, and a weighted-average expected life of approximately 4 years.

The fair value of stock options included in the pro forma amounts for fiscal years 1999, 1998 and 1997 is not necessarily indicative of future effects on net income and net income per share.

32   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

A summary of the status of the Company's stock option plans as of June 25, 1999, June 26, 1998, and June 27, 1997, and changes during the years ended on those dates is presented below:


  FISCAL YEARS ENDED:                     JUNE 25, 1999        JUNE 26, 1998          JUNE 27, 1997
--------------------------------------------------------------------------------------------------------------
                                                 WEIGHTED-              WEIGHTED-             WEIGHTED-
                                                  AVERAGE                AVERAGE               AVERAGE
                                                 EXERCISE               EXERCISE              EXERCISE
                                        SHARES     PRICE      SHARES      PRICE     SHARES      PRICE
--------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     1,418,260    $ 13.72     751,449    $ 14.71    776,542    $ 15.08
Granted                                729,168    $ 20.42     836,404    $ 12.86    118,000    $ 14.99
Exercised                             (111,719)   $ 10.64     (33,531)   $  7.80    (27,205)   $  8.32
Canceled                               (86,118)   $ 14.51    (136,062)   $ 15.35   (115,888)   $ 19.02
--------------------------------------------------------------------------------------------------------------
Outstanding at end of year           1,949,591    $ 16.34   1,418,260    $ 13.72    751,449    $ 14.71
--------------------------------------------------------------------------------------------------------------
Options exercisable at end of year     614,766                470,950               433,292


The following table summarizes information about the Company's stock option plans as of June 25, 1999:

                                    OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------
                         NUMBER         WEIGHTED-AVG.                         NUMBER
RANGE OF               OUTSTANDING        REMAINING      WEIGHTED AVG.      EXERCISABLE     WEIGHTED AVG.
EXERCISE PRICE         AT 6/25/99     CONTRACTUAL LIFE  EXERCISE PRICE      AT 6/25/99     EXERCISE PRICE
--------------------------------------------------------------------------------------------------------------
$2.75 to $8.38          191,610          3.8 years         $   6.62           191,610         $    6.62
$8.50 to $14.13         386,209          6.2 years         $  10.60           102,802         $   10.86
$14.375 to $19.75       587,699          7.0 years         $  15.23           156,187         $   15.00
$20.12 to $25.50        712,363          7.7 years         $  21.89           112,299         $   21.89
$25.75 to $31.25         71,710          6.1 years         $  27.31            51,868         $   27.32
--------------------------------------------------------------------------------------------------------------
                      1,949,591          6.7 years         $  16.34           614,766         $   13.99
--------------------------------------------------------------------------------------------------------------


J.   INCOME TAXES
Total income tax expense (benefit) was allocated as follows:

                                                          YEAR ENDED
                                           JUNE 25,      JUNE 26,       JUNE 27,
                                              1999          1998          1997
--------------------------------------------------------------------------------
Income from continuing
operations                                  $ 5,739       $ 3,447       $ 1,446

Results of discontinued
operations                                       --            --        (2,752)

Gain (loss) on disposal of
discontinued operations                         477           (94)       (1,974)

Stockholders' equity,
for tax benefit derived
from exercise and sale
of stock option shares                          (94)          (57)          (71)
--------------------------------------------------------------------------------
                                            $ 6,122       $ 3,296       $(3,351)
--------------------------------------------------------------------------------

Income tax expense (benefit) attributable to continuing operations consisted of the following components:

                                                YEAR ENDED
                             JUNE 25,            JUNE 26,              JUNE 27,
                              1999                 1998                 1997
--------------------------------------------------------------------------------
 Current:
   Federal                   $ 6,457              $ 3,262              $ 1,493
   State                         614                  263                  (97)
   Foreign                        59                   39                  (98)
--------------------------------------------------------------------------------
                               7,130                3,564                1,298
--------------------------------------------------------------------------------
Deferred:
   Federal                    (1,183)                (105)                 133
   State                        (208)                 (12)                  15
--------------------------------------------------------------------------------
                              (1,391)                (117)                 148
--------------------------------------------------------------------------------
                             $ 5,739              $ 3,447              $ 1,446
--------------------------------------------------------------------------------


                                                 C-Cor.net 1999 Annual Report 33

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

A reconciliation of the effective income tax rate from continuing operations with the U.S. federal income tax rate of 35 percent applied to pretax income from continuing operations was as follows:

                                                    YEAR ENDED
                                   JUNE 25,          JUNE 26,         JUNE 27,
                                    1999              1998              1997
--------------------------------------------------------------------------------
Statutory rate                      35.0  %           35.0  %          35.0  %
State income taxes,
   net of federal tax                1.6               1.5             (1.7)
Tax effect of foreign
   income and losses                 -                 -               (2.8)
Tax effect of foreign
   sales corporation                (0.1)             (2.7)           (11.6)
Permanent differences                -                 0.2              3.0
Other                               (1.1)             (2.0)             3.5
--------------------------------------------------------------------------------
                                    35.4  %           32.0  %          25.4  %
--------------------------------------------------------------------------------


A tax benefit of $593, deriving from the Company's Foreign Sales Corporation
(FSC), was recorded in the third quarter of fiscal year 1997. The tax benefit resulted from reassessment of the Company's foreign sales transactions for fiscal years 1994, 1995 and 1996.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 25, 1999, and June 26, 1998, relating to continuing operations are presented at right:


                                                           JUNE 25,    JUNE 26,
                                                             1999        1998
--------------------------------------------------------------------------------
Gross deferred tax assets:
  Accounts receivable, principally due
  to allowance for doubtful accounts                       $   266      $   144
  Inventories, principally due to
  additional costs for tax purposes                            220          168
  Inventories, principally due to accrual
  for obsolescence                                             809          628
  Compensated absence, principally due
  to accrual for financial reporting purposes                  716          385
  Workers' compensation expense accrual
  for financial reporting purposes                             689          449
  Warranty expense accrual for financial
  reporting purposes                                           650          583
  Employee benefit plan accrual
  for financial reporting purposes                             375          224
  State net operating loss carryforwards                       320          206
  Alternative minimum tax
  credit carryforwards                                          --          228
  Other                                                        392          140
--------------------------------------------------------------------------------
  Total gross deferred tax assets                            4,437        3,155
Less valuation allowance                                        --           --
--------------------------------------------------------------------------------
  Net total deferred tax assets                              4,437        3,155
--------------------------------------------------------------------------------
Gross deferred tax liabilities:
  Plant and equipment, principally due
  to differences in depreciation                            (1,621)      (1,732)
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                        (1,621)      (1,732)
--------------------------------------------------------------------------------
Net deferred tax assets                                    $ 2,816      $ 1,423
--------------------------------------------------------------------------------
Reflected on attached consolidated
  balance sheets as:
  Current deferred tax assets                              $ 3,908      $ 2,797
  Non-current deferred tax liabilities                      (1,092)      (1,374)
--------------------------------------------------------------------------------
Net deferred tax assets, pertaining to
  continuing operations                                    $ 2,816      $ 1,423
--------------------------------------------------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the State gross deferred tax assets, the Company will need to generate future taxable income prior to the expiration of the State net operating loss carryforwards in 2008. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, there is no valuation allowance at June 25, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

34   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

At June 25, 1999, the Company had a State net operating loss carryforward of approximately $5,800, which is available to offset future State taxable income for varying periods through the fiscal year 2008.

The Company has not recognized a deferred tax liability for the basis differences and the undistributed earnings related to its foreign subsidiaries since the investment is essentially permanent in duration. Undistributed earnings were approximately $720 at June 25, 1999.

Cash paid for income taxes was $2,896, $1,914 and $1,071 in fiscal years 1999, 1998 and 1997, respectively.


K.   RETIREMENT PLANS
The Company has a retirement savings and profit sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participation is available to all employees meeting minimum service and age requirements.

The Company has a deferred compensation plan that does not qualify under section 401 of the Internal Revenue Code, which provides officers and key executives with the opportunity to participate in an unqualified deferred compensation plan. The total of net participant deferrals, which is reflected in other long-term liabilities, was $464 and $382 at June 25, 1999, and June 26, 1998, respectively.

The Company also has a deferred retirement salary plan, which is limited to certain officers. The Company has accrued the present value of the estimated future retirement benefit payments over the periods from the date of the agreements. The accrued balance of these plans, included in other long-term liabilities, was $865 and $659 at June 25, 1999, and June 26, 1998, respectively.

Total expenses for these plans were $1,158, $1,349 and $1,375 for fiscal years ended 1999, 1998 and 1997, respectively.


L.   ACCRUED LIABILITIES

                                                       JUNE 25,        JUNE 26,
                                                         1999            1998
--------------------------------------------------------------------------------
Accrued incentive plan expense                        $   1,788       $   1,716
Accrued vacation expense                                  1,791           1,435
Accrued salary expense                                      713             719
Accrued payroll and sales tax expense                     1,393             903
Accrued warranty expense                                  1,624           1,716
Accrued workers' compensation
  self-insurance expense                                  1,724           1,319
Accrued restructuring costs                                --               625
Accrued income tax payable                                3,304             473
Accrued other                                             1,664           1,339
--------------------------------------------------------------------------------
                                                      $  14,001       $  10,245
--------------------------------------------------------------------------------

M.   OTHER EXPENSE (INCOME)


                                                         YEAR ENDED
                                            JUNE 25,      JUNE 26,     JUNE 27,
                                              1999          1998         1997
--------------------------------------------------------------------------------
Investment income                            $ (98)        $ (27)       $(110)
Loss (gain) on foreign
  currency transactions                          4           164          (58)
Other, net                                     245           247          (82)
--------------------------------------------------------------------------------
                                             $ 151         $ 384        $(250)
--------------------------------------------------------------------------------

N.   CONCENTRATION OF CREDIT RISK

The Company's customers are primarily in the CATV industry. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. At June 25, 1999, and June 26, 1998, accounts receivable from customers in the CATV industry were approximately $28,404 and $19,286, respectively. Receivables are generally due within 30 days. Credit losses are provided for in the consolidated financial statements and have consistently been within management's expectations.

Sales to two customers were $47,592 (28%) and $29,745 (17%), respectively, in fiscal year 1999. Sales to one customer were $47,098 (31%) in fiscal year 1998. Sales to one customer were $48,026 (36%) in fiscal year 1997.

                                                 C-Cor.net 1999 Annual Report 35

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

O.   COMMITMENTS AND
     CONTINGENCIES

The Company had an established letter of credit of $1,700 at June 25, 1999, for its self-insured workers' compensation program.

P.   QUARTERLY RESULTS OF
     OPERATIONS (UNAUDITED)

                                           FIRST         SECOND         THIRD         FOURTH
1999                                      QUARTER        QUARTER       QUARTER        QUARTER         1999
------------------------------------------------------------------------------------------------------------
Net sales                               $   33,216    $   36,847    $   44,144   $    57,074   $    171,281
Gross profit                                 7,591         9,108        10,225        15,233         42,157
Income from continuing operations            1,381         1,882         2,805         4,387         10,455
Discontinued operations                        288            16          --              93            397
Net income                                   1,669         1,898         2,805         4,480         10,852
------------------------------------------------------------------------------------------------------------
Net income per share - (basic):
   Continuing operations                $     0.15    $     0.21    $     0.31    $     0.48    $      1.15
   Discontinued operations                    0.03          0.00          0.00          0.01           0.04
Net income                              $     0.18    $     0.21    $     0.31    $     0.49    $      1.19
------------------------------------------------------------------------------------------------------------
Net income per share - (diluted):
   Continuing operations                $     0.15    $     0.20    $     0.30    $     0.45    $      1.10
   Discontinued operations                    0.03          0.00          0.00          0.01           0.04
Net income                              $     0.18    $     0.20    $     0.30    $     0.46    $      1.14
------------------------------------------------------------------------------------------------------------


1998                                        FIRST       SECOND           THIRD       FOURTH
                                           QUARTER      QUARTER         QUARTER     QUARTER(1)       1998
------------------------------------------------------------------------------------------------------------
Net sales                               $   37,065    $   37,185    $   40,248   $    37,646    $   152,144
Gross profit                                 8,592         8,061         8,674         9,260         34,587
Income from continuing operations            1,881         1,586         1,877         1,973          7,317
Discontinued operations                       --            --             363           565            928
Net income                                   1,881         1,586         2,240         2,538          8,245
------------------------------------------------------------------------------------------------------------
Net income per share - (basic):
   Continuing operations                $     0.21    $     0.17    $     0.20    $     0.22    $      0.80
   Discontinued operations                    0.00          0.00          0.04          0.06           0.10
Net income                              $     0.21    $     0.17    $     0.24    $     0.28    $      0.90
------------------------------------------------------------------------------------------------------------
Net income per share - (diluted):
   Continuing operations                $     0.20    $     0.17    $     0.20    $     0.21    $      0.78
   Discontinued operations                    0.00          0.00          0.04          0.06           0.10
Net income                              $     0.20    $     0.17    $     0.24    $     0.27    $      0.88
------------------------------------------------------------------------------------------------------------

     (1) Results from continuing operations for the fourth quarter of fiscal year 1998 include a provision for restructuring costs of $625

36   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

Q.   LITIGATION

As previously reported in the Company's Annual Report for the fiscal year ended June 27, 1997, on or about March 31, 1995, certain shareholders of the Company filed a complaint in the United States District Court for the Eastern District of Pennsylvania against the Company and its Chief Executive Officer alleging violations of Sections 10 (b) and 20 (a) of the Securities Exchange Act of 1934 and common law. On September 27, 1997, a tentative settlement was reached with respect to this litigation and the settlement amount was recorded in the financial statements during the first quarter of fiscal year 1998. On July 14, 1998, the United States District Court for the Eastern District of Pennsylvania approved the settlement reached by the parties and dismissed the case with prejudice.

R.   SEGMENT INFORMATION

The Company adopted the Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (Statement
131), in fiscal year 1999. In fiscal year 1999 and 1998, the Company operated in one industry segment, the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications and technical services primarily to the CATV market. In fiscal year 1997, the Company operated in two industry segments: the Electronic Distribution Products segment and the Digital Fiber Optics Transmission Products segment, which has been reported as a discontinued business segment and provided products for long-distance, point-to-point video, voice and data signal transmission applications, primarily for telephony, distance-learning and other non-CATV markets. On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment.

Information about industry segments for fiscal years 1999, 1998 and 1997 is as follows:

                                     CONTINUING      DISCONTINUED
                                     OPERATIONS       OPERATIONS        TOTAL
--------------------------------------------------------------------------------
Year ended June 25, 1999
--------------------------------------------------------------------------------
Total revenue                        $ 171,281        $    --        $ 171,281
--------------------------------------------------------------------------------
Operating income                        16,423             --           16,423
--------------------------------------------------------------------------------
Interest income                             98             --               98
--------------------------------------------------------------------------------
Interest expense                           229             --              229
--------------------------------------------------------------------------------
Income tax expense                       5,739            477            6,216
--------------------------------------------------------------------------------
Identifiable assets at
   June 25, 1999                        93,664          1,286           94,950
--------------------------------------------------------------------------------
Capital expenditures                     6,121             --            6,121
--------------------------------------------------------------------------------
Depreciation and
   amortization                          7,978             --            7,978
--------------------------------------------------------------------------------
Year ended June 26, 1998
--------------------------------------------------------------------------------
Total revenue                        $ 152,144        $    --        $ 152,144
--------------------------------------------------------------------------------
Operating income                        11,099             --           11,099
--------------------------------------------------------------------------------
Interest income                             27             --               27
--------------------------------------------------------------------------------
Interest expense                           335             --              335
--------------------------------------------------------------------------------
Income tax expense (benefit)             3,447            (94)           3,353
--------------------------------------------------------------------------------
Identifiable assets at
   June 26, 1998                        75,518          2,889           78,407
--------------------------------------------------------------------------------
Capital expenditures                     8,782             --            8,782
--------------------------------------------------------------------------------
Depreciation and
   amortization                          6,100             --            6,100
--------------------------------------------------------------------------------
Year ended June 27, 1997
--------------------------------------------------------------------------------
Total revenue                        $ 131,941        $ 7,994        $ 139,935
--------------------------------------------------------------------------------
Operating income (loss)                  6,021         (9,357)          (3,336)
--------------------------------------------------------------------------------
Interest income                            110             --              110
--------------------------------------------------------------------------------
Interest expense                           318             --              318
--------------------------------------------------------------------------------
Income tax expense (benefit)             1,446         (1,974)            (528)
--------------------------------------------------------------------------------
Identifiable assets at
   June 27, 1997                        69,604          7,530           77,134
--------------------------------------------------------------------------------
Capital expenditures                     5,884            698            6,582
--------------------------------------------------------------------------------
Depreciation and
   amortization                          4,910          1,388            6,298
--------------------------------------------------------------------------------


                                                 C-Cor.net 1999 Annual Report 37

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

The company and subsidiaries operate in various geographic areas as indicated by the following:


                                           U.S.           CANADA      EUROPE      ELIMINATIONS     TOTAL
-----------------------------------------------------------------------------------------------------------
Year ended June 25, 1999
-----------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers:
   Domestic                            $ 152,112       $     421    $     236     $       -     $  152,769
   Export                                 18,512               -            -             -         18,512
Transfers between geographic areas           162               -            -          (162)             -
-----------------------------------------------------------------------------------------------------------
Total revenue                            170,786             421          236          (162)       171,281
-----------------------------------------------------------------------------------------------------------
Operating income (loss)                   16,735            (280)         (32)            -         16,423
-----------------------------------------------------------------------------------------------------------
Interest income                               98               -            -             -             98
-----------------------------------------------------------------------------------------------------------
Interest expense                             229               -            -             -            229
-----------------------------------------------------------------------------------------------------------
Income tax expense                         5,739               -            -             -          5,739
-----------------------------------------------------------------------------------------------------------
Identifiable assets at June 25, 1999      92,672             509          483             -         93,664
-----------------------------------------------------------------------------------------------------------
Capital expenditures                       6,121               -            -             -          6,121
-----------------------------------------------------------------------------------------------------------
Depreciation and amortization              7,942              12           24             -          7,978
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Year ended June 26, 1998
-----------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers:
   Domestic                            $ 120,237       $   1,635    $     146     $       -     $  122,018
   Export                                 30,126               -            -             -         30,126
Transfers between geographic areas           798               -            -          (798)             -
-----------------------------------------------------------------------------------------------------------
Total revenue                            151,161           1,635          146          (798)       152,144
-----------------------------------------------------------------------------------------------------------
Operating income                          10,620             290          189             -         11,099
-----------------------------------------------------------------------------------------------------------
Interest income                               25               -            2             -             27
-----------------------------------------------------------------------------------------------------------
Interest expense                             334               -            1             -            335
-----------------------------------------------------------------------------------------------------------
Income tax expense                         3,470               8          (31)            -          3,447
-----------------------------------------------------------------------------------------------------------
Identifiable assets at June 26, 1998      74,283             954          281             -         75,518
-----------------------------------------------------------------------------------------------------------
Capital expenditures                       8,781               1            -             -          8,782
-----------------------------------------------------------------------------------------------------------
Depreciation and amortization              6,064              12           24             -          6,100
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Year ended June 27, 1997
-----------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers:
   Domestic                            $ 106,785       $   1,523    $     751     $       -     $  109,059
   Export                                 22,882               -            -             -         22,882
Transfers between geographic areas           (95)              -            -            95              -
-----------------------------------------------------------------------------------------------------------
Total revenue                            129,572           1,523          751            95        131,941
-----------------------------------------------------------------------------------------------------------
Operating income                           5,842             162           17             -          6,021
-----------------------------------------------------------------------------------------------------------
Interest income                              105               -            5             -            110
-----------------------------------------------------------------------------------------------------------
Interest expense                             317               -            1             -            318
-----------------------------------------------------------------------------------------------------------
Income tax expense                         1,348             100           (2)            -          1,446
-----------------------------------------------------------------------------------------------------------
Identifiable assets at June 27, 1997      67,464           1,542          598             -         69,604
-----------------------------------------------------------------------------------------------------------
Capital expenditures                       5,852               6           26             -          5,884
-----------------------------------------------------------------------------------------------------------
Depreciation and amortization              4,847              12           51             -          4,910
-----------------------------------------------------------------------------------------------------------

38   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

S.   SUBSEQUENT EVENTS

On July 9, 1999, the Company consummated a merger with Convergence, a Georgia corporation, whereby Convergence became a wholly-owned subsidiary of the Company. As consideration for the merger, each outstanding share of common stock of Convergence was converted into one share of the Company's common stock for an aggregate of 1,433,323 shares of the Company's common stock. Each outstanding warrant to acquire Convergence common stock was converted into a warrant to acquire the Company's common stock for an aggregate of warrants to acquire 366,930 shares of the Company's common stock. The merger is being accounted for under the pooling-of-interests method of accounting.

On July 13, 1999, the Company signed an Agreement and Plan of Merger with SVCI, a California corporation, whereby SVCI will become a wholly-owned subsidiary of the Company. The acquisition is expected to be completed in the fall of 1999. As consideration for the merger, each outstanding share of common stock of SVCI will be converted into the right to receive .094534 shares of the Company's common stock for an aggregate of 1,531,521 shares of the Company's common stock (subject to reduction pursuant to certain escrow arrangements). Outstanding stock options and warrants to acquire SVCI common stock will be converted into stock options and warrants to acquire the Company's common stock, using the same conversion ratio (with appropriate adjustment to the exercise price) for an aggregate of stock options and warrants to acquire 397,911 shares of the Company's common stock. It is anticipated that the merger will be accounted for under the pooling-of-interests method of accounting.

The Company anticipates recording a one-time charge related to the business combinations in its first quarter of fiscal year 2000. The one-time charge will include the transaction costs, as well as employee severance payments and write-off of assets related to existing fiber optic products that will become obsolete and be replaced by the SVCI product line.

The following unaudited pro forma summary presents the consolidated financial statement data as if the merger with Convergence and pending merger with SVCI had been made at the beginning of the three fiscal year periods ending June 25, 1999. The pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred had the mergers actually been consummated as of such dates or of results which may occur in the future.


                                                        YEAR ENDED
                                            JUNE 25,      JUNE 26,     JUNE 27,
                                              1999          1998       1997 (a)
-------------------------------------------------------------------------------
Statements of Operations:
Net sales                                  $ 183,425    $ 153,919     $ 133,780
Gross profit                                  44,632       31,891        27,296
Income (loss) from
  continuing operations                         (683)         801           898
Discontinued operations                          397          928       (10,435)
Net income (loss)                               (286)       1,729        (9,537)
-------------------------------------------------------------------------------
Net income (loss) per share - (basic):
   Continuing operations                   $   (0.06)   $    0.07     $    0.07
   Discontinued operations                      0.04         0.08         (0.86)
   Net income (loss)                       $   (0.02)   $    0.15     $   (0.79)
-------------------------------------------------------------------------------
Net income (loss) per share - (diluted):
   Continuing operations                   $   (0.06)   $    0.06     $    0.07
   Discontinued operations                      0.04         0.08         (0.84)
   Net income (loss)                       $   (0.02)   $    0.14     $   (0.77)
-------------------------------------------------------------------------------
Weighted average common shares
  Basic                                       12,098       11,895        12,143
  Diluted                                     12,098       12,340        12,402
-------------------------------------------------------------------------------

(a) For fiscal year 1997, results of operations for Convergence are based on a calendar year ending December 31, 1997. This results in an overlapping period (July 1997 through December 1997) being included in the pro forma results of operations.


                                                   JUNE 25,            JUNE 26,
                                                     1999                1998
--------------------------------------------------------------------------------
Balance Sheet Data (at period end):
Working capital                                   $  31,519           $  27,541
Total assets                                        103,564              84,595
Total long-term obligations                           4,540               6,493
Shareholders' equity                                 59,914              58,501
--------------------------------------------------------------------------------


                                                C-Cor.net 1999 Annual Report 39

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                       (in thousands of dollars except share and per share data)

Credit Facilities

On August 9, 1999, the Company replaced its $25,000 revolving line-of-credit agreement with a new credit agreement established with three banks under which it may borrow up to $70,000. The agreement has two parts; $20,000 is available as a revolving line-of-credit, subject to an aggregate sub-limit of $2,000 for issuance of letters of credit. This revolving line-of-credit is committed through December 31, 1999. A pricing matrix has been established for credit pricing on this facility as a function of the Company's total funded indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio and is subject to adjustment quarterly. Interest on the borrowings under the credit agreement is determined at the Company's option by
(a) LIBOR plus a margin ranging from .75%-1.35%, (b) Federal funds rate plus a margin ranging from 1.15%-1.75% or (c) Prime rate plus a margin ranging from
 .25%-.50%. The second part is a 364 day standby acquisition facility which enables the Company to borrow up to $50,000 for strategic acquisitions and/or investments. Each draw on the facility may be extended for up to 84 months. A pricing matrix has been established for credit pricing on this facility which is also a function of the Company's total funded indebtedness to EBITDA ratio and is subject to adjustment quarterly. Interest on the borrowings under this part of the credit agreement would be determined at the Company's option by (a) LIBOR plus a margin ranging from .90%- 1.50% (b) Prime rate plus a margin ranging from
 .25%-.50% or (c) fixed at the banks' 5 or 7 year fixed rates through an interest rate swap.

In addition, the Company amended its existing $3,000 term loan to eliminate terms and conditions that govern that facility and replaced them with terms and conditions that have been entered into for the revolving line-of-credit and the standby facility. The outstanding balance on the term loan will be split among the three participating banks based on their pro-rated share of the total balance of combined credit facilities.

Borrowings on these facilities are unsecured, subject to a negative pledge on all business assets, and the Company is required to maintain certain financial ratios and indebtedness tests.


40   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Reports
--------------------------------------------------------------------------------

FINANCIAL
REPORT


To the Shareholders:

The management of C-COR.net Corp. is responsible for the preparation of all financial statements in this Annual Report. These statements were prepared in accordance with generally accepted accounting principles from the books and records maintained by the Company. Adequate accounting systems and financial controls are maintained to assure that these records reflect the transactions of the Company and that its assets are protected from loss or unauthorized use. In addition, the Audit Committee of the Board of Directors meets periodically with management and KPMG LLP to discuss financial reporting matters, the internal controls, and the scope and results of the audit.


/s/ William T. Hanelly

William T. Hanelly
Vice President - Finance,
Secretary and Treasurer
August 16, 1999


INDEPENDENT AUDITORS' REPORT


To the Board of Directors
C-COR. net Corp. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of C-COR.net Corp. and Subsidiaries as of June 25, 1999, and June 26, 1998, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mistatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-COR.net Corp. and Subsidiaries as of June 25, 1999, and June 26, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 25, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

KPMG LLP
State College, Pennsylvania
August 16, 1999

                                               C-Cor.net 1999 Annual Report   41

--------------------------------------------------------------------------------
Directors & Officers
--------------------------------------------------------------------------------


                                            Year first
DIRECTORS                                    elected

Richard E. Perry                              1985
Chairman of the Board/2/4/5/

David A. Woodle                               1998
President and Chief Executive Officer,
C-COR.net/2/4/


Donald M. Cook, Jr.                           1988
Retired President and Chief
Operating Officer,
SEMCOR, Inc./2/3/4/

I.N. Rendall Harper, Jr.                      1982
President, Chief Executive
Officer and Treasurer,
American Micrographics
Company, Inc./1/2/4/5/

Javad K. Hassan*                              1997
President, J.K. Hassan Assoc. LLC/1/4/6/

Anne P. Jones, Esq.                           1989
Telecommunications Consultant/1/3/4/5/

John J. Omlor                                 1989
President and Chief Executive Officer,
John J. Omlor Associates, Ltd./2/4/6/

Dr. Frank Rusinko, Jr.                        1990
Senior Scientist and Director,
Consortium for Premium Carbon Products
from Coal and Carbon Research Center,
College of Earth and Mineral Sciences of
The Pennsylvania State University/1/4/5/6/

Dr. James J. Tietjen                          1987
Dean, School of Technology Management,
The Stevens Institute of Technology/3/4/6/

/1/ Member of the Audit Committee
/2/ Member of the Executive Committee
/3/ Member of the Compensation Committee
/4/ Member of the Strategic Planning Committee
/5/ Member of the Nominating Committee
/6/ Member of the Technology Innovation Committee


*  Resigned from C-COR.net Board effective June 27, 1999


DIRECTORS EMERITI


Joseph C. Bates                               1982

Dr. John L. McLucas                           1982

Dr. Philip L. Walker, Jr.                     1960


OFFICERS

David A. Woodle
President and Chief Executive Officer

Mary G. Beahm
Vice President
Human Resources

David J. Eng
Senior Vice President
Worldwide Sales

Lawrence R. Fisher, Jr.
Vice President
Engineering

William T. Hanelly
Vice President
Finance, Secretary and Treasurer

Chris A. Miller
Vice President
Services

Donald F. Miller
Vice President
Operations and Manufacturing

Gerhard B. Nederlof
Senior Vice President
Marketing and Business Development

Joseph E. Zavacky
Controller and Assistant Secretary


42   C-Cor.net 1999 Annual Report

--------------------------------------------------------------------------------
Corporate Data
--------------------------------------------------------------------------------


ANNUAL MEETING                 October 19, 1999 at 9:00 a.m.
OF SHAREHOLDERS                Headquarters, C-COR.net
                               60 Decibel Road, State College, Pennsylvania


STOCK LISTING

The Common Stock of C-COR.net, traded in the Nasdaq Stock Market's National Market System, was first offered to the public in February 1981. The Nasdaq symbol is CCBL. The range of high and low price information as reported by Nasdaq follows:


-----------------------------------------------------------------------------------------------------------
Quarter Ending             Price                          Quarter Ending             Price
-----------------------------------------------------------------------------------------------------------
September 30, 1997         High          163/4            September 30, 1998         High          191/4
                           Low            813/16                                     Low           115/16
December 31, 1997          High          181/4            December 31, 1998          High          151/2
                           Low           14                                          Low           10
March 31, 1998             High          16               March 31, 1999             High          191/2
                           Low           127/8                                       Low           1315/16
June 30, 1998              High          19               June 30, 1999              High          297/16
                           Low           127/8                                       Low           171/8
-----------------------------------------------------------------------------------------------------------


C-COR.net has never paid a dividend. As of June 25, 1999, there were 513 shareholders of record of Common Stock.

GENERAL COUNSEL

McQuaide, Blasko, Schwartz,
Fleming & Faulkner, Inc.
State College, Pennsylvania

SEC COUNSEL

Ballard Spahr Andrews & Ingersoll, LLP
Philadelphia, Pennsylvania

INDEPENDENT AUDITORS

KPMG  LLP
State College, Pennsylvania

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

C-COR ON THE WEB

C-COR.net's web site (www.c-cor.com) provides a vast array of information, including company profile, news, product information, investor relations and more.

                                                 C-Cor.net 1999 Annual Report 43

Mission Statement

C-COR.net is dedicated to responsive customer service, innovative design and the manufacture of quality products. We will be a leader in communication technology. The Company will research and develop market opportunities within our expertise to enhance profitable growth.

WHAT WE STAND FOR - At C-COR.net, our business practices are guided by a respect for ourselves and a profound sense of responsibility to our employees, shareholders and customers.

EMPLOYEES - Nothing is more important to C-COR.net than the people who work here. To our people we pledge a good work environment, fair compensation, recognition of accomplishments, honesty in communications and understanding. In return, we expect a positive attitude, an honest effort in the workplace and a dedication to principles that we espouse.

CUSTOMERS - We realize the value of our customers, and we have committed ourselves to delivering a quality product at a fair price, to respond promptly to our customers' requests, to provide superior service and support and, most of all, to respect them and their needs.

SHAREHOLDERS - We recognize our responsibility to protect and nurture the investments of our shareholders. We will manage C-COR.net in a manner that will produce a fair return on investment while manifesting itself in capital appreciation. Our management will be cost-effective and efficient. We will be open and honest in communicating with shareholders, and we will conduct our business in an ethical manner.

SUPPLIERS - The criteria for choosing suppliers will be on the basis of quality, price and performance; we expect of them what our customers expect of us.

COMMUNITY - C-COR.net is dedicated to being a good corporate citizen wherever we do business. And, we believe in encouraging our employees to become involved in civic affairs. We expect our employees to conduct business in an ethical manner, to be dedicated in their efforts on behalf of the Company and to work to improve the quality of life in the workplace and the communities in which they live.

44  C-Cor.net 1999 Annual Report

                            [GRAPHIC APPEARS HERE]


    C-COR.net Corp.



    The Knowledge Source
    for Network Integrity...

                                                          ...The Product Source
                                       for Network Performance  C-COR.net Corp.

    The Knowledge Source
    for Network Integrity...

                                                         ...The Product Source
                                                       for Network Performance

                                 C-COR.net Corp.
                                 60 Decibel Road
                             State College, PA 16801
                                  814-238-2461
                                  800-233-2267
                                Fax 814-238-4065
                                 www. c-cor.com

                                 European Office
                                 P.O. Box 10.265
                                 1301 AG Almere
                                 The Netherlands
                                  31-36-5461111
                                Fax 31-36-5364255

                                 Canadian Office
                          377 MacKenzie Avenue, Unit 5
                          Ajax, Ontario LIS 2G2, Canada
                                  905-427-0366
                            800-427-2559 (in Canada)
                                Fax 905-428-0927

                             Regional Sales Offices
                         California, Colorado, Georgia,
                        Indiana, Minnesota, Pennsylvania,
                            North Carolina and Texas

                                    Hong Kong

                                                     C-Cor 1999 Annual Report 15